UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PETROL OIL AND GAS, INC.

(Name of small business issuer in its charter)

Nevada	1311	90-0066187
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Corporate Woods, Building 51

9393 West 110th Street, Suite 500

Overland Park, Kansas 66210

(913) 323-4925

(Address and telephone number of principal executive offices)

401 Pearson Ave., Waverly, Kansas 66871-9750

(Address of principal place of business or intended principal place of business)

Loren Moll, President

PETROL OIL AND GAS, INC.

3161 E. Warm Springs Road, Suite 300

Las Vegas, Nevada 89120

(702) 454-7318

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $0.001 par value	500,000	$0.75	$375,000	$47.51
Common Stock, $0.001 par value	688,861	$1.87	$1,288,170.07	$161.70
Common Stock, $0.001 par value	845,000	$1.35	$1,140,750	$144.53
Common Stock, $0.001 par value	5,633,333	$1.20	$6,760,000	$856.49
Common Stock, $0.001 par value	11,066,666	$1.50	$16,599,999	$1,953.82
Common Stock, $0.001 par value	3,520,000	$2.00	$7,040,000	$891.97
Common Stock, $0.001 par value	100,000	$2.50	$250,000	$29.43
Common Stock, $0.001 par value	1,813,333	$3.00	$5,430,000	$689.25
TOTAL	24,167,193		$38,883,919.07	$4,774.70

(1)	The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).
(2)	$5,268.96 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated July ___, 2007

Post-Effective Amendment No. 4 to Prospectus dated June 30, 2005.

PROSPECTUS

We originally prepared this prospectus to allow certain of our current stockholders to sell up to 24,167,193 shares of our common stock. The prospectus relates to the disposition by the selling security holders or their transferees, of up to 6,797,194 shares of our common stock already issued and outstanding, 12,111,666 shares of our common stock issuable upon the exercise of warrants held by the selling security holders, as well as 5,258,333 shares of our common stock issuable upon the conversion of a convertible note held by one of the selling security holders. As of the date of this Post-Effective Amendment No. 4, 10,741,666 of the 12,111,666 warrants held by the selling security holders remain unexercised and 1,679,217 shares of our common stock remain issuable upon conversion of the convertible note held by one of the selling security holders.

On June 30, 2005, the original registration statement on Form SB-2 relating to the resale of the shares by the selling security holders was declared effective by the Securities and Exchange Commission.

The selling security holders may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. The prices at which the selling security holders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds received by the selling security holders.

For a description of the plan of distribution of the shares, please see page 24 of this prospectus.

Our common stock is included for quotation on the over-the-counter bulletin board under the symbol “POIG.” The closing price for the common stock on June 21, 2007 was $0.33 per share.

We urge you to read carefully the “Risk Factors” section beginning on page 7 where we describe specific risks associated with an investment in Petrol Oil and Gas, Inc. and these securities before you make your investment decision.

________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

THE DATE OF THIS PROSPECTUS IS _____________, 2007.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in “Risk Factors” beginning on page 7.

Petrol Oil and Gas, Inc. (“Petrol”)

Petrol Oil and Gas, Inc. was incorporated in the State of Nevada in March of 2000 as Euro Technology Outfitters. On August 19, 2002 we acquired approximately 289 oil and gas mineral leases from Petrol Energy, and concurrently changed our name to Petrol Oil and Gas, Inc. Our common stock trades on the over-the-counter securities market through the National Association of Securities Dealers Automated Quotation Bulletin Board System, under the trading symbol “POIG”.

We are an oil and gas exploration, development and production company. Our properties are located in the Cherokee and Forrest City Basins along the Kansas and Missouri border. Our corporate strategy is to continue building value in the Company through the development and acquisition of gas and oil assets that exhibit consistent, predictable, and long-lived production. Our current focus is Coal Bed Methane reservoirs in the central U.S., which produce both Coal Bed Methane (“CBM”) and at times conventional gas.

On October 31, 2005, we entered into agreements with Laurus Master Fund, Ltd, establishing a credit facility of up to $50 million to support our expanded drilling program. Under the agreements, the first $10 million tranche broke escrow in November 2005. In April 2006, we received a second tranche of $5 million and in June 2006 we received a third tranche of $10,000,000.

The net proceeds derived from the Laurus Funds Financing Transaction have been utilized to drill and develop our Coal Bed Methane (CBM) gas fields in eastern Kansas primarily within our Coal Creek Project as well as for general operations and to install a gas gathering pipeline and processing system in the production areas.

Our principal executive office address and phone number is:

PETROL OIL AND GAS, INC.

Corporate Woods, Building 51
9393 West 110th Street, Suite 500
Overland Park, Kansas 66210
(913) 323-4925.

We also maintain an executive office at:

3161 E. Warm Springs Road, Suite 300
Las Vegas, NV 89120

(702) 454-7318

The Offering

Shares offered by the selling security holders...	13,943433 shares of common stock, $0.001 par value per share, which include:
- 1,522,550 shares of common stock owned by selling security holders;
- 10,741,666 shares of common stock that may be issued upon exercise of warrants; and
- 1,679,217 shares of common stock that may be issued upon conversion of convertible note.

Offering price...	Determined at the time of sale by the selling security holders.

Total shares of common stock outstanding as of June 22, 2007...	29,090,926

Number of shares of common stock outstanding after offering assuming the issuance of 10,741,666 shares of common stock that may be issued upon exercise of warrants and 1,679,217 shares of common stock that may be issued upon conversion of the convertible term note held by selling security holders (1)...	41,511,809

Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees...

We will not receive proceeds from the disposition of already outstanding shares of our common stock by selling security holders or their transferees.

We may receive proceeds of up to $20,692,499 upon the exercise of all the warrants, assuming the warrants are not exercised on a “cashless” basis. We intend to use the proceeds, if any, for working capital purposes.

(1)

We cannot assure you that the warrants will be exercised or that the convertible note will be converted by the selling security holders or that we will receive any cash from the exercise of the warrants.

Glossary

Throughout this prospectus we may use certain terms or phrases that are specific to the oil and gas industry. We have included a glossary, commencing on page 4, containing these terms and phrases. We encourage you to refer to the glossary to gain a better understanding of industry terms used throughout this prospectus.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	Three months ended March 31, (Unaudited)		Year Ended December 31, (Audited)
	2007	2006	2006	2005	2004	2003	2002	2001

Revenue	$1,611,408	$1,216,025	$6,532,798	$5,244,806	$866,924	$ -	$ -	$ -

Gross profit	1,611,408	1,216,025	6,532,798	5,244,806	866,924	-	-	-

Expenses:
Direct costs	754,038	585,855	2,908,693	3,084,494	221,339	-	-	-
Pipeline costs	265,328	154,010	910,739	230,944	-	-	-	-
General and administrative	250,868	364,715	1,649,028	1,616,334	607,617	343,941	63,737	349
Professional and consulting fees	148,014	591,794	1,957,177	2,577,970	1,906,036	1,374,754	639,508	-
Salaries and wages	82,496	51,474	262,436	264,049	225,745-	-	-	-
Salaries and wages – related party	157,221	148,404	753,009	234,636	166,667-	-	-	-
Depreciation, depletion and amortization	652,397	464,649	2,811,185	1,392,342	213,475	-	-	-
Acquisition costs	-	-	-	-	654,000	-	-	-
Total expenses	2,310,362	2,360,901	11,252,267	9,400,769	3,994,879	1,718,695	703,245	349

Net operating (loss)	(698,954)	(1,144,876)	(4,719,469)	(4,155,963)	(3,127,955)	(1,718,695)	(703,245)	(349)

Other income (expense):
Interest expense	(1,088,253)	(690,320)	(3,075,739)	(1,807,833)	(1,395,952)	(15,089)	-	-

Net (loss)	$(1,787,207)	$(1,835,196)	$ (7,795,208)	$(5,963,796)	$(4,523,907)	$(1,733,784)	$ (703,245)	$ (349)

Weighted average number of common shares outstanding – basic and fully diluted	29,090,926	28,033,096	28,770,494	25,632,220	20,647,542	14,721,438	8,338,208	6,454,360

Net (loss) per share – basic and fully diluted	$ (0.06)	$ (0.07)	$ (0.27)	$ (0.23)	$ (0.22)	$ (0.12)	$ (0.08)	$ (0.00)

Balance Sheet Data:	At March 31, 2007 (Unaudited)	As of December 31, (Audited)
		2006	2005	2004	2003	2002	2001

Total Assets	$33,264,175	$36,487,244	$26,927,034	$17,832,354	$ 2,577,447	$ 444,792	$ -
Total Liabilities	28,588,238	29,221,791	18,448,458	7,803,727	373,810	134,969	-
Stockholders’ Equity	$4,675,937	$ 7,265,453	$ 8,478,576	$10,028,627	$ 2,203,637	$ 309,823	$ -

GLOSSARY

Term	Definition

Adsorb	A process by which molecules are taken up on the surface of a solid by physical or chemical action. Large amounts of gases may be adsorbed on the surface of a porous material such as coal.

Barrel	In the energy industry, a barrel is a unit of volume measurement used for petroleum and is equivalent to 42 U.S. gallons measured at 60 ° Fahrenheit.

Basin	A depressed area where sediments have accumulated during geologic time and considered to be prospective for oil and gas deposits.

Blowout	An uncontrolled flow of oil, gas, water or mud from a wellbore caused when drilling activity penetrates a rock layer with natural pressures greater than the drilling mud in the borehole.

Coal rank

The classification of coal relative to other coals, according to their degree of metamorphism, or progressive alteration, in the natural series from lignite to anthracite. Synonymous with coal quality.

Coalbed Methane

The process by which plant material is converted to coal generates large quantities of methane gas, which is often stored within the coal. The presence of this gas is very well known due to underground coal mining, where it presents a serious safety risk. This is coalbed methane, often referred to as CBM. It is fairly different from a typical sandstone gas reservoir, as the methane is stored within the coal by a process called adsorption. The methane is in a near-liquid state, lining the inside of pores within the coal (called the matrix). The open fractures in the coal (called the cleats) can also contain free gas or can be saturated with water.

Coalification process

A progressive process (bacterial decay and heat) that turns decayed plant material (peat) into the various ranks of coal. The first stage (peat to lignite) is decay and the remaining stages are thermal. The major by-products are methane, carbon dioxide, and water.

Completion / Completing

A well made ready to produce oil or natural gas. Completion involves cleaning out the well, running and cementing steel casing in the hole, adding permanent surface control equipment, and perforating the casing so oil or gas can flow into the well and be brought to the surface.

Desorb	The release of materials (e.g., gas molecules) from being adsorbed onto a surface. The opposite of adsorb.

Development	The phase in which a proven oil or gas field is brought into production by drilling production (development) wells.

Division order	A contract for the sale of oil or gas, by the holder of a revenue interest in a well or property, to the purchaser (often a pipeline transmission company).

Drilling

The using of a rig and crew for the drilling, suspension, production testing, capping, plugging and abandoning, deepening, plugging back, sidetracking, redrilling or reconditioning of a well. Contrast to "Completion" definition.

Drilling logs

Recorded observations made of rock chips cut from the formation by the drill bit, and brought to the surface with the mud, as well as rate of penetration of the drill bit through rock formations. Used by geologists to obtain formation data.

Exploration

The phase of operations which covers the search for oil or gas by carrying out detailed geological and geophysical surveys followed up where appropriate by exploratory drilling. Compare to "Development" phase.

Farm out	Assignment or partial assignment of an oil and gas lease from one lessee to another lessee

Gathering line / system	A pipeline that transports oil or gas from a central point of production to a transmission line or mainline.

Gross acre	An acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned

Gross well	A well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

Held-By-Production (HBP)	Refers to an oil and gas property under lease, in which the lease continues to be in force, because of production from the property.

Land services

Services performed by an oil and gas company or agent, or landman, who negotiates oil and gas leases with mineral owners, cures title defects, and negotiates with other companies on agreements concerning the lease.

Logging (electric logging)	Process of lowering sensors into a wellbore to acquire downhole recordings that indicate a well's rock formation characteristics and indications of hydrocarbons

Methane	An organic chemical compound of hydrogen and carbon (i.e., hydrocarbon), with the simplest molecular structure (CH4)

Mineral Lease	A legal instrument executed by a mineral owner granting exclusive right to another to explore, drill, and produce oil and gas from a piece of land

Natural gas quality

The value of natural gas is calculated by its BTU content. A cubic foot of natural gas on the average gives off 1000 BTU, but the range of values is between 500 and 1500 BTU. Energy content of natural gas is variable and depends on its accumulations which are influenced by the amount and types of energy gases they contain: the more non-combustible gases in a natural gas, the lower the Btu value.

Net acre

A net acre is deemed to exist when the sum of fractional working interests owned in gross acres equals one. The number of net acres is the sum of fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Net well

A net well is deemed to exist when the sum of fractional working interests owned in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

Operator

A person, acting for himself or as an agent for others and designated to the state authorities as the one who has the primary responsibility for complying with its rules and regulations in any and all acts subject to the jurisdiction of the state

Pennsylvanian age	Geologic age of sediments deposited 320 to 286 million years ago

Permeability	The property of a rock formation which quantifies the flow of a fluid through the pore spaces and into the wellbore.

Pooled, Pooled Unit

A term frequently used interchangeably with "Unitization" but more properly used to denominate the bringing together of small tracts sufficient for the granting of a well permit under applicable spacing rules.

Proved Reserves

Estimated quantities of crude oil, natural gas, condensate, or other hydrocarbons that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in the future from known reservoirs under existing conditions using established operating procedures and under current governmental regulations.

Further definitions of oil and gas reserves, as defined by the SEC, can be found in Rule 4-10(a)(2)(i)-(iii) and Rule 4-10(a)(3) and (4). These Rules are available at the SEC’s website; http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas

Re-completion	Completion of an existing well for production from one formation or reservoir to another formation or reservoir that exists behind casing of the same well.

Reserves	Generally the amount of oil or gas in a particular reservoir that is available for production.

Reservoir	The underground rock formation where oil and gas has accumulated. It consists of a porous rock to hold the oil or gas, and a cap rock that prevents its escape

Reservoir Pressure	The pressure at the face of the producing formation when the well is shut-in. It equals the shut in pressure at the wellhead plus the weight of the column of oil in the hole.

Shut-in well	A well which is capable of producing but is not presently producing. Reasons for a well being shut-in may be lack of equipment, market or other.

Stratigraphic Trap	A variety of sealed geologic containers capable of retaining hydrocarbons, formed by changes in rock type or pinch-outs, unconformities, or sedimentary features.

Structural Trap	A variety of sealed geologic structures capable of retaining hydrocarbons, such as a faults or a folds.

Tight gas sandstones	Low permeability (having lower capacity to flow fluids through pore spaces) sedimentary rocks with natural gas occurring in the pore spaces. Contrast to high permeability sandstone definition.

Undeveloped acreage	Leased acreage which has yet to be drilled on to test the potential for hydrocarbons.

Unitize, Unitization	Joint operations to maximize produced hydrocarbon recovery among separate operators within a common reservoir

Western Interior Basin	Ancient inland sea and area of sediment deposition which divided North America into two separate landmasses in the Late Cretaceous Period, approximately 75 to 80 million years ago.

Working Interest

The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

RISK FACTORS

Investing in our common stock will provide you with an equity ownership in Petrol Oil and Gas, Inc. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions, and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock. As of the date of this filing, our management is aware of the following material risks.

Risks Associated with Laurus Funds Financing

We have substantial indebtedness to Laurus Master Fund, Ltd. which is secured by all of our assets. If an event of default occurs under the secured notes issued to Laurus Funds, Laurus Funds may foreclose on all of our assets and we may be forced to curtail our operations or sell some or all of our assets to repay the notes.

On October 28, 2004, we entered into an $8,000,000 credit facility with Laurus Master Fund, Ltd. pursuant to a secured convertible term note and related agreements. On October 31, 2005, we entered into a $50 million credit facility with Laurus Master Fund, Ltd., pursuant to a secured note and related agreements whereby we received an initial $10,000,000. On March 31, 2006, we entered into agreements with Laurus Master Fund, Ltd. to draw down an additional $5,000,000 under the credit facility provided by Laurus on October 31, 2005. On May 31, 2006, we entered into agreements with Laurus Master Fund, Ltd. to draw down an additional $10,000,000 under the credit facility provided by Laurus on October 31, 2005. Subject to certain grace periods, the notes and agreements provide for the following events of default (among others):

•	Failure to pay interest and principal when due;
•	An uncured breach by us of any material covenant, term or condition in any of the notes or related agreements;
•	A breach by us of any material representation or warranty made in any of the notes or in any related agreement;
•	Any money judgment or similar final process is filed against us for more than $50,000;
•	Any form of bankruptcy or insolvency proceeding is instituted by or against us;
•	A change in control of our stock ownership or a majority change in control in our board of directors; and
•	Suspension of our common stock from our principal trading market for five consecutive days or five days during any ten consecutive days.

In the event of a future default under our agreements with Laurus Funds, Laurus Funds may enforce its rights as a secured party and we may lose all or a portion of our assets or be forced to materially reduce our business activities.

The issuance of shares to Laurus Funds upon conversion of the convertible term note and exercise of its warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the convertible term note and exercise of warrants may result in substantial dilution to the interests of other stockholders. Laurus Funds may ultimately convert and sell the full amount issuable on conversion. Although Laurus Funds in some cases may not, subject to certain exceptions, convert their term note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent Laurus Funds from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, Laurus Funds could sell more than this limit while never holding more than this limit, which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

It is likely at the time shares of common stock are issued to Laurus Funds, the conversion price of such securities will be less than the market price of the securities. The issuance of common stock under the terms of our agreements with Laurus Funds will result in dilution of the interests of the existing holders of common stock at the time of the conversion. Furthermore, the sale of common stock owned by Laurus Funds as a result of the conversion of the convertible term note may result in lower prices for the common stock if there is insufficient buying interest in the markets at the time of conversion.

Laurus Funds has no obligation to convert shares if the market price is less than the conversion price.

Laurus has no obligation to cause us to issue common stock if the market price is less than the applicable conversion price ($1.50). Laurus has no obligation to convert the securities or to accept common stock as payment for interest if the market price of the securities for five trading days prior to a conversion date is less than 115% the conversion price. The amount of common stock that may be issued to Laurus is subject to certain limitations based on price, volume and/or the inventory of our common stock held by Laurus.

Risks Associated with Oil and Gas Operations

Because we face uncertainties in estimating proven recoverable natural gas reserves, you should not place undue reliance on such reserve information.

Our Form 10-K (filed on April 17, 2007) contains estimates of natural gas reserves, and the future net cash flows attributable to those reserves, prepared by McCune Engineering, our independent petroleum and geological engineer. There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows from such reserves, including factors beyond our control and the control of McCune Engineering. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to these reserves, is a function of the available data; assumptions regarding future natural gas and oil prices; expenditures for future development and exploitation activities; and engineering and geological interpretation and judgment. Reserves and future cash flows may also be subject to material downward or upward revisions based upon production history, development and exploitation activities and natural gas and oil prices. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and value of cash flows from those reserves may vary significantly from the assumptions and estimates in our Form 10-K. Any significant variance from these assumptions to actual figures could greatly affect our estimates of reserves, the economically recoverable quantities of natural gas attributable to any particular group of properties, the classification of reserves based on risk of recovery, and estimates of the future net cash flows. In addition, reserve engineers may make different estimates of reserves and cash flows based on the same available data. The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to those reserves included in our Form 10-K were prepared by McCune Engineering in accordance with the rules of the SEC, and are not intended to represent the fair market value of such reserves.

The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated natural gas reserves. We base the estimated discounted future net cash flows from our proved reserves on prices and costs. However, actual future net cash flows from our natural gas and oil properties also will be affected by factors such as:

•	geological conditions;
•	changes in governmental regulations and taxation;
•	assumptions governing future prices;
•	the amount and timing of actual production;
•	availability of funds;
•	future operating and development costs; and
•	capital costs of drilling new wells.

The timing of both our production and our incurrence of expenses in connection with the development and production of natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and oil industry in general.

The SEC permits natural gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC’s guidelines strictly prohibit us from including “probable reserves” and “possible reserves” in filings with the SEC. We also caution you that the SEC views such “probable” and “possible” reserve estimates as inherently unreliable and these estimates may be seen as misleading to investors unless the reader is an expert in the natural gas industry. Unless you have such expertise, you should not place undo reliance on these estimates. Potential investors should also be aware that such “probable” and “possible” reserve estimates will not be contained in any “resale” or other registration statement filed by us that offers or sells shares on behalf of purchasers of our common stock and may have an impact on the valuation of the resale of the shares. We undertake no duty to update this information and does not intend to update the information.

Drilling wells is speculative, often involving significant costs that may be more than our estimates, and may not result in any addition to our production or reserves. Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.

Developing and exploring for natural gas and oil involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages and mechanical difficulties.

Moreover, the successful drilling of a natural gas or oil well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic. Our initial drilling and development sites, and any potential additional sites that may be developed, require significant additional exploration and development, regulatory approval and commitments of resources prior to commercial development. Any success that we may have with these wells or any future drilling operations will most likely not be indicative of our current or future drilling success rate, particularly, because we intend to emphasize on exploratory drilling. If our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our business operations as proposed and would be forced to modify our plan of operation.

Development of our reserves, when established, may not occur as scheduled and the actual results may not be as anticipated. Drilling activity may result in downward adjustments in reserves or higher than anticipated costs. Our estimates will be based on various assumptions, including assumptions required by the Securities and Exchange Commission relating to natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating our natural gas and oil reserves is anticipated to be extremely complex, and will require significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Due to our inexperience in the oil and gas industry, our estimates may not be reliable enough to allow us to be successful in our intended business operations. Our actual production, revenues, taxes, development expenditures and operating expenses will likely vary from those anticipated. These variances may be material.

Gas and Oil prices are volatile. This volatility may occur in the future, causing negative change in cash flows which may result in our inability to cover our capital expenditures.

Our future revenues, profitability, future growth and the carrying value of our properties is anticipated to depend substantially on the prices we may realize for our natural gas and oil production. Our realized prices may also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.

Natural gas and oil prices are subject to wide fluctuations in response to relatively minor changes in or perceptions regarding supply and demand. Historically, the markets for natural gas and oil have been volatile, and they are likely to continue to be volatile in the future. For example, natural gas and oil prices declined significantly in late 1998 and 1999 and, for an extended period of time, remained substantially below prices obtained in previous years. Among the factors that can cause this volatility are:

•	worldwide or regional demand for energy, which is affected by economic conditions;
•	the domestic and foreign supply of natural gas and oil;
•	weather conditions;
•	domestic and foreign governmental regulations;
•	political conditions in natural gas and oil producing regions;
•	the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and
•	the price and availability of other fuels.

It is impossible to predict natural gas and oil price movements with certainty. Lower natural gas and oil prices may not only decrease our future revenues on a per unit basis but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in natural gas and oil prices may materially and adversely affect our future business enough to force us to cease our business operations. In addition, our financial condition, results of operations, liquidity and ability to finance planned capital expenditures will also suffer in such a price decline. Further, natural gas and oil prices do not necessarily move together.

We may incur substantial write-downs of the carrying value of our gas and oil properties, which would adversely impact our earnings.

We periodically review the carrying value of our gas and oil properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of proved gas and oil properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at an annual rate of 10%. Application of this "ceiling" test requires pricing future revenue at the un-escalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our gas and oil properties when natural gas and oil prices are depressed or unusually volatile, which would result in a charge against our earnings. Once incurred, a write-down of the carrying value of our natural gas and oil properties is not reversible at a later date.

Currently the vast majority of our producing properties are located in the Cherokee Basin of southeastern Kansas, making us vulnerable to risks associated with having our production concentrated in one area.

The vast majority of our producing properties are geographically concentrated in the Cherokee Basin of southeastern Kansas. As a result of this concentration, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailment of production, natural disasters, adverse weather conditions or interruption of transportation of natural gas produced from the wells in this basin or other events which impact this area.

Competition in our industry is intense. We are very small and have an extremely limited operating history as compared to the vast majority of our competitors, and we may not be able to compete effectively.

We intend to compete with major and independent natural gas and oil companies for property acquisitions. We will also compete for the equipment and labor required to operate and develop natural gas and oil properties. The majority of our anticipated competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, some of our competitors have been operating in our core areas for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

The natural gas and oil business involves numerous uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our development, exploitation and exploration activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas and oil well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

The natural gas and oil business involves a variety of operating risks, including:

•	fires;
•	explosions;
•	blow-outs and surface cratering;
•	uncontrollable flows of oil, natural gas, and formation water;
•	natural disasters, such as hurricanes and other adverse weather conditions;
•	pipe, cement, or pipeline failures;
•	casing collapses;
•	embedded oil field drilling and service tools;
•	abnormally pressured formations; and

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, it could affect well bores, gathering systems and processing facilities, which could adversely affect our ability to conduct operations. We could also incur substantial losses as a result of:

•	injury or loss of life;
•	severe damage to and destruction of property, natural resources and equipment;
•	pollution and other environmental damage;
•	clean-up responsibilities;
•	regulatory investigation and penalties;
•	suspension of our operations; and
•	repairs to resume operations.

Because we intend to use third-party drilling contractors to drill our wells, we may not realize the full benefit of worker compensation laws in dealing with their employees. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could impact our operations enough to force us to cease our operations.

The high cost of drilling rigs, equipment, supplies, personnel and other services could adversely affect our ability to execute on a timely basis our development, exploitation and exploration plans within our budget.

Shortages or an increase in cost of drilling rigs, equipment, supplies or personnel could delay or interrupt our operations, which could impact our financial condition and results of operations. Drilling activity in the geographic areas in which we conduct drilling activities may increase, which would lead to increases in associated costs, including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. Increased drilling activity in these areas may also decrease the availability of rigs. We do not have any contracts with providers of drilling rigs and we cannot assure you that drilling rigs will be readily available when we need them. Drilling and other costs may increase further and necessary equipment and services may not be available to us at economical prices.

Our lease ownership may be diluted due to financing strategies we may employ in the future due to our lack of capital or due to our focus on producing leases.

To accelerate our development efforts we plan to take on working interest partners that will contribute to the costs of drilling and completion and then share in revenues derived from production. In addition, we may in the future, due to a lack of capital or other strategic reasons, establish joint venture partnerships or farm out all or part of our development efforts. These economic strategies may have a dilutive effect on our lease ownership and will more than likely reduce our operating revenues.

In addition, our lease ownership is subject to forfeiture in the event we are unwilling or unable to continue making lease payments. Our leases vary in price per acre and on the term period of the lease. Each lease requires payment to maintain an active lease. In the event we are unable or unwilling to make our lease payments or renew expiring leases, then we will forfeit our rights to such leases. Such forfeiture would prevent us from pursuing development activity on the leased property and could have a substantial impact on our gross leased acreage.

We are subject to complex laws and regulations, including environmental regulations, which can adversely affect the cost, manner or feasibility of doing business.

Development, production and sale of natural gas and oil in the United States are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

•	location and density of wells;
(	the handling of drilling fluids and obtaining discharge permits for drilling operations;
(	accounting for and payment of royalties on production from state, federal and Indian lands;
(	bonds for ownership, development and production of natural gas and oil properties;
•	transportation of natural gas and oil by pipelines;
•	operation of wells and reports concerning operations; and
•	taxation.

Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations enough to possibly force us to cease our business operations.

Our oil and gas operations may expose us to environmental liabilities.

Any leakage of crude oil and/or gas from the subsurface portions of our wells, our gathering system or our storage facilities could cause degradation of fresh groundwater resources, as well as surface damage, potentially resulting in suspension of operation of the wells, fines and penalties from governmental agencies, expenditures for remediation of the affected resource, and liabilities to third parties for property damages and personal injuries. In addition, any sale of residual crude oil collected as part of the drilling and recovery process could impose liability on us if the entity to which the oil was transferred fails to manage the material in accordance with applicable environmental health and safety laws.

Risks Associated with Our Business

Our auditor’s report reflects the fact that without realization of additional capital, it would be unlikely for us to continue as a going concern.

As a result of our deficiency in working capital at March 31, 2007 and December 31, 2006 and other factors, our auditors have included an explanatory paragraph in their audit report regarding substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments as a result of this uncertainty. The going concern qualification may adversely impact our ability to raise the capital necessary for the expansion and continuation of operations.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Petrol; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Petrol are being made only in accordance with authorizations of management and directors of Petrol, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Petrol’s assets that could have a material effect on the financial statements.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. We cannot be certain that our efforts to maintain internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Further, we have a limited number of personnel that are required to perform various roles and duties as well as be responsible for monitoring and ensuring compliance with our internal control procedures. As a result, our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Any failure to develop or maintain effective internal controls or difficulties encountered in implementing or improving our internal controls could harm operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls also could cause our stockholders and potential investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock. In addition, investors relying upon this misinformation may make an uninformed investment decision.

We may need additional capital in the future to finance our planned growth, which we may not be able to raise or it may only be available on terms unfavorable to us or our stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

We have had substantial capital expenditure and working capital needs associated with the development of our Coal Creek Project. We believe that current cash on hand and the other sources of liquidity are only sufficient enough to fund our operations through the third quarter of fiscal 2007. After that time we will need to rely on cash flow operations or raise additional cash to fund our operations, to fund our anticipated reserve replacement needs and implement our growth strategy, or to respond to competitive pressures and/or perceived opportunities, such as investment, acquisition, exploration and development activities.

If low natural gas and oil prices, operating difficulties or other factors, many of which are beyond our control, cause our revenues or cash flows from operations to decrease, we may be limited in our ability to spend the capital necessary to complete our development, production exploitation and exploration programs. If our resources or cash flows do not satisfy our operational needs, we will require additional financing, in addition to anticipated cash generated from our operations, to fund our planned growth. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our business or otherwise respond to competitive pressures would be significantly limited. In such a capital restricted situation, we may curtail our acquisition, drilling, development, and exploration activities or be forced to sell some of our assets on an untimely or unfavorable basis.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders.

Shortages of natural gas and oil field service personnel and equipment could adversely affect our business.

The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. Due to recent high natural gas and oil prices, we have experienced shortages of drilling rigs and other equipment, as demand for rigs and equipment has increased along with the number of wells being drilled. Higher natural gas and oil prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, oilfield equipment and services and personnel in our exploration and production operations. These types of shortages or price increases could significantly decrease our profit margin, cash flow and operating results or restrict or delay our ability to drill those wells and conduct those operations that we currently have planned and budgeted.

Risk Factors Relating to Our Common Stock

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. More specifically, NASD has enacted Rule 6530, which determines eligibility of issuers quoted on the OTC Bulletin Board by requiring an issuer to be current in its filings with the Commission. Pursuant to Rule 6530(e), if we file our reports late with the Commission three times in a two-year period or our securities are removed from the OTC Bulletin Board for failure to timely file twice in a two-year period then we will be ineligible for quotation on the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the National Association of Securities Dealers (NASD) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We could be subject to class action litigation due to stock price volatility, which, if occurs, could result in substantial costs or large judgments against us.

The market for our common stock may experience extreme price and volume fluctuations, which may be unrelated or disproportionate to our operating performance or prospects. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management’s attention and resources, which could have a negative effect on our business, operating results and financial condition.

Our common stock is an unsecured equity interest.

As an equity interest, our common stock will not be secured by any of our assets. Therefore, in the event of our liquidation, the holders of the common stock will receive a distribution only after all of our secured and unsecured creditors have been paid in full. There can be no assurance that we will have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of the common stock.

Our Articles of Incorporation authorizes our Board of Directors to issue up to 10,000,000 shares of preferred stock, which could adversely affect the voting power of our common stock holders.

Our Board of Directors is authorized, without further approval of our stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to our preferred stock. The issuance of such stock could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Petrol, discourage bids for the common stock at a premium, or otherwise adversely affect the market price of the common stock.

Provisions in Nevada law could delay or prevent a change in control, even if that change would be beneficial to our stockholders.

Certain provisions of Nevada law may delay, discourage, prevent or render more difficult an attempt to obtain control of Petrol, whether through a tender offer, business combination, proxy contest or otherwise. The provisions of Nevada law are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Petrol to first negotiate with our board of directors.

The Nevada Revised Statutes (the “NRS”) contain two provisions, described below as “Combination Provisions” and the “Control Share Act,” that may make more difficult the accomplishment of unsolicited or hostile attempts to acquire control of Petrol through certain types of transactions.

Restrictions on Certain Combinations Between Nevada Resident Corporations and Interested Stockholders.  The NRS includes the Combination Provisions prohibiting certain “combinations” (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an “interested stockholder” (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation’s stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder’s date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto. Our articles of incorporation do not currently contain a provision rendering the Combination Provisions inapplicable.

Nevada Control Share Act.  Nevada’s Control Share Act imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of “control shares” of a person or group (“Acquiring Person”) purchasing a “controlling interest” in an “issuing corporation” (as defined in the NRS) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an “issuing corporation”, unless the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Our articles of incorporation and bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

Under the Control Share Act, an “issuing corporation” is a corporation organized in Nevada which has 200 or more stockholders of record, at least 100 of whom have addresses in that state appearing on the company’s stock ledger, and which does business in Nevada directly or through an affiliated company. Our status at the time of the occurrence of a transaction governed by the Control Share Act (assuming that our articles of incorporation or bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable. We currently conduct business in Nevada through an executive office located in Las Vegas, Nevada.

The Control Share Act requires an Acquiring Person to take certain procedural steps before he or it can obtain the full voting power of the control shares. “Control shares” are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a “controlling interest,” and (2) acquired within 90 days immediately preceding that date. A “controlling interest” is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation in the election of directors. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as “interested stockholders” (as defined below).

To obtain voting rights in control shares, the Acquiring Person must file a statement at the principal office of the issuer (“Offeror’s Statement”) setting forth certain information about the acquisition or intended acquisition of stock. The Offeror’s Statement may also request a special meeting of stockholders to determine the voting rights to be accorded to the Acquiring Person. A special stockholders’ meeting must then be held at the Acquiring Person’s expense within 30 to 50 days after the Offeror’s Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

At the special or annual meeting at which the issue of voting rights of control shares will be addressed, “interested stockholders” may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Our articles of incorporation and bylaws do not currently contain a provision allowing for such voting power.

If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a notice advising them of the fact and of their right to receive “fair value” for their shares. Our articles of incorporation and bylaws do not provide otherwise. By the date set in the dissenter’s notice, which may not be less than 30 nor more than 60 days after the dissenter’s notice is delivered, any such stockholder may demand to receive from the corporation the “fair value” for all or part of his shares. “Fair value” is defined in the Control Share Act as “not less than the highest price per share paid by the Acquiring Person in an acquisition.”

The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror’s Statement to the corporation within 10 days after the Acquiring Person’s acquisition of the control shares; or (2) an Offeror’s Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Our articles of incorporation and bylaws do not address this matter.

Risks of this Offering

We have options, warrants and a convertible term note currently outstanding. Exercise of these options and warrants, and conversion of the term note will cause dilution to existing and new stockholders. Future sales of common stock by Laurus and our existing stockholders could result in a decline in the market price of our stock.

As of June 22, 2007, we have options and warrants to purchase approximately 14,201,666 shares of common stock outstanding in addition to approximately $2,290,443.20 of a secured convertible term note. The principal amount of the note is convertible into approximately 1,526,962 shares of common stock. The exercise of our options and warrants, and the conversion of the promissory note, will cause additional shares of common stock to be issued, resulting in dilution to investors and our existing stockholders.

There are a large number of shares underlying our warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of June 22, 2007, we had 29,090,926 shares of common stock issued and outstanding. In addition, we had outstanding options and warrants to purchase 14,201,666 shares of common stock, and an outstanding convertible term note, which converts into 1,526,962 shares of common stock. This prospectus relates to the resale of 12,420,883 shares of common stock underlying our term note and warrants issued to the selling security holders. All of these shares will be freely tradeable upon the effective date of this prospectus and may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

AVAILABLE INFORMATION

We file annual, quarterly and special reports and other information with the SEC that can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0405. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the public reference section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0405 at prescribed rates.

We have filed with the Commission a post-effective amendment to our registration statement which was effective on June 30, 2005, on Form SB-2 under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules, may be reviewed and copied at the SEC’s public reference facilities or through the SEC’s EDGAR website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Plan of Operation”, “Description of Business”, and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “intends to”, “estimated”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees. We may receive proceeds up to $20,692,499 upon execution of all the warrants, assuming the warrants are not exercised on a “cashless” basis. As we cannot predict when or if we will receive such proceeds, we expect to use these proceeds, if received, for working capital purposes, which shall be allocated to projects or needs of Petrol at such time.

SELLING SECURITY HOLDERS

The shares to be offered by the selling security holders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling security holders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling security holders. The selling security holders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

Selling Security Holder Information

The following is a list of selling security holders who own or have the right to acquire an aggregate of 13,943,433 shares of our common stock covered in this prospectus.

	BEFORE OFFERING
Name	Number of Shares of Common Stock Owned	Number of Shares Acquirable upon Exercise of Warrants	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Owned (1)	Number of Shares Offered (2)	Shares Owned after Offering (3)
Bonanza Master Fund, Ltd. (4) (8) Attn: Bernay Box 300 Crescent Court, Suite 1740 Dallas, TX 75201	833,333	833,333	1,666,666	4%	833,333	833,333
C. Barney Investments Ltd. (4) (9) Attn: Charles Barney 852 Echo Lane Houston, TX 77024	183,333	183,333	366,666	1%	183,333	183,333
Cochennet, Steve (17) 12101 NW Crooked Road Parkville, MO 64152	0	200,000	200,000	0%	200,000	0
Finwell & Company (4) (13) Attn: Robert Mendez State Street Bank & Trust Company 55 Water Street Plaza Level, 3rd Floor New York, NY 1004-2605	86,300	86,300	172,600	0%	86,300	86,300
Gryphon Master Fund, L.P. (4) (10) Attn: Warren Garden 100 Crescent Court, Suite 490 Dallas, TX 75201	566,667	266,667	833,334	2%	266,667	566,667
GSSF Master Fund, L.P. (4) (11) Attn: Warren Garden 100 Crescent Court, Suite 490 Dallas, TX 75201	566,667	266,667	833,334	2%	266,667	566,667
Ironman Energy Capital L.P. (4) (12) Attn: G. Bryan Dutt 4545 Bissonnet, Suite 291 Bellaire, TX 77401	625,000	625,000	1,250,000	3%	625,000	625,000
Iroquois Capital L.P. (4) (13) Attn: Joshua Silverman 641 Lexington Ave., 26th Floor New York, NY 10022	208,333	208,333	416,666	1%	208,333	208,333
Landwave & Co. (4) (7) Attn: Robert Mendez State Street Bank & Trust Company 55 Water Street Plaza Level, 3rd Floor New York, NY 1004-2605	609,100 (17)	540,100 (17)	1, 149,200	3%	540,100	609,100
Laurus Master Fund, Ltd. (5) 825 Third Avenue – 14th Floor New York, NY 10022	3,569,080	0	3,569,080	9%	3,049,512	519,568
Pallas Production Corp. (6) 825 Third Avenue – 14th Floor New York, NY 10022	0	7,933,333	7,933,333	19%	5,333,333	2,600,000
R.K. Green Trust (4) (14) Attn: Robert Green 2318 W. 59th Street Missouri Hill, KS 66208	200,000	200,000	400,000	1%	200,000	200,000
Spindrift Investors (Bermuda) L.P. (4) (7) c/o Morgan Stanley & Company Attn: Jim Parks 1221 Avenue of the Americas 28th Floor New York, NY 10020	829,600	987,700	1,817,300	4%	987,700	829,600

	BEFORE OFFERING
Name	Number of Shares of Common Stock Owned	Number of Shares Acquirable upon Exercise of Warrants	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Owned (1)	Number of Shares Offered (2)	Shares Owned after Offering (3)
Spindrift Partners, L.P. (4) (7) c/o Morgan Stanley & Company Attn: Jim Parks 1221 Avenue of the Americas 28th Floor New York, NY 10020	686,000	816,900	1,502,900	4%	816,900	686,000
Western Reserve Hedged Equity (4) (15) Attn: Michael Durante 100 Crescent Court, Suite 400 Dallas, TX 75204	125,000	125,000	250,000	1%	125,000	125,000
WTC-CTF Energy Portfolio (4) (7) (18) c/o Management Company, LLP 75 State Street Boston, MA 02109	0	69,000	69,000	0%	69,000	69,000

(1)

All shares owned in this column and all percentages are based on 29,090,926 shares of common stock issued and outstanding on June 22, 2007; plus 10,741,666 shares of common stock issuable upon exercise of warrants and 1,526,962 shares issuable upon conversion of convertible notes held by selling security holders.

(2)

This table assumes that each security holder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Selling security holders are not required to sell their shares. See “Plan of Distribution” beginning on page 24.

(3)	Assumes that all shares registered for resale by this prospectus have been issued and sold.
(4)	Warrants acquired in our unit offering completed on October 7, 2004.
(5)

On October 28, 2004, we entered into agreements with Laurus Master Fund, Ltd. to secure an $8.0 million funding through the private placement of securities consisting of a secured convertible term note convertible into 5,333,333 shares and warrants to purchase 6,333,333 shares of our common stock. On June 20, 2006, Laurus transferred its 6,333,333 warrants to Pallas Production Corp. 10,666,666 of the 11,666,666 shares were registered in the original registration statement (declared effective on June 30, 2005) to this post-effective amendment. The remaining 1,000,000 warrants were registered in our registration statement effective August 25, 2005. Pursuant to the convertible note dated October 28, 2004, we’ve issued 2,042,118 shares of our common stock to Laurus. Of the 2,042,118 shares, 1,522,550 were issued pursuant to the conversion of principal and were registered in the original registration statement (declared effective on June 30, 2005) to this post-effective amendment and 519,568 were issued pursuant to the conversion of interest, of which 236,507 were registered in our registration statement effective August 25, 2005 and the remaining 283,061 were registered in our registration statement effective November 8, 2006. On October 31, 2005, we entered into agreements with Laurus Master Fund, Ltd. Under the terms of the Laurus Funds agreements we issued a secured term note in the aggregate principal amount of $10,000,000 and a five-year warrant to purchase 1,000,000 shares of our common stock at $2.00 per share. On June 20, 2006, Laurus transferred it 1,000,000 warrants to Pallas Production Corp. The 1,000,000 warrants were registered in our registration statement effective November 8, 2006. On March 31, 2006, we entered into agreements with Laurus to draw down an additional $5 million under the credit facility provided by Laurus in October 2005. Under the terms of the Laurus agreements we issued a secured term note for $5 million and a 5 year warrant to purchase 200,000 shares of our common stock at $1.80 per share. On June 20, 2006, Laurus transferred its 200,000 warrants to Pallas Production Corp. The 200,000 warrants were registered in our registration statement effective November 8, 2006. On May 31, 2006, we entered into agreements with Laurus to draw down an additional $10 million under the credit facility provided by Laurus in October 2005. Under the terms of the Laurus agreements we issued a secured term note for $10 million and a 5 year warrant to purchase 400,000 shares of our common stock at $1.65 per share. On June 20, 2006, Laurus transferred its 400,000 warrants to Pallas Production Corp. The 400,000 warrants were registered in our registration statement effective November 8, 2006. We have been notified by the selling security holder that it is not a broker-dealer or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer. David Grin and Eugene Grin, as Principals of Laurus Capital Management, L.L.C., have the authority to exercise dispositive and voting power over the shares of common stock owned by Laurus Master Fund, Ltd.

(6)

The 7,933,333 warrants were transferred to Pallas Production Corp. from Laurus Master Fund, Ltd. See footnote (5) above. We have been notified by the selling security holder that it is not a broker-dealer or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer. David Grin and Eugene Grin, as Principals of Pallas Production Corp., have the authority to exercise dispositive and voting power over the shares of common stock owned by Pallas Production Corp.

(7)

Julie A. Jenkins as Vice-President of Wellington Management Company, LLP, a registered investment advisor, has the authority to exercise the dispositive and voting power over the shares of common stock owned by Finwell & Company, Landwave & Co., MAC & Company, Spindrift Investors (Bermuda) L.P., Spindrift Partners, L.P. and WTC-CTF Energy Portfolio.

(8)	Bernay Box has voting, investment and dispositive power over the shares of common stock owned by Bonanza Master Fund, Ltd.
(9)	Charles Barney has voting, investment and dispositive power over the shares of common stock owned by C. Barney Investments Ltd.
(10)	Warren Garden has voting, investment and dispositive power over the shares of common stock owned by Gryphon Master Fund, L.P.
(11)	Warrant Garden has voting, investment and dispositive power over the shares of common stock owned by GSSF Master Fund, L.P.
(12)	G. Bryan Dutt has voting, investment and dispositive power over the shares of common stock owned by Ironman Energy Capital L.P.
(13)	Joshua Silverman has voting, investment and dispositive power over the shares of common stock owned by Iroquois Capital L.P.
(14)	Robert Green has voting, investment and dispositive power over the shares of common stock owned by R.K. Green Trust.
(15)	Michael Durante has voting, investment and dispositve power over the shares of common stock owned by Western Reserve Hedged Equity.
(16)

Pursuant to Mr. Cochennet’s consulting agreement, he received warrants to purchase 100,000 shares of our common stock at $1.50 per share and 100,000 shares of our common stock at $2.50 per share. The warrants expire on December 17, 2010. All 200,000 shares were registered in the registration statement declared effective on June 30, 2005.

(17)	Of the 609,100 shares, 69,000 shares were transferred to Landwave & Co. from Mac & Company. Of the 609,100 warrants, 69,000 warrants were transferred to Landwave & Co. from Mac & Company.
(18)	The 69,000 warrants were transferred to WTC-CTF Energy Portfolio from Landwave & Co.

Unless footnoted above, based on information provided to us, none of the selling security holders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling security holders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling security holders as to any plan of distribution. Distributions of the shares by the selling security holders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;
•	exchange distributions and/or secondary distributions;
•	sales in the over-the-counter market;
•	underwritten transactions;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
•	privately negotiated transactions.

Such transactions may be effected by the selling security holders at market prices prevailing at the time of sale or at negotiated prices. The selling security holders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling security holders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling security holders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling security holders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the common stock under this prospectus, the selling security holders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

The selling security holders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling security holders will sell any or all of the shares offered under this prospectus.

LEGAL PROCEEDINGS

Petrol is and may become involved in various routine legal proceedings incidental to its business. However, to Petrol’s knowledge as of the date of this report, there are no material pending legal proceedings to which Petrol is a party or to which any of its property is subject.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors.

Election of New Directors

On December 8, 2006, our Board of Directors nominated and elected Robert H. Kite and Duane D. Fadness to serve on our Board of Directors. Mr. Kite’s and Mr. Fadness’ term will continue until the next annual stockholder’s meeting or until their successors are duly appointed.

Departure of Directors and Principal Officer and Appointment of New Principal Officer

On May 4, 2007, Paul Branagan, our President and Chief Executive Officer, retired as an officer and director of the Company, citing health reasons. The Company is not aware of any disagreement Mr. Branagan may have with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Branagan’s retirement, the Company entered into a Retirement Agreement with Mr. Branagan providing (1) six months of salary continuation and 18 months of health benefits, (2) termination of the employment agreement between Mr. Branagan and the Company, (3) the release by Mr. Branagan of his 1% overriding royalty interest in Company oil and gas production, and (4) mutual releases of claims. A copy of the Retirement Agreement was attached as Exhibit 10.1 to our Form 8-K filed on May 8, 2007.

On May 4, 2007, Suzanne Herring resigned as a director of the Company. The Company is not aware of any disagreement Ms. Herring may have with the Company on any matter relating to the Company’s operations, policies or practices.

On May 4, 2007, Loren W. Moll, our current Chairman of the Board, was appointed interim President and Chief Executive Officer of the Company by the Board of Directors.

Information as to our current directors and executive officers is as follows:

Name	Age	Title	Term	Independent	Committees
Paul T. Branagan	63	Former President, CEO, Director, Secretary/Treasurer	Since 2002	No	N/A
Loren Moll	50	President, CEO & Chairman	Director since 2002 President, CEO & Chairman since 2007	No	Nominating & Executive
Suzanne Herring	42	Former Director	Since 2005	No	N/A
Robert H. Kite	52	Director	Since December 2006	Yes	Nominating, Compensation, Executive & Audit
Duane D. Fadness	58	Director	Since December 2006	Yes	Compensation & Audit

Duties, Responsibilities and Experience

Paul Branagan, age 63, was President, CEO and a Director of Petrol since 2002. Mr. Branagan graduated from the University of Las Vegas Nevada with a B.S. in physics. From 1993 to the present Mr. Branagan has been the President and Senior Scientist of Branagan & Associates, Inc. From 1975 to 1993 he was the Project Manager, Assistant Oil and Gas Division Manager and Senior Scientist of CER Corporation of Las Vegas, Nevada.

Loren W. Moll, age 50, President, CEO and Chairman of Petrol, has been a member of the law firm of Caldwell & Moll, L.C. in Overland Park, Kansas since its establishment in November 1996. Mr. Moll concentrates his practice in all areas of real estate law, including commercial real estate transactions, breach of contract, escrow and title disputes, commercial leasehold disputes, real estate broker liability, and oil and gas. Mr. Moll holds a B.A. degree from the University of Kansas (1983) and his Juris Doctor degree, Order of the Coif, from the University of Kansas School of Law (1986) where he was Research Editor for the University of Kansas Law Review. Mr. Moll was formerly a partner of the real estate law firm Lewis, Rice & Fingersh from 1986 to 1994 and was associated with the international law firm Bryan Cave LLP from 1994 to 1996.

Suzanne Herring, age 42, was a Director of Petrol since 2005. Ms. Herring has over 19 years of experience in the public and private accounting arenas. She has worked as an auditor of public and non-public companies and has served as a chief financial officer for multiple businesses. Further, Ms. Herring has a broad individual and corporate taxation background. Since February 2005, Ms. Herring has been president of Accuity Financial Services, Inc. (formerly Opus Pointe), a Las Vegas, Nevada based consulting firm specializing in providing contract CFO services and internal control compliance and implementation to publicly traded small business issuers. From 1995 to present, Ms. Herring has owned and operated American West Financial Services, a Las Vegas, Nevada based financial and taxation consulting firm. From 2003 through 2005, Ms. Herring was an auditor for a Las Vegas, Nevada based CPA firm, Beckstead and Watts, LLP. Ms. Herring is also a former director of New Vista Ranch Charitable Organization. In addition, Ms. Herring also serves as the Chief Financial Officer of AFV Solutions, Inc., a 34 Act reporting company in the alternative fuel industry (OTC:BB-“AFVS”), and as a director of Rubicon Financial Incorporated, a 34 Act reporting company in the financial services industry (OTC:BB-“RBCF”).

Robert H. Kite, age 52, has been director of Petrol since December 8, 2006. Since 1991, Mr. Kite has served on the Board of Directors, and Audit Committee Member, of National Energy Group, Inc., a management company engaged in the business of management, development, production and operations of oil and natural gas properties, primarily located in Texas, Oklahoma, Arkansas, and Louisiana (both onshore and in the Gulf of Mexico). Since 1981, Mr. Kite has served as the President and Chief Operating Officer of KFC Inc., the managing general partner of KFT LLP, a family-owned company with operations that include real estate development, investments and medical MRI clinics. Since 1982, Mr. Kite has also served as President and CEO of Roamin’ Korp. Inc., a private holding company involved in real estate, equities, and other investments. Since 2002, Mr. Kite has served on the Board of Directors of E-2020, a private educational resource company, and has also served on the Board of Directors, Governance Committee and is a Member of the Audit Committee of ANTs software, inc. In addition, since 2005, Mr. Kite has served on the Board of Directors of Jardinier Corporation. Between 1995 and 2005, Mr. Kite served on the Board of the FBI Citizens Academy Charter Board of Phoenix, Arizona and served as the Board’s President in 1998. From 1998 to present, Mr. Kite has served on the Board of Directors of Child Help USA, a non-profit organization. Mr. Kite earned a B.S. Degree in Psychology and Political Science with a minor in Business from Southern Methodist University.

Duane D. Fadness, age 58, has been director of Petrol since December 8, 2006. Mr. Fadness has more than 25 years of experience in the oil and gas industry in the United States, Canada and Europe. His board-level experience includes virtually all aspects of the financing and management of oil and gas properties. He has successfully managed the coordination of oil and gas exploration and development projects and has structured lease/property acquisitions and drilling ventures. In the early 1980s, Mr. Fadness served as a Special Projects Landman for the Hunt family of Dallas, Texas. From 1998 to present, Mr. Fadness has been employed by Western Gas Resources, Inc./Lance Oil & Gas Co., Inc. in Denver, Colorado. Mr. Fadness has served as their Consulting Petroleum Landman (1998-2001), as their Senior Business Development Representative (2001-2002) and as their Land Manager (2002 to present). Mr. Fadness, a Certified Professional Landman, earned his Master of Business Administration Degree from the University of Denver.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

Election of Directors and Officers.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Involvement in Certain Legal Proceedings

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him/her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

Change in Control Arrangements

Pursuant to our financing agreements with Laurus Master Fund, Ltd., the occurrence of a change of control in the controlling ownership of the Company would be a default under the agreements. A change in control (as defined below) shall occur with respect to the Company, unless Laurus shall have expressly consented to such change of control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “Group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act), other than Laurus, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the outstanding voting equity interest of the Company, (ii) the Board of Directors of the Company shall cease to consist of a majority of the Company’s board of directors on the date of October 31, 2005 (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment), or (iii) the Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that as of the date of this filing they were all current in their filings.

Code of Business Conduct and Ethics

On November 18, 2005, we adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees. A copy of the Code of Business Conduct and Ethics is attached as Appendix A to the proxy filed with the SEC on November 22, 2005 and is also available on our website at www.petroloilandgas.com.

Corporate Governance

On May 4, 2007, our Board of Directors took the following actions intended to enhance the Company’s corporate governance:

  The reconstitution of the Audit Committee with independent directors Robert Kite and Duane Fadness;

  The adoption of a new Amended and Restated Charter of the Audit Committee, which was filed as Exhibit 99.1 to our Form 8-K filed on May 8, 2007;

  The establishment of a Compensation Committee comprised of directors Duane Fadness and Robert Kite;

  The adoption of a new Charter of the Compensation Committee, which was filed as Exhibit 99.2 to our Form 8-K filed on May 8, 2007;

  The reconstitution of the Nominating and Corporate Governance Committee comprised of directors Robert Kite and Loren Moll;

  The adoption of a new Amended and Restated Charter of the Nominating and Corporate Governance Committee, which was filed as Exhibit 99.3 to our Form 8-K filed on May 8, 2007;

  The establishment of an Executive Committee consisting of Robert Kite and Loren Moll, to act on behalf of the Board of Directors when it is not in session;

  The adoption of new Corporate Governance Guidelines, which was filed as Exhibit 99.4 to our Form 8-K filed on May 8, 2007.

  The adoption of new Complaint Policy and Procedures, which was filed as Exhibit 99.5 to our Form 8-K filed on May 8, 2007.

Nominating and Governance Committee

Name	Term	Independent
Loren Moll	Since May 2007	No
Robert H. Kite	Since December 2006	Yes

The Nominating and Governance Committee is responsible for, among other things:

•	Assisting the Board in identifying prospective director nominees and recommending to the Board director nominees for each annual meeting of stockholders;
•	Developing and recommending to the Board governance principles applicable to us;
•	Overseeing the evaluation of the Board of Directors and management; and
•	Making an annual report to the Board on succession planning.

Director Nomination Procedures

At present, the Nominating Committee determines nominees for Directors.

Generally, nominees for Directors are identified and suggested by the members of the Board or management using their business networks. The Board has not retained any executive search firms or other third parties to identify or evaluate director candidates in the past and does not intend to in the near future. In selecting a nominee for director, the Nominating Committee considers the following criteria:

1.

whether the nominee has the personal attributes for successful service on the Board, such as demonstrated character and integrity; experience at a strategy/policy setting level; managerial experience dealing with complex problems; an ability to work effectively with others; and sufficient time to devote to the affairs of Petrol;

2.

whether the nominee has been the chief executive officer or senior executive of a public company or a leader of a similar organization, including industry groups, universities or governmental organizations;

3.

whether the nominee, by virtue of particular experience, technical expertise or specialized skills or contacts relevant to Petrol’s current or future business, will add specific value as a Board member; and

4.	whether there are any other factors related to the ability and willingness of a new nominee to serve, or an existing Board member to continue his service.

The Nominating Committee has not established any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership. Rather the Nominating Committee will evaluate the mix of skills and experience that the candidate offers, consider how a given candidate meets the Board’s current expectations with respect to each such criterion and make a determination regarding whether a candidate should be recommended to the stockholders for election as a director. During 2006, Petrol received no recommendation for Directors from its stockholders.

Petrol will consider for inclusion in its nominations of new Board of Director nominees proposed by stockholders who have held at least 1% of the outstanding voting securities of Petrol for at least one year. Board candidates referred by such stockholders will be considered on the same basis as Board candidates referred from other sources. Any stockholder who wishes to recommend for Petrol’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to Petrol’s Secretary at the following address: Corporate Woods, Building 51, 9393 West 110th Street, Suite 500, Overland Park, Kansas 66210.

A copy of the Governance and Nominating Committee Charter is available on our website at www.petroloilandgas.com.

Audit Committee

Prior to December 20, 2005, we did not have an Audit Committee and our Board of Directors performed the necessary functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements, and their audit report; and reviewing management’s administration of the system of internal accounting controls.

On December 20, 2005, we established and appointed members of the Board to the Audit Committee in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 in anticipation of making an application to list our common stock on the American Stock Exchange. The Audit Committee was comprised of two directors; Ms. Herring (Chairman) and Mr. Moll.

On October 5, 2006, we disbanded the Audit Committee because of our inability to meet the initial listing standards for the American Stock Exchange. We currently have an audit committee charter in place but as a result of the disbandment of the Audit Committee we no longer operate under the charter and our Board of Directors will now perform certain functions as the Audit Committee.

On May 4, 2007, we reconstituted the Audit Committee.

Name	Term	Independent
Duane Fadness	Since May 2007	Yes
Robert H. Kite	Since May 2007	Yes

The Audit Committee is responsible for, among other things:

•	The conduct and integrity of the Company's financial reporting to any governmental or regulatory body, the public or other users thereof;
•

The integrity and adequacy of the Company's systems of accounting and financial reporting processes and systems of internal control over financial reporting and disclosure controls and procedures, regarding finance, accounting and reporting that management and the Board have established, including oversight of the audit of the Company financial statements;

•	The qualifications, engagement, compensation, independence and performance of the Company's independent auditors, their conduct of the annual audit, and their engagement for any other services;
•	The qualifications, independence and performance of the internal auditors, if any, and the performance of the Company's internal audit function;
•	The Company's legal and regulatory compliance; and
•

The preparation of the audit committee report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement or other filings to be made by the Company with the SEC, if necessary.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to anyone in the Company. The independent auditors report directly to the Audit Committee. The Audit Committee has the ability to retain, at the Company's expense and without seeking the approval of the Board or the Company, independent legal, accounting, or other consultants or experts it deems necessary or appropriate in the performance of its duties.

Compensation Committee

On May 4, 2007, we established a Compensation Committee.

Name	Term	Independent
Duane Fadness	Since May 2007	Yes
Robert H. Kite	Since May 2007	Yes

The Compensation Committee is responsible for, among other things:

•

Review the competitiveness of the Company's executive compensation programs to ensure (a) the attraction and retention of corporate officers, (b) the motivation of corporate officers to achieve the Company's business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of the Company's stockholders.

•

Review and determine the annual salary, bonus, stock options, other equity-based incentives, and other benefits, direct and indirect, of the Company's executive officers, including development of an appropriate balance between short-term pay and long-term incentives while focusing on long-term stockholder interests. The Committee shall not create incentives which encourage officers of the Company to focus on the Company's short-term stock price rather than the long-term value of the Company. In addition, incentive compensation should be designed in a manner that does not create temptations to violate applicable law or the Company's Code of Business Conduct and Ethics, such as unrealistic performance targets, particularly for short-term results.

•	Determine salary increases and bonus grants for the Chairman of the Board, the CEO, the President and all other executive officers of the Company.
•	Review and approve corporate goals and objectives for purposes of bonuses and long- term incentive plans.
•	Review and approve benefit plans, including equity incentive plans, and approval of individual grants and awards.
•	Review and approve employment or other agreements relating to compensation for the Chairman of the Board, the CEO, the President and the other executive officers of the Company.
•

Review and discuss with management the Company's compensation discussion and analysis and recommend to the Board that the compensation discussion and analysis be included in the proxy statement, annual report or annual report on Form 10-K, as required by applicable SEC rules.

•	Provide a Compensation Committee report on executive compensation to be included in the proxy statement, annual report or annual report on Form 10-K, as required by applicable SEC rules.
•	Perform an annual evaluation of the performance of the Chairman of the Board, the CEO, the President and the other executive officers.
•	Perform an annual review of non-employee director compensation programs and recommend changes thereto to the Board when appropriate.
•	Plan for executive development and succession.
•	Review and approve all equity-based compensation plans and amendments thereto, subject to any stockholder approval under the listing standards of the American Stock Exchange.

•

Recommend an appropriate method by which stockholder concerns about compensation may be communicated by stockholders to the Committee and, as the Committee deems appropriate, to respond to such stockholder concerns.

•	Perform such duties and responsibilities as may be assigned by the Board to the Committee under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on June 22, 2007, held by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.

The percentage of beneficial ownership for the following table is based on 29,090,926 shares of common stock outstanding as of June 22, 2007. The percentage of beneficial ownership after the exercise of warrants is based on 41,511,809 shares of common stock outstanding assuming the issuance of 10,741,666 shares of common stock that may be issued upon exercise of warrants and 1,679,217 shares of common stock that may be issued upon conversion of a convertible term note held by selling security holders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after June 22, 2007 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Management

Name of Beneficial Owner (1)	Number of Shares	Percent Before Offering (2)	Percent After Exercise of Warrants & Conversion of the Convertible Term Note (2)(3)
Loren Moll, President and Director	3,100,000	10.7%	7.5%
Duane Fadness, Director	0	--	--
Robert Kite, Director	7,142	--	--
Directors and Officers as a Group	3,107,142	10.7%	7.5%

(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of the Company.

(2)	Figures are rounded to the nearest tenth of a percent.
(3)

The percentage of beneficial ownership after the exercise of warrants is based on 41,511,809 shares of common stock outstanding assuming the issuance of 10,741,666 shares of common stock that may be issued upon exercise of warrants and 1,679,217 shares of common stock that may be issued upon conversion of a convertible term note held by selling security holders.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner (1)	Number of Shares	Percent of Class (2)	Percent After Exercise of & Conversion of the Convertible Term Note Warrants (10)
Spindrift Investors (Bermuda) L.P. (3) (5) (6)* Clarendon House, 2 Church Street Hamilton	1,817,300	6.2%	4.4%
Spindrift Partners, L.P. (4) (6) (7)* 75 State Street Boston, MA 02109	1,502,900	5.2%	3.6%
Wellington Management Company, LLP (6)(8)* 75 State St. Boston, MA 02109	4,601,100 (9)	15.8%	11.1%
Laurus Master Fund, Ltd. 825 Third Avenue – 14th Floor New York, NY 10022	3,721,335 (11)	12.8%	9%
Pallas Production Corp. 825 Third Avenue – 14th Floor New York, NY 10022	7,933,333 (12)	27.3%	19.1%
Beneficial Owners as a Group*	19,575,968	67.3%	47.2%
(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

(2)	Figures are rounded to the nearest tenth of a percent.
(3)	Spindrift Investors (Bermuda) L.P., Wellington Global Holdings, Ltd., and Wellington Global Administrator, Ltd. have shared dispositive power over 1,817,300 shares, assuming exercise of warrants.
(4)	Spindrift Partners, L.P., Wellington Hedge Management, LLC, and Wellington Hedge Management, Inc. have shared dispositive power over 1,502,900, assuming exercise of warrants.
(5)	A Bermuda limited partnership.
(6)

Each have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No other person is known to have such right or power with respect to more than five percent of this class of securities, except for Wellington Management Company, LLP.

(7)	A Massachusetts limited partnership.
(8)	A Bermuda limited liability partnership.
(9)

The 4,601,100 shares represents the amount of shares Wellington Management Company, LLP (“WMC”) may be deemed to beneficially own as investment advisor, which are held of record by clients of WMC. No such client of WMC is known to have such right or power with respect to more than five percent of this class of securities, except for Spindrift Investors (Bermuda) L.P. and Spindrift partners, L.P.

(10)

The percentage of beneficial ownership after the exercise of warrants is based on 41,511,809 shares of common stock outstanding assuming the issuance of 10,741,666 shares of common stock that may be issued upon exercise of warrants and 1,679,217 shares of common stock that may be issued upon conversion of a convertible term note held by selling security holders.

(11)

Of the 3,721,335 shares, 1,522,550 were issued pursuant to the conversion of principal (October 2005 Note), 519,568 were issued pursuant to the conversion of interest (October 2004 Note), and 1,679,217 remain available for issuance pursuant to the conversion of principal (October 2004 Note). David Grin and Eugene Grin are principals of Laurus Master Fund, Ltd. and Pallas Production Corp. and have authority to exercise dispositive and voting power over the shares of common stock owned by Laurus and Pallas.

(12)

The 7,933,333 shares are issuable upon exercise of warrants transferred to Pallas Production Corp. by Laurus Master Fund, Ltd. David Grin and Eugene Grin are principals of Laurus Master Fund, Ltd. and Pallas Production Corp. and have authority to exercise dispositive and voting power over the shares of common stock owned by Laurus and Pallas.

* The information used for the table of Security Ownership of Certain Beneficial Owners is based on the information reported on the beneficial owners Schedule 13G filings.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 29,090,926 shares were outstanding as of June 22, 2007. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of Petrol, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were outstanding as of the date of this prospectus. The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•	adopt resolutions;
•	to issue the shares;
•	to fix the number of shares;
•	to change the number of shares constituting any series; and
•	to provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
-	dividend rights, including whether dividends are cumulative;
-	dividend rates;
-	terms of redemption, including sinking fund provisions;
-	redemption prices;
-	conversion rights; and
-	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Laurus Fund Convertible Note and Warrant dated October 28, 2004

On October 28, 2004, we entered into agreements with Laurus Master Fund, Ltd., a Cayman Islands corporation (“Laurus”), which became effective on November 4, 2004 concurrent with the closing of the Savage acquisition. Under the terms of the Laurus agreements we issued a Secured Convertible Term Note (the "Note") in the aggregate principal amount of $8.0 million and a five-year warrant (the "Warrant") to purchase 3,520,000 shares of our common stock at $2.00 per share and 1,813,333 shares of our common stock at $3.00 per share (on June 20, 2006, Laurus transferred the 5,333,333 warrants to Pallas Production Corp.). The Note is convertible into shares of our common stock at a fixed conversion price of $1.50 per share. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3%, subject to a floor of 7.5% per annum. As of December 31, 2006, Laurus has converted $2,283,822.52 of the principal amount of the Note into 1,522,550 shares of our common stock. The 1,522,550 shares were registered in our SB-2 registration statement effective June 30, 2005.

On January 28, 2005, we entered into an Amendment No. 1 with Laurus for the purpose of amending the term of the Secured Convertible Term Note and the Registration Rights Agreement, both dated October 28, 2004. Laurus agreed that we shall not be required to pay the Monthly Principal Amount due on the first business day of December 2004, January 2005, February 2005, March 2005, April 2005 and May 2005, and instead such Monthly Principal Amounts shall be due and payable on the Maturity Date (October 28, 2007). Additionally, Laurus agreed that the definitions of “Effectiveness Date”, “Filing Date”, and “Warrants” set forth in the Registration Rights Agreement shall be deleted in their entirely and shall be replaced with new definitions as stated in the amendment. In consideration for Amendment No. 1, we agreed to issue an additional common stock purchase warrant to Laurus to purchase up to 1,000,000 shares of our common stock at $2.50 per share for the first 666,667 shares and $3.00 per share for the next 333,333 shares (on June 20, 2006, Laurus transferred the 1,000,000 warrants to Pallas Production Corp.). The 666,667 and 333,333 shares underlying the warrants were registered in our SB-2 registration statement effective August 25, 2005.

On April 28, 2005, we executed an amendment letter agreement with Laurus in order to clarify certain information contained in the Convertible Term Note and Registration Rights Agreement, primarily dealing with the inability to pre-register shares of our common stock for conversion of interest that was to accrue under the Convertible Term Note. We have agreed to file semi-annual registration statements to register shares of our common stock issued to Laurus for the conversion of interest under the Convertible Term Note. As of December 31, 2006, Laurus has converted $779,351.74 of accrued interest into 519,568 shares of our restricted common stock. Of the 519,568 shares, 236,507 shares were registered in our SB-2 registration statement effective August 25, 2005.

The following describes the material terms of the financing transaction with Laurus. The description below is not a complete description of all terms of the financing transaction and is qualified in its entirely by reference to the agreements entered into in connection with the financing, which are attached as exhibits to the SB-2 registration statement declared effective on June 30, 2005.

Note Maturity Date and Interest Rate. The Note matures on October 28, 2007, unless we repay the Note in cash or Laurus converts the Note into shares of our common stock before such date. As mentioned above, annual interest on the Note is equal to the “prime rate” published in the Wall Street Journal from time to time, plus three percent (3%), provided, that, such annual rate of interest may not be less than seven and one-half percent (7.5%), subject to certain downward adjustments resulting from certain increases in the market price of our common stock.

Payment of Interest and Principal. Interest on the Note is payable monthly in arrears on the first day of each month during the term of the Note, commencing November 1, 2004. In addition, the principal amount of $8.0 million will be amortized over the term of the loan. Commencing June 1, 2005, we are required to make monthly principal payments of $200,000 per month (together, with monthly interest payments, the “Monthly Payment Amount”). Funds released from the restricted cash account will be added to the monthly payment amount by amortizing such amount over the remaining number of monthly principal payments due under the Note. The six payments commencing on December 2004 through May 2005 will be paid as a balloon payment on the maturity date.

Note Conversion Rights. All or a portion of the outstanding principal and interest due under the Note may be converted into shares of our common stock upon satisfaction of certain conditions. The initial fixed conversion price under the Note is $1.50 per share. The fixed conversion price is subject to anti-dilution protection adjustments, on a weighted average basis, upon our issuance of additional shares of common stock at a price that is less than the then current fixed conversion price (the fixed conversion price, together with any adjustments, is referred to as the “Fixed Conversion Price”).

Laurus may, at any time, convert the outstanding indebtedness of the Note into shares of our common stock at the then applicable Fixed Conversion Price.

Subject to the restrictions on conversion described below, Laurus shall be required to convert the monthly payment into shares of our common stock in the event that (i) the average closing price of our common stock for the five trading days preceding the due date of a Monthly Payment Amount is greater than 115% of the Fixed Conversion Price ($1.725 per share), and (ii) the amount of such conversion does not exceed 25% of the aggregate dollar trading volume of our common stock for the 22 trading days preceding the payment date.

In the event we do not meet the conversion criteria, payments will be made in cash at an amount equal to 102% of the principal amount of the cash portion of the Monthly Payment Amount being paid.

Release from Restricted Cash Account $652,500 of the Note proceeds were previously deposited into a restricted cash account. Funds held in the restricted cash account were released to us in April 2005.

Warrant Terms. The Warrant grants Laurus the right to purchase 3,520,000 shares of our common stock at $2.00 per share and 1,813,333 shares of our common stock at $3.00 per share. The Warrant expires on October 28, 2009. In addition, the new warrant grants Laurus the right to purchase up to 1,000,000 shares of our common stock at $2.50 per share for the first 666,667 shares and $3.00 per share for the next 333,333 shares. The new warrant expires on January 28, 2010.

Restrictions on Conversion of Note and Exercise of Warrant. Notwithstanding anything to the contrary set forth above, we may pay amounts due under the Note in shares of our common stock because we have an effective registration statement on file covering the resale of such shares. In addition, Laurus is not entitled to receive shares upon exercise of the Warrant, upon payment of principal and interest on the Note, or upon conversion of the Note if such receipt would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares. Such provision may be waived by Laurus upon 75 days prior written notice to us.

Right to Redeem Note. We have the option of prepaying the outstanding Amortizing Principal Amount in whole or in part by paying an amount equal to 130% of the principal amount being redeemed by giving at least seven (7) business days prior written notice of redemption to Laurus. In addition, we have the option of prepaying the outstanding Non-Amortizing Principal Amount in whole or in part by paying an amount equal to 130% of the Non-Amortizing Principal Amount to be redeemed by giving at least seven (7) business days prior written notice of redemption.

Security of Note. The Note is secured by a blanket lien on substantially all of the assets acquired in the Savage transaction, including the restricted cash account, pursuant to the terms of the security agreement executed by us. In the event we default under the agreements with Laurus, Laurus may enforce its rights as a secured party and accelerate payments under the Note and we may lose all or a portion of the assets acquired from Savage.

Registration Rights. Pursuant to the terms of the Registration Rights Agreement between Laurus and us, we were obligated to file a registration statement registering 10,666,666 shares of our common stock issuable upon conversion of the Note and exercise of the Warrant. We were required to file a registration statement on or before December 12, 2004 and have the registration statement declared effective on or before March 31, 2005. On October 29, 2004, we filed a registration statement on Form SB-2 which included the Laurus shares and was declared effective on June 30, 2005. Because the registration statement was not declared effective within the timeframe described, we would have been obligated to pay Laurus a fee equal to 2.0% of the aggregate original principal amount of the Note for each 30 day period (pro rated for partial periods) that such registration conditions were not satisfied but this obligation was waived in the Amendment No. 1. Pursuant to Amendment No. 1 to the Registration Rights Agreement, we are obligated to file a registration statement registering the 1,000,000 shares of our common stock issuable upon exercise of the New Warrant. We are obligated to file a registration statement on any date after January 28, 2005 upon which we file a registration statement with the Securities and Exchange Commission relating to the resale of our common stock on or before August 1, 2005. Further, pursuant to the amendment agreement executed on April 28, 2004, we have agreed to file semi-annual registration statements to register shares of our common stock issued to Laurus for the conversion of interest under the Note.

Right of First Refusal. Subject to certain exceptions, we have granted Laurus a right of first refusal to provide additional financing to us in the event that we propose additional debt financing or to sell any equity securities of Petrol.

Change in Control. The occurrence of a change of control in the controlling ownership of the Company would be a default under the Note.

Additional Restrictions. The financing documents contain certain restrictions regarding our operations while 25% of the principal amount of the Note is outstanding. Such restrictions include our agreement that, except with Laurus’ prior written consent (such consent not to be unreasonably withheld), we will not issue any (i) debt securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, or (ii) any equity securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, provided that no consent shall be necessary on the issuance of equity securities having such a variable/floating conversion feature where the conversion price is subject to a specified minimum “floor” price per share.

In addition, the financing documents, among other things, (i) prohibit us from paying dividends, issuing any preferred stock that is manditorily redeemable, or redeem any of our preferred stock or other equity interests, (ii) prohibit us from incurring additional debt other than (1) trade debt and debt incurred to finance the purchase of equipment, (2) any indebtedness incurred in connection with the purchase of assets in the ordinary course of business, (3) cancel any indebtedness owing to us in excess of $50,000 in the aggregate during any 12 month period, or (4) assume, guarantee, endorse or otherwise become liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by us for deposit or collection or similar transactions in the ordinary course of business.

Laurus Fund Term Note, Credit Facility, and Warrant dated October 31, 2005

On October 31, 2005, we entered into agreements with Laurus. Under the terms of the agreements we issued a Secured Term Note (the “Note”) in the aggregate principal amount of $10 million and a five-year warrant (the “Warrant”) to purchase 1,000,000 shares of the Company’s common stock at $2.00 per share (on June 20, 2006, Laurus transferred the 1,000,000 warrants to Pallas Production Corp.). The 1,000,000 warrants were registered in our S-1 registration statement effective November 8, 2006. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum.

On November 15, 2005, the funds were released from Escrow. Net proceeds to the Company from the financing, after payment of fees and expenses to Laurus and its affiliates, were $9,614,913.64. The proceeds were utilized by the Company to drill and develop its Coal Bed Methane (CBM) gas fields in eastern Kansas, known as the Coal Creek Project, as well as to install a gas gathering pipeline and processing system in the production areas. In addition, the Company paid finders’ fees of: (i) $50,000 in cash; and (ii) 50,000 shares of restricted common stock.

The following describes certain material terms of the financing transaction with Laurus. The description below is not a complete description of all terms of the financing transaction and is qualified in its entirely by reference to the agreements entered into in connection with the financing, which were attached as exhibits to Form 8-K filed on November 29, 2005.

Note Maturity Date and Interest Rate. The Note matures on October 31, 2008 absent earlier redemption by the Company, as described below. As mentioned above, annual interest on the Note is equal to the “prime rate” published in the Wall Street Journal from time to time, plus three and a quarter percent (3.25%), provided, that, such annual rate of interest may not be less than ten percent (10%) nor more than fourteen percent (14%).

Payment of Interest and Principal. Interest on the Note is payable monthly in arrears on the first day of each month during the term of the Note, commencing December 1, 2005. In addition, commencing May 1, 2006, the Company is required to make monthly principal payments equal to eighty percent (80%) of Net Revenue relating to all gas properties of the Company set forth on Exhibit A to the Secured Term Note, all gas properties of the Company acquired after the date of October 31, 2005 and all gas properties of Coal Creek Pipeline, Inc.

Warrant Terms. The Warrant grants Laurus Funds the right to purchase 1,000,000 shares of the Company’s common stock at $2.00 per share. The Warrant expires on October 31, 2010.

Restrictions on Exercise of Warrant. Notwithstanding anything to the contrary set forth above, Laurus is not entitled to exercise the Warrant if such receipt of shares of common stock would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of the Company’s common stock on the date of issuance of such shares. Such provision may be waived by Laurus upon 75 days prior written notice to the Company.

Right to Redeem Note. The Company has the option of prepaying the outstanding Amortizing Principal Amount in whole or in part by paying an amount equal to 100% of the principal amount being redeemed by giving at least seven (7) business days prior written notice of redemption to Laurus.

Security of Note. The Note is secured by a security interest in substantially all of the assets of the Company, certain assets of Neodesha Pipeline and Coal Creek Pipeline and in certain gas properties of the Company pursuant to various mortgages, deeds of trust, security agreements, financing statements and assignments of production.

Right of First Refusal. Subject to certain exceptions, the Company has granted Laurus Funds a right of first refusal to provide additional financing to the Company in the event that the Company proposes additional debt financing or to sell any equity securities of the Company.

Change in Control. The occurrence of a change of control in the controlling ownership of the Company would be a default under the Note. A change in control (as defined below) shall occur with respect to the Company, unless Laurus shall have expressly consented to such change of control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “Group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act), other than Laurus, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Company (other than a “Person” or “Group” that beneficially owns 35% or more of the such outstanding voting equity interests of the Company on the date of October 31, 2005), the Board of Directors of the Company shall cease to consist of a majority of the Company’s board of directors on the date of October 31, 2005 (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or the Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity.

Additional Restrictions. The financing documents contain certain restrictions regarding the operation of the Company while 25% of the principal amount of the Note is outstanding. Such restrictions include the Company’s agreement that, except with Laurus prior written consent (such consent not to be unreasonably withheld), it will not issue any (i)

debt securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, or (ii) any equity securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, provided that no consent shall be necessary on the issuance of equity securities having such a variable/floating conversion feature where the conversion price is subject to a specified minimum “floor” price per share.

In addition, the financing documents, among other things, (i) prohibit the Company from paying dividends, issuing any preferred stock that is manditorily redeemable, or redeem any of its preferred stock or other equity interests, (ii) prohibit the Company from incurring additional debt other than (1) trade debt and debt incurred to finance the purchase of equipment, (2) any indebtedness incurred in connection with the purchase of assets in the ordinary course of business, (3) cancel any indebtedness owing to it in excess of $50,000 in the aggregate during any 12 month period, or (4) assume, guarantee, endorse or otherwise become liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Company for deposit or collection or similar transactions in the ordinary course of business.

Additional Investment. In addition, Laurus, in their sole discretion, may purchase additional notes from the Company in an aggregate principal amount of up to $40,000,000 pursuant to substantially similar terms of the initial Note.

Laurus Funds Financing Transaction dated March 31, 2006

On March 31, 2006, we entered into agreements with Laurus to draw down an additional $5,000,000 under the credit facility provided by Laurus in October 2005. Under the terms of the Laurus agreements we issued a Secured Term Note (the “Note”) in the aggregate principal amount of $5 million and a five-year warrant (the “Warrant”) to purchase 200,000 shares of our common stock at $1.80 per share (on June 20, 2006, Laurus transferred the 200,000 warrants to Pallas Production Corp.). The 200,000 warrants were registered in our S-1 registration statement effective November 8, 2006. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. Concurrently with the agreements listed above, we amended and restated our previous $10 million Secured Term Note dated October 31, 2005 with Laurus.

On April 7, 2006, the funds were released from Escrow. Net proceeds to the Company from the financing, after payment of fees and expenses to Laurus and its affiliates, were $4,806,687.50. The proceeds are being utilized by the Company for drilling activities on our Coal Creek Project.

The following describes certain material terms of the financing transaction with Laurus. The description below is not a complete description of all terms of the financing transaction and is qualified in its entirely by reference to the agreements entered into in connection with the financing, which were attached as exhibits to Form 8-K filed on April 11, 2006.

Note Maturity Date and Interest Rate. The Note matures on March 30, 2009 absent earlier redemption by the Company, as described below. As mentioned above, annual interest on the Note is equal to the “prime rate” published in the Wall Street Journal from time to time, plus three and a quarter percent (3.25%), provided, that, such annual rate of interest may not be less than ten percent (10%) nor more than fourteen percent (14%).

Payment of Interest and Principal. Interest on the Note is payable monthly in arrears on the first day of each month during the term of the Note, commencing May 1, 2006. In addition, commencing May 1, 2006, we are required to make monthly principal payments equal to eighty percent (80%) of Net Revenue relating to all gas properties of the Company set forth on Exhibit A to the Secured Term Note, all gas properties of the Company acquired after the date of October 31, 2005 and all gas properties of Coal Creek Pipeline, Inc.

Warrant Terms. The Warrant grants Laurus the right to purchase 200,000 shares of our common stock at $1.80 per share. The Warrant expires on March 30, 2011.

Restrictions on Exercise of Warrant. Notwithstanding anything to the contrary set forth above, Laurus is not entitled to exercise the Warrant if such receipt of shares of common stock would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares. Such provision may be waived by Laurus upon 75 days prior written notice to the Company.

Right to Redeem Note. We have the option of prepaying the outstanding Amortizing Principal Amount in whole or in part by paying an amount equal to 100% of the principal amount being redeemed by giving at least seven (7) business days prior written notice of redemption to Laurus.

Security of Note. The Note is secured by a security interest in substantially all of the our assets, certain assets of Neodesha Pipeline and Coal Creek Pipeline and in certain gas properties of the Company pursuant to various mortgages, deeds of trust, security agreements, financing statements and assignments of production.

Right of First Refusal. Subject to certain exceptions, we have granted Laurus a right of first refusal to provide additional financing to the Company in the event that the Company proposes additional debt financing or to sell any equity securities of the Company.

Change in Control. The occurrence of a change of control in the controlling ownership of the Company would be a default under the Note. A change in control (as defined below) shall occur with respect to the Company, unless Laurus shall have expressly consented to such change of control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “Group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act), other than Laurus, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Company (other than a “Person” or “Group” that beneficially owns 35% or more of the such outstanding voting equity interests of the Company on the date of March 31, 2006), the Board of Directors of the Company shall cease to consist of a majority of the Company’s board of directors on the date of March 31, 2006 (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or the Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity.

Additional Restrictions. The financing documents contain certain restrictions regarding theoperation of the Company while 25% of the principal amount of the Note is outstanding. Such restrictions include the Company’s agreement that, except with Laurus prior written consent (such consent not to be unreasonably withheld), we will not issue any (i) debt securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, or (ii) any equity securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, provided that no consent shall be necessary on the issuance of equity securities having such a variable/floating conversion feature where the conversion price is subject to a specified minimum “floor” price per share.

In addition, the financing documents, among other things, (i) prohibit the Company from paying dividends, issuing any preferred stock that is manditorily redeemable, or redeem any of its preferred stock or other equity interests, (ii) prohibit the Company from incurring additional debt other than (1) trade debt and debt incurred to finance the purchase of equipment, (2) any indebtedness incurred in connection with the purchase of assets in the ordinary course of business, (3) cancel any indebtedness owing to it in excess of $50,000 in the aggregate during any 12 month period, or (4) assume, guarantee, endorse or otherwise become liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Company for deposit or collection or similar transactions in the ordinary course of business.

Laurus Funds Financing Transaction dated May 31, 2006

On May 31, 2006, we entered into agreements with Laurus to draw down an additional $10,000,000 under the credit facility provided by Laurus in October 2005. Under the terms of the Laurus agreements we issued a Secured Term Note (the “Note”) in the aggregate principal amount of $10 million and a five-year warrant (the “Warrant”) to purchase 400,000 shares of our common stock at $1.65 per share (on June 20, 2006, Laurus transferred the 400,000 warrants to Pallas Production Corp.). The 400,000 warrants were registered in our S-1 registration statement effective November 8, 2006. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. Concurrently with the agreements listed above, we amended and restated our previous $10 million Secured Term Note dated October 31, 2005 and $5 million Secured Term Note dated March 31, 2006 with Laurus.

On June 2, 2006, the funds were released from Escrow. Net proceeds to the Company from the financing, after payment of fees and expenses to Laurus and its affiliates, were $9,629,678.68. The proceeds are being utilized by the Company for drilling activities on our Coal Creek Project.

The following describes certain material terms of the financing transaction with Laurus. The description below is not a complete description of all terms of the financing transaction and is qualified in its entirely by reference to the agreements entered into in connection with the financing, which were attached as exhibits to Form 8-K filed on June 15, 2006.

Note Maturity Date and Interest Rate. The Note matures on May 31, 2009 absent earlier redemption by the Company, as described below. As mentioned above, annual interest on the Note is equal to the “prime rate” published in the Wall Street Journal from time to time, plus three and a quarter percent (3.25%), provided, that, such annual rate of interest may not be less than ten percent (10%) nor more than fourteen percent (14%).

Payment of Interest and Principal. Interest on the Note is payable monthly in arrears on the first day of each month during the term of the Note, commencing July 1, 2006. In addition, commencing July 1, 2006, we are required to make monthly principal payments equal to eighty percent (80%) of Net Revenue relating to all gas properties of the Company set forth on Exhibit A to the Secured Term Note, all gas properties of the Company acquired after the date of October 31, 2005 and all gas properties of Coal Creek Pipeline, Inc.

Warrant Terms. The Warrant grants Laurus the right to purchase 400,000 shares of our common stock at $1.65 per share. The Warrant expires on May 31, 2011.

Restrictions on Exercise of Warrant. Notwithstanding anything to the contrary set forth above, Laurus is not entitled to exercise the Warrant if such receipt of shares of common stock would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares. Such provision may be waived by Laurus upon 75 days prior written notice to the Company.

Right to Redeem Note. We have the option of prepaying the outstanding Amortizing Principal Amount in whole or in part by paying an amount equal to 100% of the principal amount being redeemed by giving at least seven (7) business days prior written notice of redemption to Laurus.

Security of Note. The Note is secured by a security interest in substantially all of the our assets, certain assets of Neodesha Pipeline and Coal Creek Pipeline and in certain gas properties of the Company pursuant to various mortgages, deeds of trust, security agreements, financing statements and assignments of production.

Right of First Refusal. Subject to certain exceptions, we have granted Laurus a right of first refusal to provide additional financing to the Company in the event that the Company proposes additional debt financing or to sell any equity securities of the Company.

Change in Control. The occurrence of a change of control in the controlling ownership of the Company would be a default under the Note. A change in control (as defined below) shall occur with respect to the Company, unless Laurus shall have expressly consented to such change of control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “Group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act), other than Laurus, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Company (other than a “Person” or “Group” that beneficially owns 35% or more of the such outstanding voting equity interests of the Company on the date of May 31, 2006), the Board of Directors of the Company shall cease to consist of a majority of the Company’s board of directors on the date of May 31, 2006 (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or the Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity.

Additional Restrictions. The financing documents contain certain restrictions regarding the operation of the Company while 25% of the principal amount of the Note is outstanding. Such restrictions include the Company’s agreement that, except with Laurus prior written consent (such consent not to be unreasonably withheld), we will not issue any (i) debt securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, or (ii) any equity securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, provided that no consent shall be necessary on the issuance of equity securities having such a variable/floating conversion feature where the conversion price is subject to a specified minimum “floor” price per share.

In addition, the financing documents, among other things, (i) prohibit the Company from paying dividends, issuing any preferred stock that is manditorily redeemable, or redeem any of its preferred stock or other equity interests, (ii) prohibit the Company from incurring additional debt other than (1) trade debt and debt incurred to finance the purchase of equipment, (2) any indebtedness incurred in connection with the purchase of assets in the ordinary course of business, (3) cancel any indebtedness owing to it in excess of $50,000 in the aggregate during any 12 month period, or (4) assume, guarantee, endorse or otherwise become liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Company for deposit or collection or similar transactions in the ordinary course of business.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

1.	20 to 33 1/3%,
2.	33 1/3 to 50%, or
3.	more than 50%.

A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which;

1.	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and
2.	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of Petrol, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of Petrol. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having;

1.	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;
2.	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or
3.	representing 10 percent or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

1.

the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

2.	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or
3.	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent

The transfer agent for our common stock is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, NV 89119.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements of Petrol as of December 31, 2006 and December 31, 2005 are included in this prospectus and have been audited by Weaver & Martin, LLC, an independent auditor, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101.

Neither of Weaver & Martin nor Stoecklein Law Group has been hired on a contingent basis, will receive a direct or indirect interest in Petrol or have been a promoter, underwriter, voting trustee, director, officer, or employee, of Petrol.

DISCLOSURE OF COMMISSION

POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

No director of Petrol will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in our articles of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders
•	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law
•	for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting Petrol. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Petrol in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is unenforceable.

DESCRIPTION OF BUSINESS

General Development of Business

Petrol Oil and Gas, Inc. was incorporated in the State of Nevada in March of 2000 as Euro Technology Outfitters. On August 19, 2002 we acquired approximately 289 oil and gas mineral leases from Petrol Energy, and concurrently changed our name to Petrol Oil and Gas, Inc. Our common stock trades on the over-the-counter securities market through the National Association of Securities Dealers Automated Quotation Bulletin Board System, under the trading symbol “POIG”.

Business of Issuer

We are an oil and gas exploration, development and production company. Our properties are located in the Cherokee and Forrest City Basins along the Kansas and Missouri border. Our corporate strategy is to continue building value in the Company through the development and acquisition of gas and oil assets that exhibit consistent, predictable, and long-lived production. Our current focus is Coal Bed Methane reservoirs in the central U.S., which produce both Coal Bed Methane (“CBM”) and at times conventional gas.

We have consolidated a strong lease position in CBM that contains quality proven gas reserves, some of which are adjacent to interstate pipeline systems which provide ready access to sales markets for our produced gas. Beginning in 2005 our focus turned to developing and producing the company’s leases so as to realize the value held within their reserves. With approximately 112,000 gross leased acres (92,000 net acres) as of December 31, 2006 the task of developing the properties with wells on 160 acre spacing could involve emplacing in excess of 1,000 production wells. Petrol holds a 100 % working interest and an average 80% net revenue interest in these leases and Petrol is the operator of all of its producing properties.

During 2006, Petrol’s total gas production was approximately 1.038 Billion cubic feet (Bcf) (0.831 net to Petrol) as compared to 2005 when its gas production totaled approximately 0.969 Bcf (0.812 net to Petrol). This represents an increase of approximately 2.33% and is the result of implementing our 2005-2006 development plan. With a mix of daily gas pricing and fixed forward pricing contracts or hedges Petrol's revenues rose to $6,532,798.

In order to develop this large resource base we have segregated our leases into five separate Projects which include:

1.	Petrol-Neodesha Project - 10,000 gross acre (8,000 net acres) with approximately 104 production wells and 8 salt water disposal (SWD) wells.
2.	Coal Creek Project - current development of about 92,000 gross acres (73,000 net acres) with 51 production wells, 5 salt water disposal wells and gas gathering infrastructure.
3.	Oil Field Projects - 10,000 gross acres.

Coal Creek Project

The Coal Creek Project, centered in Coffey County, Kansas, includes leases covering about 92,000 gross acres. In October 2005 we finalized an agreement and other documents whereby Laurus Master Funds, Ltd. would provide a debt facility of up to $50,000,000 with the first $10,000,000 received in November 2005. In March 2006 we received the second installment of $5,000,000 and in May of 2006 we received the third installment of $10,000,000.

The Coal Creek development plan is based upon drilling and completing some 540 wells along with three gas gathering pipelines and gas processing systems. To better manage the development of this large acreage position and take advantage of the three interstate pipelines that cross our leases, we divided the project into three fully self contained areas:

1.	Burlington Area – about 15,000 gross acres located in southwestern Coffey County, Kansas. This was our assessment area in which we drilled our first test wells.
2.	Waverly Area – about 40,000 gross acres located in northeastern Coffey County, Kansas, Southern Osage County and Western Anderson County, Kansas.
3.	Lebo Area – about 37,000 acres located in northwestern Coffey County, Kansas.

The full development plan is expected to be executed in multiple phases. The pace of the development will obviously depend on the availability of the financing program, lender restrictions, general economic conditions, and potential other factors relevant to this type of development plan.

The first phase of our Coal Creek development plan included the drilling and completion of 32 production wells and 2 salt water disposal (SWD) wells in the Burlington area. These initial Phase 1 Burlington wells were incrementally connected to Petrol’s Coal Creek gas gathering, compressor and gas processing system as well as its salt water disposal system. Gas transport and sales, as well as testing and integration of these wells with the Enbridge Interstate pipeline began in April 2006.

Phase I development in the Waverly area began during the first quarter of 2006 and included drilling and completing 19 CBM production wells and 1 SWD well. By mid June, our new Waverly gas gathering pipeline system was integrated with these 19 production wells and our gas compressor station. Our field operations emplaced a second high pressure tap on the Enbridge Interstate Pipeline along with gas sales monitoring systems. By year end 2 new production wells were included in the Waverly area bringing the total to 21 production wells.

During the second half of 2006 it became evident that water production rates from the producing coal seams in both Burlington and Waverly were higher than anticipated and thus two additional salt water disposal wells were drilled, one in Burlington and one in Waverly. In early October after receiving approval from the Kansas Corporation Commission to operate both new SWD’s they were integrated into the production system. The inclusion of these new SWD’s has almost doubled the available salt water disposal capacity in Burlington and Waverly.

To further our understanding of the water and gas production mechanisms from these multiple coal seams Petrol has concentrated its technical efforts on a cluster of 5-6 closely spaced wells in Burlington and Waverly. Our objective is to de-water these wells and the area around these wells as quickly and efficiently as possible thus exposing the gas bearing coal seams directly to the wellbore. The methodology being employed to attain that objective includes:

•	increasing the size of the downhole pumps in order to produce as much water as the well can possibly produce.
•	employing new chemical additives and stronger pump rods that are anticipated to reduce down time and permit sustained and continuous de-watering periods.
•	gathering daily detailed measurements of these wells behavior which is captured and reviewed by the technical staff on a weekly basis.

Since the Burlington area was developed first those wells in addition to having longer and sustained de-watering times also have some conventional sandstone reservoirs and therefore have been selling gas into the Enbridge Interstate pipeline since late April 2006. However the implementation of our testing and analysis efforts involving our cluster wells described above has at times interrupted or curtailed gas production and thus sales.

The Waverly wells have been in various stages of de-watering and the sustained disposal rates improved substantially following the inclusion and operation of a new SWD well in early October 2006. Gas production from the wells is modest and has not as yet reached the level or sustainability to meet Enbridge pipeline requirements.

The entire Coal Creek development plan includes drilling and completing about 540 production wells and adding one more gas gathering pipeline and gas processing system to the existing two systems. The timing and the extent of the development will obviously depend on the availability of the financing program, the economic and technical conclusions based on the analysis of our testing program and favorable market conditions

Petrol-Neodesha Project

Our gas producing leases known as Petrol-Neodesha, in the Neosho and Wilson counties, account for approximately 10,000 of the total 165,000 gross leased acres.

Gas production from Petrol-Neodesha during 2006 amounted to about 0.998 Bcf (0.793 Bcf net to Petrol) as compared to about 0.969 Bcf (0.770 Bcf net to Petrol) for 2005. This represents roughly a 2.95% increase year over year.

The Petrol-Neodesha project includes 104 CBM production wells, 8 SWD wells and a fully contained and integrated gas gathering pipeline and gas processing system. On average 101 of the 104 CBM producing wells are in active production. Our development plan is currently being implemented that includes drilling additional wells, improving and re-completing existing wells and enhancing the gas gathering system. This plan was designed to serve as the blueprint to enhance the Net Asset Value of these properties, increase production revenue and provide knowledge for development of remaining leases in this and our other Project areas. These Petrol-Neodesha properties have provided us with the bulk of our revenue stream and value in proven producing reserves.

In the spring and summer of 2005 we implemented Phase I of our Neodesha development plan that involved expanding the production capacity of our existing gas gathering pipeline system and drilling several new production wells. Pipeline enhancements included adding approximately 3.5 miles of high capacity gas gathering pipeline and strategically incorporating 2 new booster stations to reduce pipeline pressure as well as to provide a higher level of compressor redundancy. In addition, the reduced pipeline pressure was designed to increase production from existing production wells and in fact overall field production was found to increase by about 425 Mcfd. Furthermore, the capacity of the main pipeline gathering lines was doubled and will serve to accommodate production from 50 to 100 new development and re-completion wells. We also incorporated a new gas processing unit into our Neodesha pipeline system to support growing gas sales and enhance gas quality.

The second element of the Phase I development plan involved drilling a series of new multi-zone CBM production wells throughout the year. Since January 1, 2006, Petrol has re-completed or drilled 17 new multi-zone production wells on its Petrol-Neodesha properties, with a 100% success rate. These new wells are connected to Petrol’s gas gathering pipeline and gas processing system for further transport of produced gas through the Southern Star Interstate pipeline to our sales market.

The Neodesha development plan involves implementing a program employing advancedstimulation methodologies and staged re-completion techniques. The program is designed to improve our overall understanding of the effectiveness of multi-zone stimulations and their ability to enhance production and reduce stimulation costs. Petrol is actively involved in executing the data acquisition portion of this plan. Petrol has employed outside consultants with expertise in fracture stimulation of un-conventional reservoirs such as CBM to support our efforts in this technical program.

Overall gas production in 2006 was an all time high amounting to about 0.998 Bcf. Based on our current field performance and production levels, we plan to aggressively develop future production activities and lease acquisitions in and around Petrol-Neodesha.

Oil Field Project

Petrol holds a 100% working interest in several oil producing properties in eastern Kansas that produced approximately 22,249 barrels of oil (bbl) during 2006 (17,954 bbl net to Petrol). The oil producing wells on these properties and in the surrounding areas are generally defined as stripper wells and usually produce under the influence of a water flood.

Oil production from these wells is very dependent on weather conditions and the continuous injection of water in the water flood. As a consequence, production during winter months is often curtailed by cold weather particularly by freezing and during periods when rain fall is limited thereby reducing the amount of water that might be available for water flooding. As a consequence, monthly oil production varies considerably depending on the season and prevailing weather conditions.

Petrol continues to operate and improve these oil properties as efficiently and economically as possible. We employ contract pumpers to monitor and maintain production and local service companies to perform supportive maintenance on the wellbores and pumping equipment.

Although November and December of 2006 in eastern Kansas were not particularly plagued by continuous cold or freezing weather that changed significantly in Jan and Feb 2007 and the freezing weather tended to reduce production often by as much as 50%. These are not unusual circumstances for the Kansas plains and we expect production to increase as the milder spring weather approaches.

The Market: Natural Gas Supply and Demand

Petrol believes that the rising oil and gas prices, combined with geopolitical instability and soaring demand from burgeoning economies in China and India have increased the intrinsic value of predictable, secure, North American reserves, and we expect this trend to continue in light of tensions in the Middle East and certain other foreign countries (e.g., Venezuela, Nigeria).

The National Petroleum council estimates the US demand for natural gas to increase from 22 Trillion cubic feet (TCF) in 1998 to over 31 TCF by 2015. This nearly 50% increase in demand for natural gas coupled with constrained supplies from conventional sources and storage facilities suggests an urgent need for new gas sources. Although conventional gas sources such as high permeability sandstones supply about 60% of the US demand (13 TCF in 1998), projections indicate a flat to declining supply through year 2015. The shortfall in conventional gas supply is expected to be taken up by production from un-conventional sources such as tight gas sandstones/shales, associated gas, and CBM.

CBM shows great promise as a future source of natural gas, with the US Geological Survey estimating some 700 TCF contained in 6 major CBM basins in the continental US. This constitutes an enormous reserve, almost the entire US demand for the next 25 years. The Western Interior Basin covering portions of Oklahoma, Kansas, and Missouri is one of those 6 major basins. The Gas Research Institute estimates CBM gas reserves in the Forrest City and Cherokee basin, the two sub-basins of the Western Interior Basin, contain approximately 7 TCF. Petrol’s leases all lie within one or both of these sub-basins

Given the current volatility of the natural gas market, hedging has become a part of Petrol’s operating strategy. We believe the current supply and demand fundamentals will lead to a strengthening in prices. Consequently, Petrol intends to continually evaluate its hedge position, if any, and enter into contracts accordingly.

CBM Production

CBM production is similar to conventional natural gas production in terms of the physical production facilities and the product produced. However, surface mechanics and some production characteristics of CBM wells are quite different from traditional natural gas production wells. Methane gas is created as part of the coalification process. Coals vary in their methane gas content which is defined by the industry as cubic feet of gas per ton of coal. Conventional natural gas wells assume a porous and permeable reservoir, hydrocarbon migration and a natural structural or stratigraphic trap. However, CBM is trapped in the molecular structure of the coal itself until it is released by pressure changes, resulting from water removal from the coal-bed.

Water completely permeates coal-beds and the natural fracture system or cleats as they are normally referred. In good producing areas the cleats are pervasive throughout the coal-beds. CBM gas, principally methane, is adsorbed onto the grain surfaces of the coal. To produce CBM, the water must be drawn off first, lowering the pressure so that the methane gas will desorb from the coal thus allowing gas to flow from the coal into the de-watered cleats that act as high permeable conduits to the well bore, where gas can be produced at the well head. These cleats are assumed to have been formed during the coalification and uplifting processes. If cleat permeability is adequately developed it may allow commercial quantities of methane gas to be produced from the well. The qualities of productive CBM wells include coal quality, the content of natural gas per ton of coal, thickness of the coal-beds, reservoir pressure, existence of natural fractures, and overall permeability of the coal-bed.

CBM production also differs from conventional gas production that normally starts at its highest production rate and then declines with time. Because coal-beds have water residing within the cleats, the water needs to be withdrawn in order to promote production of the adsorbed gases. Thus, for the case of CBM, initial water production is high and diminishes with time. CBM gas production, however, starts at a relatively low rate reaching a peak some months later and then begins to decline.

CBM production is attractive due to several geological factors. Coal stores six or seven times as much gas as a conventional natural gas reservoir of equal rock volume due to the large internal surface area of coal. Significant amounts of coal are accessible at shallow depths, making well drilling and completion relatively inexpensive. Finding costs are also low since methane occurs in coal deposits, and the location of the Nation’s coal resources is well defined by the USGS.

Corporate Business Objectives

Petrol’s primary business objective is to create value in the company through the production of economic quantities of natural gas from CBM and other producible intervals. In the 6 major US CBM basins, the coal-beds vary greatly in thickness, quality and gas content. They also range in depths from very near surface, less than 500 ft, to very deep, greater than 25,000 ft. The difficulty, risks and costs associated with extracting CBM from deep formations increases quite rapidly and nonlinearly with depth. Average depth for a well in the areas where Petrol holds leases range between 600 ft and 1,700 ft.

Petrol intends to achieve its objective of continuously creating value by:

(a)	Establishing suitable scaled and financed development programs to realize commercial production from proven reserves on our existing leased acreage.
(b)	Determining the appropriate financing and development methods to realize production from probable reserves in relative close proximity to our existing proven leased acreage.
(c)	Assessing farm out arrangements for non core leases or geographies.
(d)	Adding mineral leases in core areas to achieve economies of scale, while continually selling marginal and non strategic leased properties.
(e)	Acquiring and developing potentially high profit margin leased properties, including producing oil and gas fields.
(f)	Enhancing the value of our production through the use of marketing arrangements and forward sales of known production.

Developmental Program

Petrol acquired leases in the Forrest City and Cherokee Basins because the leased area had the following attributes:

•	relatively shallow CBM (<2,500 ft),
•	good coal rank, gas content and distribution within the basin,
•	low cost mineral leases,
•	access to interstate pipeline systems, and
•	nearby oil and gas services.

The Western Interior Province located in the mid-continent, where the Petrol leases are located, shows great promise because the sub-basins embody an extensive aerial distribution of shallow buried coal-beds, sizeable portions appear to contain large quantities of high quality natural gas and have several readily available interstate pipelines for sales and distribution. It appeared that an area well suited for Petrol’s Coal Creek Project was in and around Coffey County, Kansas, where gas bearing coals are contained within the Forrest City and Cherokee basins, sub-basins of the larger Western Interior basin.

Since portions of Petrol’s acquired mineral leases have existing oil or gas wells, some of them are being considered for re-completion in sandstones or other conventional type reservoirs and coal-beds that appear economically productive. These will add to our knowledge base and may provide financial support for anticipated expansion. This developmental strategy is exemplified in our Petrol-Neodesha project which produced approximately 0.998 Bcf during 2006 or about 0.794Bcf of net production to Petrol.

Leasing Activities

As of December 31, 2006, we have about 900 signed lease agreements totaling approximately 112,000 gross acres (92,000 net acres). These leases are contained within Coffey County, Kansas and the adjacent counties of Anderson, Franklin, Woodson, Wilson and Neosho. In the event that we are successful in the development phase of our plan and find commercially producible gas or oil, we intend to lease additional available mineral rights to the extent that we believe such land will further our exploration and development activities and provide increased value to Petrol.

All of the mineral leases that Petrol has executed grant it the exclusive right to explore for and develop oil, gas and other hydrocarbons and minerals that may be produced from wells drilled on the leased property without any depth restrictions. Each lease also grants us rights of way to easements for laying pipelines and servicing or drilling other wells in the vicinity of the leased property.

Our lease agreements vary both in term and price per acre. Some of our leases are for 2 year periods at $2/acre with extensions for 3 additional years, others are for 3 year periods at $3/acre with extensions for 3 additional years, while others are for 5 years at $1/acre with extensions for 3 additional years, and finally others are for 5 years at $10/acre with extensions for 3 additional years.

Our leases are on a paid up basis. Petrol has agreed to pay each lessor a royalty equal to 12.5% of any oil, gas or other minerals that may be produced from wells drilled on their leased property. In the event of a shut-in well capable of producing oil or gas, we have agreed to pay the lessor a royalty per net mineral acre. All the lease agreements allow Petrol to hold the lease with production.

Petrol continually reviews its lease obligations to determine which leases it will not, or may not renew. As of the date of this filing, Petrol may not renew or have rights to renew portions of its leases.

Under its leases, Petrol has the right to pool the leased property with other land owned or leased by it in the immediate vicinity for the production of oil or gas. With respect to shallow gas and associated hydrocarbons produced in conjunction therewith, we have the right to pool or unitize the leased properties into a development pool of a maximum of 3,000 acres if we have drilled at least 2 wells within the pooled unit no later than 1 year after the expiration of the primary term of the lease.

We have completed a standard due diligence process on our leased property, including obtaining a title or title insurance to confirm our rights to any oil, gas or other minerals produced pursuant to our leases. Our final interest in any oil, gas or other mineral that we produce may vary depending upon negotiations with the mineral owners, financers, if any, as well organizations that we may contract to perform drilling, completion and operating activities on our wells.

Petrol has rights to a 100% working interest in all of its leased acreage. A “working interest” is the operating interest that gives us, as the operator, the right to drill, produce and conduct operating activities on the property and a share of production. Petrol has a Net Revenue interest (NRI) between 79.5% and 84.375% on all leased acreage.

Until the acquisition of the Petrol-Neodesha, most of our capital expenditures were associated with the acquisition of oil and gas mineral leases, raising capital and administrative costs. Our strategy now shifts to that of realizing value from those expenditures through the drilling and production of our properties, starting in our proven reserve areas. We intend to continue to expand our lease base, as appropriate. The rate of development will be carefully designed to blend external financing with income from existing production and other sources.

Gas Purchase and Sale Agreement

To reduce our exposure to unfavorable changes in natural gas prices we utilize energy swaps in order to have a fixed-price contract. These contracts allow us to be able to predict with greater certainty the effective natural gas prices to be received for hedged production and benefit operating cash flows and earnings when market prices are less than the fixed prices provided under the contracts. However, we will not benefit from market prices that are higher than fixed prices in contracts for hedged production. If we are unable to provide the quantity that we have contracted for we will have to go to the open market to purchase the required amounts that we have contracted to provide.

In 2005, Petrol entered into contracts with Seminole Energy Services LLC to sell 60,000 mmbtu per month for the period of March 2005 to February 2006 at various fixed prices with the overall average price of $5.99. Additionally, Petrol had contracts with Virginia Power to sell certain of its gas production through March 2007 at various fixed prices with the overall average price of $8.13.

From April 2007 through March 2008 Petrol has agreed to sell approximately 30,500 mmbtu at an average sales price of $7.32. The remainder of Petrol’s gas sales will be at current market price.

Governmental Regulations

Regulation of Oil and Natural Gas Production. Our oil and natural gas exploration, production and related operations, when developed, are subject to extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies. For example, some states in which we may operate require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Such states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry will most likely increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Federal Regulation of Natural Gas. The Federal Energy Regulatory Commission (“FERC”) regulates interstate natural gas transportation rates and service conditions, which may affect the marketing of natural gas produced by us, as well as the revenues that may be received by us for sales of such production. Since the mid-1980’s, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of natural gas. Order 636 mandated a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC’s purposes in issuing the order was to increase competition within all phases of the natural gas industry. The United States Court of Appeals for the District of Columbia Circuit largely upheld Order 636 and the Supreme Court has declined to hear the appeal from that decision. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines’ traditional role as wholesalers of natural gas in favor of providing only storage and transportation service, and has substantially increased competition and volatility in natural gas markets.

The price we may receive from the sale of oil and natural gas liquids will be affected by the cost of transporting products to markets. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. We are not able to predict with certainty the effect, if any, of these regulations on our intended operations. However, the regulations may increase transportation costs or reduce well head prices for oil and natural gas liquids.

Environmental Matters

Our operations and properties subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may:

•	require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;
•	limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and
•	impose substantial liabilities for pollution resulting from our operations.

The permits required for our operations may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, we are in substantial compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general.

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”) and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring land owners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

The Endangered Species Act (“ESA”) seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. ESA provides for criminal penalties for willful violations of the Act. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our operations will be in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject us to significant expenses to modify our operations or could force us to discontinue certain operations altogether.

Competition

We compete with numerous other oil and gas exploration companies. Many of these competitors have substantially greater resources than we do. Should a larger and better financed company decide to directly compete with us, and be successful in its competitive efforts, our business could be adversely affected.

Personnel

As of December 31, 2006, we had eight full time employees and two part time employees as well as up to twelve contract personnel that support and operate our field operations. Currently, we have four full time employees and two part time employees as well as up to twelve contract personnel that support and operate our field operations. As drilling production activities increase, we intend to hire additional technical, operational and administrative personnel as appropriate. None of our employees are subject to any collective bargaining agreements; however, we have entered into an employment agreement with our CEO.

Consultants

On August 7, 2006, we renewed our consulting agreement with CEOcast, Inc., wherein CEOcast agreed to provide us with investor relations services. The term of the agreement is for one year. We agreed to compensate CEOcast $7,500 upon signing the agreement and 60,000 shares of our common stock. In addition, we will pay CEOcast $7,500 on or before the 7th day of each month during the term of the agreement. The 60,000 shares of common stock were issued to CEOcast on September 26, 2006.

On January 1, 2006, we entered into a consulting agreement with RJ Falkner & Company, Inc. for a period of one year. The consultant agreed to prepare two “Research Profile” reports and distribute such reports to over 10,000 investment professionals during the first twelve months of the agreement. We agreed to pay a retainer fee payable monthly, in advance, at a rate of $3,500 per month plus reimbursement of any expenses incurred in the provision of these services. In addition we agreed to grant the consultant a three year option to purchase 110,000 shares of our common stock at $1.76 per share.

Subsequent to year-end, our board of directors engaged the services of Duane Fadness, a current member of our board of directors, to assist in evaluating our field operations. Mr. Fadness will be paid $1,000 per day for services performed on our behalf along with being reimbursed for out of pocket costs and expenses.

Our proposed personnel structure could be divided into three broad categories: management and professional, administrative, and project field personnel. As in most small companies, the divisions between these three categories are somewhat indistinct, as employees are engaged in various functions as projects and work loads demand.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with the financial statements section included elsewhere in this prospectus.

OVERVIEW AND OUTLOOK

We are an oil and gas exploration, development and production company. Our properties are located in the Cherokee and Forrest Basins along the Kansas and Missouri border. Our corporate strategy is to continue building value through the development and acquisition of gas and oil assets that exhibit consistent, predictable, and long-lived production. Our current focus is Coal Bed Methane reservoirs in the central U.S., which produce both Coal Bed Methane (“CBM”) and at times conventional gas.

Results of Operations for the Fiscal Years Ended December 31, 2006 and 2005.

The following table summarizes selected items from the statement of operations at December 31, 2006 compared to December 31, 2005.

INCOME:

	Fiscal Year Ended December 31,
	2006	2005	Increase / (Decrease)
	Amount	Amount	$	%
Revenues	$ 6,532,798	$ 5,244,806	$ 1,287,992	25%

Revenues

Revenues for the fiscal year ended December 31, 2006 were $6,532,798 compared to revenues of $5,244,806 in the fiscal year ended December 31, 2005. This resulted in an increase of $1,287,992 or 25%, from the same period one year ago. The increase in revenues is a result of increases in overall gas production and sales as well as higher hedged prices of our gas and higher daily spot gas prices for the first 8 months of 2006.

EXPENSES:

	Fiscal Year Ended December 31,
	2006	2005	Increase / (Decrease)
	Amount	Amount	$	%
Expenses:
Direct Costs	$ 2,908,693	$ 3,084,494	$(175,801)	(6%)
Pipeline costs	910,739	230,944	679,795	294%
General and administrative	1,649,028	1,616,334	32,694	(2%)
Professional and consulting Fees	1,957,177	2,577,970	(620,793)	(24%)
Salaries and wages	262,436	264,049	(1,613)	-
Salaries and wages – relatedparty	753,009	234,636	518,373	221%
Depreciation, depletion and amortization	2,811,185	1,392,342	1,418,843	102%
Total expenses	11,252,267	9,400,769	1,851,498	20%

Net operating (loss)	(4,719,469)	(4,155,963)	563,506	14%

Other income (expense):
Interest expense	(3,075,739)	(1,807,833)	1,267,906	70%

Net loss	$(7,795,208)	$(5,963,796)	$1,831,412	31%

Direct Costs

Direct costs are the costs associated with operating producing wells, and transporting the oil and natural gas to the market for sale. Direct cost for the fiscal year ended December 31, 2006 was $2,908,693, a decrease of $175,801, or 6%, from $3,084,494 for the fiscal year ended December 31, 2005. The decrease over the prior period is directly attributable to our reduction in costs related to work-overs, repairs and modification to the Neodesha wells and pipeline system that we had previously experienced during the same period in the previous year. We do not anticipate maintenance and work-over costs to that extent in the future and our current direct operating costs are more indicative of our overall production costs.

Pipeline Costs

Pipeline costs for the fiscal year ended December 31, 2006 were $910,739, an increase of $679,795, or 294%, from $230,944 for the fiscal year ended December 31, 2005. The increase in pipeline costs in the current period was partially the result of the addition of our Coal Creek Pipeline as well as additional maintenance costs required in order to maintain in a fully operational status.

General and Administrative Expenses

General and administrative expenses for the fiscal year ended December 31, 2006 were $1,649,028, an increase of $32,694 or 2%, from $1,616,334 for the fiscal year ended December 31, 2005. The minimal increase in general and administrative expenses is attributable to additional office and administrative costs associated with increased field operations.

Professional and Consulting Fees

Professional and consulting fees for the fiscal year ended December 31, 2006 was $1,957,177, a decrease of $620,793, or 24% from $2,577,970 for the fiscal year ended December 31, 2005. The decrease in professional and consulting fees in the current period was a result of decreased investor relations and accounting fees to our prior CFO.

Salaries and Wages

Salaries and wages for the fiscal year ended December 31, 2006 was $262,436, a decrease of $1,613, or 0.02% from $264,049. As expected, we did not intend to increase staffing levels during our project development stage. Our project managers and support staff for the development of our Coal Creek project were placed during 2005.

Salaries and Wages – Officer

Salaries and wages – Officer, for the fiscal year ended December 31, 2006 was $753,009 compared to $234,636 in 2005. The increase in the amount of $518,373 or 221% is primarily due to the amortization of options granted pursuant to his employment agreement of October 2005. In addition, a bonus in the amount of $100,000 was granted by the Board of Directors for the efforts of our CEO in connection with our financing agreements.

Depreciation, Depletion, and Amortization Expense

Depreciation, depletion, and amortization expense for the fiscal year ended December 31, 2006 was $2,811,185, an increase of $1,418,843, or 102%, from $1,392,342 for the fiscal year ended December 31, 2005. The increase in depreciation, depletion and amortization expense was a result of increased depletion on each unit of production due to our increase in capital expenditures and a decline in reserves.

Net Operating (Loss)

The net operating loss for the fiscal year ended December 31, 2006 was $4,719,469, versus a net operating loss of $4,155,963 for the fiscal year ended December 31, 2005, a change in net loss of $563,506 or 14%. The increase in net operating loss is attributable to our increase in depletion which was offset slightly by our decrease in professional fees.

Other Income (Expense)

Interest expense

Interest expense for the fiscal year ended December 31, 2006 was $3,075,739, an increase of $1,267,906, or 70%, from $1,807,833 for the fiscal year ended December 31, 2005. The increase in interest expense is the result of the increased amount of debt financing received from Laurus Funds, including $1,295,726 attributable to the accretion of warrants issued to Laurus.

Net Loss

Our net loss for the fiscal year ended December 31, 2006 was $7,795,208, an increase of $1,831,412, or 31%, from $5,963,796 for the fiscal year ended December 31, 2005. The increase in net loss is the net result of increased interest expense and operating expense partially offset by increased revenues.

Contractual Obligations

Future payments due on our contractual obligations as of December 31, 2006 are as follows:

	Total	2007	2008-2009	2010-2011	Thereafter

Laurus Convertible Note	$3,432,360	$3,432,360	$--	$--	$--
Laurus Term Notes	23,893,449	10,748,640(1)	13,144,809
Asset retirement obligations	907,797	--	--	--	907,797
Notes Payable	37,674	12,588	25,086	--	--
Derivatives	58,133	--	58,133	--	--
Total	$28,329,413	$14,193,588	$13,228,028	$--	$907,797

(1) See footnote number 5 in the Notes to Consolidated Financial Statements.

Analysis and Discussion of Cash Flow

In the fiscal year ended December 31, 2006 our cash position decreased by $2,589,024. Our operating activities utilized $2,895,855 of cash mainly from operating expenses we incurred. We also used $12,536,423 of our cash for the capitalized costs of the pipeline, the capitalized cost of drilling more wells and for the acquisition and renewal of oil and gas leases. We repaid $1,833,053 on our notes, borrowed $15,000,000 and paid loan fees of $563,634.

Results of Operations for the Years Ended December 31, 2005 and 2004

The following overview provides a summary of key information concerning our financial results for the fiscal years ended on December 31, 2005, and 2004.

	Year Ended December 31,
	2005	2004

Revenue	$5,244,806	$866,924

Expenses:
Direct costs	3,084,494	221,339
Pipeline costs	230,944	-
General and administrative	1,616,334	607,617
Professional and consulting fees	2,577,970	1,906,036
Salaries and wages	264,049	225,745
Salaries and wages – related party	234,636	166,667
Depreciation, depletion and amortization	1,392,342	213,475
Acquisition costs	-	654,000
Total expenses	9,400,769	3,994,879

Net operating (loss)	(4,155,963)	(3,127,955)

Other income (expense):
Interest expense, net	(1,807,833)	(1,395,952)
Total other income (expense)	(1,807,833)	(1,395,952)

Net (loss)	$(5,963,796)	$(4,523,907)

Fiscal Year Ended on December 31, 2005 Compared to Fiscal Year Ended on December 31, 2004

                Revenue: Total revenue was $6,040,957 and $866,924 for the fiscal years ended December 31,2005 and 2004, respectively, for an increase of $5,174,033 or 597%. The increase in revenues is a result of our acquisition in September of 2004 of 10,000 gross acres of leaseholds which included 71 producing gas wells in Wilson and Neosho counties in Eastern Kansas. Additionally, we added 14 new wells to our Petrol-Neodesha Project by year end 2005. Revenues from Petrol-Neodesha were our primary source of revenues for year end 2005.

Direct costs are the costs associated with operating producing wells, and transporting the oil and natural gas to the market for sale. Direct costs totaled $3,084,494 and $221,339 for the fiscal year of 2005 and 2004, respectively, for an increase of $2,863,155. The increase in direct costs is primarily the result of increased costs associated with the production of gas in our Petrol-Neodesha project. As a result of our revenue increase related to the Petrol-Neodesha, we had increased costs directly related to the production of gas.

Pipeline costs totaled $230,944 and $0 for the fiscal year of 2005 and 2004, respectively, for an increase of $230,944, relating to our increased production of gas in our Petrol-Neodesha project.

General and administrative expenses for the fiscal year ended December 31, 2005 were $1,616,334 compared to $607,617 in the fiscal year ended December 31, 2004, respectively, for an increase of $1,008,717. The increase is attributable to expenses associated with additional staff and expenses related thereto as the result of increased operations.

Professional and consulting fees were $2,577,970 and $1,906,036 for the fiscal years ended December 31, 2005 and 2004, respectively, an increase of $671,934. The increase is a result of increased oil and gas operations and increased consulting costs associated with the increased operations in addition to increases of legal and accounting related to registrations of our securities primarily related to our additional financing during 2005.

Salaries and wages were $264,049 and $225,745 for the fiscal years ended December 31, 2005 and 2004, respectively, and increase of $38,304. The increase is attributable to increased field operations with the acquisition of our Neodesha field.

Salaries and Wages- Officer’s were $234,636 and $166,667 for the fiscal years ended December 31, 2005 and 2004, respectively, and increase of $67,969 pursuant to Board authorized compensation increase.

Depreciation, depletion, and amortization expense for the fiscal years ended December 31, 2005 and 2004 were $1,392,342 and $213,475 for an increase of $1,178,867. Historically, as a development stage company, we had not placed in service depreciable assets nor had we begun production eliminating the need for a depletion expense. The increase was a result of recently completed acquisition obligations and commencement of production.

Other Income (Expense):

Interest Expense for the fiscal years ended December 31, 2005 and 2004 was $(1,807,833) and $(1,395,952), respectively, for an increase of $411,881. The increase in interest expense is the result of increased financing in the sum of $8,000,000, which we borrowed in December of 2004.

Net Loss: Our net loss for fiscal years ended December 31, 2005 and 2004 was $5,963,796 and $4,523,907, respectively, for an increase in net loss in the amount of $1,439,889.

Analysis and Discussion of Cash Flow

During fiscal year 2005 our cash position increased by approximately $6,642,000. The increase in the cash flow position was from our net financing activities of $9,972,154. This was the result of note proceeds in excess of payments and fee amortization of $9,484,654 and proceeds from the exercise of warrants of $487,500.

We used our cash to acquire and develop oil and gas properties for a net total of $1,694,495. In our operations we used $1,653,341 of cash which is the results of Petrol becoming an operating company for a full year.

Results of Operations for the Three Months Ended March 31, 2007 and 2006.

The following table summarizes selected items from the statement of operations at March 31, 2007 compared to March 31, 2006.

INCOME:

	Three Months Ended March 31,
	2007	2006	Increase / (Decrease)
	Amount	Amount	$	%
Revenues	$ 1,611,408	$ 1,216,025	$ 395,383	33%

Revenues

Revenues for the three months ended March 31, 2007 were $1,611,408 compared to revenues of $1,216,025 in the three months ended March 31, 2006. This resulted in an increase of $395,383 or 33%, from the same period one year ago. The increase in revenues is primarily the result of increased production, together with improved pricing after impact of the Company’s hedging activities.

EXPENSES:

	Three Months Ended March 31,
	2007	2006	Increase / (Decrease)
	Amount	Amount	$	%
Expenses:
Direct Costs	$ 754,038	$ 585,855	$ 168,183	29%
Pipeline costs	265,328	154,010	111,318	72%
General and administrative	250,868	364,715	(113,847)	(31%)
Professional and consulting fees	148,014	591,794	(443,780)	(75%)
Salaries and wages	82,496	51,474	31,022	60%
Salaries and wages - Officers	157,221	148,404	8,817	6%
Depreciation, depletion and amortization	652,397	464,649	187,748	40%
Total expenses	2,310,362	2,360,901	(50,539)	(2%)

Net operating (loss)	(698,954)	(1,144,876)	(445,922)	(39%)

Other income (expense):
Interest expense	(1,088,253)	(690,320)	397,933	58%

Net loss	$(1,787,207)	$(1,835,196)	$ (47,989)	(3%)

Direct Costs

Direct costs are the costs associated with operating producing wells, and transporting the oil and natural gas to the market for sale. Direct costs for the three months ended March 31, 2007 were $754,038, an increase of $168,183, or 29%, from $585,855 for the three months ended March 31, 2006. The increase over the prior period is a result of additional operating and repair costs associated with the accelerated dewatering activities at the Company’s Coal Creek Project.

Pipeline Costs

                Pipeline costs for the three months ended March 31, 2007 were $265,328, an increase of$111,318, or 72%, from $154,010 for the three months ended March 31, 2006. The increase in pipeline costs in the current period was a result of the Company bringing online the Burlington and Waverly pipelines in April of 2006.

General and Administrative Expenses

General and administrative expenses for the three months ended March 31, 2007 were $250,868, a decrease of $113,847, or 31%, from $364,715 for the three months ended March 31, 2006. The decrease in general and administrative expenses is attributable to streamlining and reduction of expenses.

Professional and Consulting Fees

Professional and consulting fees for the three months ended March 31, 2007 was $148,014, a decrease of $443,780, or 75%, from $591,794 for the three months ended March 31, 2006. The decrease in professional and consulting fees in the current period was a result of decreased investor relations fees and a lessened reliance on outside consultants..

Salaries and Wages

Salaries and wages for the three months ended March 31, 2007 was $82,496, an increase of $31,022, or 60% from $51,474 for the three months ended March 31, 2006. The increase in salaries and wages in the current period was a result of a reclassification of certain direct field labor to Salaries and Wages..

Salaries and Wages – Officer

Salaries and wages – officer, for the three months ended March 31, 2007 was $157,221 compared to $148,404 in the three months ended March 31, 2006. The increase in the amount of $8,817 or 6% is primarily due to scheduled pay increases, as provided in the employment contract of the officer.

Depreciation, Depletion, and Amortization Expense

Depreciation, depletion, and amortization expense for the three months ended March 31, 2007 was $652,397, an increase of $187,748, or 40%, from $464,649 for the three months ended March 31, 2006. The increase in depreciation, depletion and amortization expense was a result of increased depletion on each unit of production due to our increase in capital expenditures and a slight decline in reserves.

Net Operating (Loss)

The net operating loss for the three months ended March 31, 2007 was $698,954, versus a net operating loss of $1,144,876 for the three months ended March 31, 2006, a change in net loss of $445,922 or 39%. The decrease in net operating loss for the first quarter of 2007 was primarily due to our 33% increase in revenues while we had an overall slight decrease in expenses.

Other Income (Expense)

Interest expense

Interest expense for the three months ended March 31, 2007 was $1,088,253, an increase of $397,933, or 58%, from $690,320 for the three months ended March 31, 2006. The increase in interest expense is primarily the result of increased financing.

Net Loss

Our net loss for the three months ended March 31, 2007 was $1,787,207, a decrease of $47,989, or 3%, from $1,835,196 for the three months ended March 31, 2006. The decrease in net loss is primarily the result of increased revenues, offset by additional interest expense.

Contractual Obligations

Future payments due on our contractual obligations as of March 31, 2007 are as follows:

	Total	2007	2008-2009	2010-2011	Thereafter

Laurus Convertible Note	$ 2,747,207	$ 2,747,207	$ --	$ --	$ --
Laurus Term Notes	25,000,000	11,464,107	13,535,893	--	--
Asset retirement obligations	927,967	--	--	--	927,967
Notes Payable	34,559	11,000	23,559	--	--
Total	$28,709,733	$14,222,314	$13,559,452	$ --	$927,967

Analysis and Discussion of Cash Flow

In the three months ended March 31, 2006 our cash position decreased by $1,936,995. Our operating activities utilized $1,101,885 of cash mainly from operating expenses we incurred.

Operation Plan

In 2007 we plan to continue to focus our efforts on increasing production, improving our asset base, and enhancing our net asset value. The ability to accomplish these objectives is dependent, to a significant degree, on our ability to generate or acquire cash sufficient to maintain operations. We expect to achieve this through the:

•	sustained development and production of CBM and other natural gases on our existing properties at the Petrol-Neodesha Project,
•	assessing the technical, economic and pace of development of our 92,000 gross acre Coal Creek Project
•	pursuing strategic acquisitions of producing properties; and
•	creating value by furthering our business plan.

Coal Creek Project

Petrol began implementing its development program on the Coal Creek Project in November 2005 with the first $10,000,000 draw down from our $50,000,000 financing arrangement with Laurus Master Funds.

The net proceeds derived from the first Laurus Master Funds Financing transaction were used in the development of two areas within the Coal Creek project, specifically the Burlington area and the Waverly area. This first round of financing allowed Petrol to emplace or complete production wells, salt water disposal wells and install miles of gas gathering pipelines, salt water disposal lines, compressor stations and gas processing systems within those production areas.

Petrol received an additional $15,000,000 from its Laurus Credit facility during the spring of 2006. A portion of these additional funds were used to finalize the completion of some of the original Phase I wells, drilled new CBM wells and add 2 new salt water disposal wells, as well as to continue the integration of the gas gathering and water disposal system and pipelines. In addition to the drilling process Petrol undertook a comprehensive testing program to identify, quantify and rank the most productive water producing intervals.

The Coal Creek Project includes 51 production wells and 5 salt water disposal wells. Initially most of the production wells were connected to the gas gathering systems and water disposal system in order to de-water these CBM wells and promote gas production as quickly and efficiently as possible. During the second half of 2006 it became evident that water production rates from the producing coal seams in both Burlington and Waverly were higher than anticipated and thus two additional salt water disposal were drilled, one in Burlington and one in Waverly. The inclusion of these new SWD’s has almost doubled the available salt water disposal capacity in Burlington and Waverly; however, the higher water rates and time involved in bringing these SWD’s on line, has delayed our ability to assess production capacities of this project.

To further our understanding of the water and gas production mechanisms from these multiple coal seams Petrol has concentrated its technical efforts on a cluster of 5-6 closely spaced wells in Burlington and Waverly. Our objective is to de-water these wells and the area around these wells as quickly and effectively as possible thus exposing the gas bearing coal seams directly to the wellbore. The methodology being employed to attain that objective includes:

•	increasing the size of the downhole pumps in order to produce as much water as the well can possibly produce.

•	employing new chemical additives and stronger pump rods that should reduce down time and permit sustained and continuous production periods.
•	gathering daily detailed measurements of these wells behavior which is captured and reviewed by the technical staff on a weekly basis.

Since the Burlington area was developed first those wells in addition to having longer and sustained de-watering times also have some conventional sandstone reservoirs and therefore have been selling gas into the Enbridge Interstate pipeline since late April 2006. However the implementation of our testing and analysis efforts involving our cluster wells described above has at times interrupted or curtailed gas production and thus sales.

The Waverly wells have been in various stages of de-watering and the sustained disposal rates improved substantially following the inclusion and operation of a new SWD well in early October 2006. Gas production from the wells is modest and has not as yet reached the level or sustainability to meet Enbridge pipeline requirements.

The entire Coal Creek development plan includes drilling and completing about 540 production wells along with three gas gathering pipeline and gas processing systems. The pace of the development will obviously depend on the availability of adequate ongoing financing program, the economic and technical conclusions based on the analysis of our cluster well program and favorable market conditions.

Our future financial results will depend primarily on: (i) the ability to continue to produce gas and oil from existing wells; (ii) the ability to discover commercial quantities of natural gas and oil; (iii) the market price for oil and gas; and (iv) the ability to fully implement our exploration and development program, which is dependent on the availability of capital resources. In order to be successful in all or any of these respects, the prices of oil and gas prevailing at the time of production must be at a level allowing for profitable production, and we must be able to obtain additional funding to increase our capital resources.

Petrol-Neodesha Project

Petrol-Neodesha and our oil properties currently provide ongoing revenue and cash from sales of oil and gas. As we expand development and operational activities, we will weigh the pace of further drilling and development against the availability of internal and external funding. The technical and base economics issues in Petrol-Neodesha are clear and thus continued development involves far less risk than might be expected in new un-development areas. Given appropriate economics we plan to continue to develop this property.

With the enhancements to gas gathering pipeline systems that Petrol finalized late spring and early summer of 2005 we now have additional pipeline capacity to fully develop this 10,000 gross acre property. During 2006 we have added a total of 17 new or re-completed production wells to the 14 new production wells we drilled and completed in 2005. All 31 new production wells were 100% successful.

During the second and third quarters of 2006 we initiated a technical program designed to improve our overall understanding of the effectiveness of multi-zone stimulations and their ability to enhance production and reduce stimulation costs. Our expectations are to implement this program throughout the year employing advanced stimulation methodologies and re-completion techniques. Real time data acquisition and state-of-the-art fracture modeling were employed on several of our multi-stage fracture stimulations. The information derived during these tests provided both our field project personnel and the fracture service company with a much improved understanding of the physical processes that may be occurring about 1,500 ft below the surface. Further with real time data and modeling it allows the fracture stimulation process to be altered and improved instantly. Petrol retained Pinnacle Technologies of Houston and Pentagon Technical Services of Denver to provide technical consulting and field support on specific fracturing/chemical strategies to optimize our completion techniques, reduce operational costs and improve production at our Neodesha and Coal Creek project areas.

Liquidity and Capital Resources

The following table summarizes total assets, accumulated deficit, stockholders’ equity and working capital at March 31, 2007 compared to December 31, 2006.

	March 31, 2007	December 31, 2006	Increase / (Decrease)
			$	%

Current Assets	$4,725,406	$6,580,774	$(1,855,368)	(28%)

Current Liabilities	$14,243,466	$15,085,966	$(842,500)	(6%)

Working Capital (deficit)	$(9,518,060)	$(8,505,192)	$1,012,868	12%

Financing. On October 28, 2004, we entered into agreements with Laurus Master Fund, Ltd., a Cayman Islands corporation. Under the terms of the Laurus Funds agreements we issued a Secured Convertible Term Note (the “Note”) in the aggregate principal amount of $8,000,000 and a five-year warrant (the “Warrant”) to purchase 3,520,000 shares of our common stock at $2.00 per share and 1,813,333 shares of our common stock at $3.00 per share. On June 2, 2006, Laurus transferred the 5,333,333 warrants to Pallas Production Corp. (“Pallas”). The Note is convertible into shares of our common stock at a fixed conversion price of $1.50 per share. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3%, subject to a floor of 7.5% per annum.

On January 28, 2005, we amended the Laurus Note and the Registration Rights Agreement. Laurus agreed to move five months of principal payments (January through May of 2005) to be paid on the Maturity Date (October 28, 2007). Additionally, Laurus agreed to extend certain filing and effectiveness dates under the registration rights agreement. In consideration for the amendment, we issued an additional common stock purchase warrant to Laurus to purchase up to 1,000,000 shares of our common stock at $2.50 per share for the first 666,667 shares and $3.00 per share for the remaining 333,333 shares. On June 20, 2006, Laurus transferred the 1,000,000 warrants to Pallas. Further, pursuant to the amendment agreement executed on April 28, 2004, we have agreed to file semi-annual registration statements to register shares of our common stock issued to Laurus for the conversion of interest under the Note.

As of March 31, 2007, Laurus has converted $2,283,823 of principal payments into 1,522,550 shares of our common stock and $779,352 of accrued interest into 519,568 shares of our common stock (2,042,118 shares in total). The conversion of principal and accrued interest allowed us additional cash to use in our operations.

On October 31, 2005, we entered into another financing agreement with Laurus, under which $10,000,000 was funded into an escrow account and was disbursed to us in November 2005 after finalization of certain closing requirements. We issued a three-year Secured Term Note in the aggregate principal amount of $10,000,000 and a five-year warrant to purchase 1,000,000 shares of our common stock at $2.00 per share. On June 20, 2006, Laurus transferred the 1,000,000 warrants to Pallas. The note bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. In addition, Laurus, in their sole discretion, was able to purchase additional notes from us in an aggregate principal amount of up to $40,000,000 pursuant to substantially similar terms of the initial note dated October 31, 2005.

On March 31, 2006, we entered into agreements with Laurus to draw down an additional $5,000,000 under the credit facility provided by Laurus in October 2005. Under the terms of the Laurus agreements we issued a Secured Term Note in the aggregate principal amount of $5,000,000 and a five-year warrant to purchase 200,000 shares of our common stock at $1.80 per share. On June 20, 2006, Laurus transferred the 200,000 warrants to Pallas. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. Concurrently with the agreements listed above, we amended and restated our previous $10,000,000 Secured Term Note dated October 31, 2005 with Laurus.

On April 7, 2006, the funds were released from Escrow. Net proceeds to Petrol from the financing, after payment of fees and expenses to Laurus and its affiliates, were $4,806,688. The proceeds were primarily utilized by Petrol for drilling activities on our Coal Creek Project.

On May 31, 2006, we entered into agreements with Laurus to draw down an additional $10,000,000 under the credit facility provided by Laurus in October 2005. Under the terms of the Laurus agreements we issued a Secured Term Note in the aggregate principal amount of $10,000,000 and a five-year warrant to purchase 400,000 shares of our common stock at $1.65 per share. On June 20, 2006, Laurus transferred the 400,000 warrants to Pallas.The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. Concurrently with the execution of the new Laurus Funds agreements, Petrol amended and restated its previous $10,000,000 Secured Term Note dated October 31, 2005 and the $5,000,000 Secured Term Note dated March 31, 2006 with Laurus Funds.

On June 2, 2006, the funds were released from Escrow. Net proceeds to Petrol from the financing, after payment of fees and expenses to Laurus Funds and its affiliates, were $9,629,679. The proceeds were primarily utilized by Petrol for drilling activities on Petrol’s Coal Creek Project.

Cash Flows. Since inception, we have financed cash flow requirements through debt financing, the issuance of common stock and revenues generated from the sale of oil and gas. As we expand operational activities, we may experience net negative cash flows from operations, pending receipt of sales or development fees, and may be required to obtain additional financing to fund operations through common stock offerings and debt borrowings to the extent necessary to provide working capital.

Satisfaction of our cash obligations for the next 12 months.

A critical component of our operating plan impacting our continued existence is to efficiently manage the production from our Petrol-Neodesha Development and successfully develop our Coal Creek Project. Our ability to obtain additional capital through additional equity and/or debt financing, and Joint Venture or Working Interest partnerships will also be important to our expansion plans. In the event we experience any significant problems assimilating acquired assets into our operations or cannot obtain the necessary capital to pursue our strategic plan, we may have to reduce the growth of our operations. This may materially impact our ability to increase revenue and continue our growth.

We believe that our existing capital combined with cash flow from operations will only be sufficient to sustain our operations, without additional financing, through the third quarter of 2007.

We may incur operating losses over the next twelve months. Our lack of operating history particularly at Coal Creek makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development and production, particularly companies in the oil and gas industry. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Under our current operating plan, we are required to make certain lease payments to maintain our rights to develop and drill for oil and gas. These lease payments are material obligations to us.

Summary of product and research and development that we will perform for the term of our plan.

Field Development

Our original Operation Plan for field development included a mix of lease acquisition and the purchase of existing producing properties. It started with identifying the most promising and cost-effective drill sites on our current leased acres, drilling and testing wells to prove reserves, completing the more promising test wells, extracting the gas, oil and other hydrocarbons that we find, and delivering them to market.

In October 2004 we purchased an existing 10,000 gross acre gas producing property we called Petrol-Neodesha. Petrol-Neodesha provided us with revenue and an opportunity to enhance production in a producing area as well as gain important hands on experience and insight into the field wide development slated for Coal Creek.

In 2005 we believed that we had leased sufficient mineral acreage in and around Coffey County, KS to move forward with field development of the area and with the proceeds of financing with Laurus Master Funds we proceeded with the development of our Coal Creek Project. That development accelerated in early 2006 and continues throughout the year.

Coal Creek

Our plan called for an exploration and development phase involving the drilling and testing of 18 exploratory wells in the Coal Creek project. Data and analysis acquired from these initial test wells provided our geologists and engineers with information that supported the quantitative determination concerning the gas content, reserve estimates and potential to produce commercial rates of CBM and other types of more conventional natural gas. By design most of these wells were located in proximity to an existing interstate gas pipeline. The total drilling depth of exploratory wells in Coal Creek was approximately 1,700 ft.

Based on our first series of exploratory/test wells and current bid pricing we anticipate that each well in our Coal Creek Project will cost up to $180,000, which includes locating, drilling, testing, hydraulically fracturing and connecting to the gas gathering pipeline. Operational costs are expected to be about $1,150 per month per well to pay for electricity, pulling and repairs, pumping, general maintenance and other miscellaneous charges. In support of these operations we have working agreements with local third parties to monitor and maintain our wells and perform drilling and work-over activities

Our Independent Reserve Report dated December 31, 2005 indicated we had significant proven undeveloped gas reserves on our leases in the Coal Creek Project to warrant development and thus in November 2005 with these and the other technical data described above we began the development of the Coal Creek Project with the intent of producing those reserves, increasing revenues and enhancing the Net Asset Value of that Project area.

Coal Creek has 51 production wells and 5 SWD wells with 32 of those production wells and 3 SWD wells located in the Burlington area and 19 of those production wells and 2 SWD well located in the Waverly area. Each area has its own gas gathering pipelines, water disposal lines, compressors and gas processing equipment to make connections with the Enbridge interstate pipeline.

Early water production from these Coal Creek producing intervals was found to be considerably higher than those found in the more mature production intervals of our Neodesha wells. Further, as many as 10-12 coal beds and shales were completed in the Coal Creek project wells compared to 2-3 coal beds normally completed in the Neodesha wells thus compounding the comparison between the two areas. To further our understanding of the water and gas production mechanisms from these multiple coal seams in Coal Creek Petrol has concentrated its technical efforts on some closely spaced cluster wells. Our objective is to de-water these wells and the area around these wells as quickly and efficiently as possible thus exposing the gas bearing coal seams directly to the wellbore and acquire as much technical data as possible.

Some of the Coal Creek wells that were developed first in addition to having longer and sustained de-watering times also have some conventional sandstone reservoirs and therefore have been selling gas into the Enbridge Interstate pipeline. However the implementation of our testing and analysis efforts involving our cluster wells described above has at times interrupted or curtailed gas production and thus sales.

Petrol plans to continue the assessment and development of its Coal Creek Project with the pace and timing of the development depending on the availability of financing, the economic and technical conclusions based on the analysis of our cluster well program and favorable market conditions.

Petrol-Neodesha

Our Petrol-Neodesha project has room for another 50 to 100 wells to be drilled or re-completed in new reservoirs in order to fully develop this existing 10,000 gross leased mineral acreage. In 2005, we finalized enhancing the production capacity of our gas gathering system which included the addition of several new booster pumps and miles of larger diameter trunk lines that will accommodate production for all our new or re-completed wells. During 2006, Petrol drilled or re-completed 17 production wells on the Petrol-Neodesha properties, with a 100% success rate. All these new wells have been connected to our gas gathering pipeline system.

We plan to continue implementing our Neodesha development that includes implementing technical programs employing advanced stimulation methodologies and re-completion techniques. These technical programs are designed to improve our overall understanding of the effectiveness of multi-zone stimulations and their ability to enhance production and reduce stimulation costs.

With cumulative gas production for 2006 from Petrol-Neodesha reaching a new high of about 0.998 Bcf we expect to continue seeking acquisition opportunities which compliment this current production area and expand the field wide development of Petrol-Neodesha.

General Operations

Petrol’s field development plans and strategies are employed throughout its multiple project areas and incorporates several assessment stages. Each new well is drilled through all possible CBM reservoirs and individually evaluated. Upon a favorable evaluation of its overall production capacity the well will be fully completed in as many gas producing intervals as possible and then connected to our local gas gathering and water disposal pipelines.

When a proposed drilling site is identified, as a licensed operator in the State of Kansas and Missouri, Petrol is engaged in all aspects of well site operations. As a state licensed operator we are responsible for permitting the well, which includes obtaining permission from the Kansas Oil and Gas Commission or Missouri relative to spacing requirements and any other county, state and federal environmental regulatory issues required at the time that the permitting process commences. Additionally, Petrol formulates and delivers to all interest owners an operating agreement establishing each participant’s rights and obligations in that particular well based on the location of the well and the ownership. In addition to the permitting process, we as the operator are responsible for hiring the driller, geologist and land men to make final decisions relative to the zones to be targeted, confirming that we have good title to each leased parcel covered by the spacing permit and to actually drill the well to the target zones. Petrol is responsible for completing each successful well and connecting it to the most appropriate section of the gas gathering system.

As the operator we are also the caretaker of the well once production has commenced. We are responsible for paying bills related to the drilling and development of the well, billing working interest owners for their proportionate expenses in drilling and completing the well, and selling the production from the well. Once the production is sold, we anticipate that the purchaser thereof carries out its own research with respect to ownership of that production and sends out a division order to confirm the nature and amount of each interest owned by each interest owner. Once a division order has been established and confirmed by the interest owners, the production purchaser issues the checks to each interest owner in accordance with its appropriate interest. From that point forward, we as operator are responsible for maintaining the well and the well site during the entire term of the production or until such time as we have been replaced or the site appropriately abandoned.

Along with the drilling and completion of our production wells our subsidiary pipeline companies formulate, design and install a gas gathering and compression system to transport the gas from wellhead to the high pressure interstate pipeline tap and sales market. Our experience in Petrol-Neodesha is being brought to bear on our new development area in Coal Creek. We have identified several major interstate distribution pipelines that operate within and pass through the counties in which we have lease holdings. These include pipelines owned and operated by Southern Star, CMS Energy, Enbridge and Kinder Morgan. We have initiated contact with these companies to ascertain the specific locations of their pipelines, their requirements to transport gas from us (including volume of gas and quality of gas), and the costs to connect to their pipelines. We currently have agreements with Southern Star in our Petrol-Neodesha Project and Enbridge in our Coal Creek Project

Petrol continues to assess the costs of transporting our gas products from the producing wells to the nearest appropriate interstate pipeline. The cost of installing a distribution infrastructure or local gathering system varies depending upon the distance the gas must travel from wellhead to the compressor station and high pressure pipeline tap, and whether the gas must be treated to meet the purchasing company’s quality standards. However, based on the close proximity of several major distribution pipelines to our leased properties, plus our intent to drill as close to these pipelines as practicable, at present we estimate the total cost of installing a distribution infrastructure for a group of about 50-75 producing wells to be approximately $6,500-7,500 each plus a one-time expense of $5,000 per well to tap into the high pressure interstate pipeline and support a compressor and monitoring system.

The price obtained for produced oil and gas is dependent on numerous factors beyond our control, including domestic and foreign production rates of oil and gas, market demand and the effect of governmental regulations and incentives. To reduce the impact of these extraneous factors we often enter into forward sales contracts for a portion of the gas and oil we produce. However, we do not have any delivery commitments for gas or oil from wells not currently drilled or producing. Because the U.S. government’s has been encouraging increases in domestic production of energy, coupled with the high demand for natural gas, we do not anticipate any difficulties in selling any oil and gas we produce, once it has been delivered to a distribution facility.

The timing of most of our capital expenditures is discretionary. Currently there are no material long-term commitments associated with any capital expenditure plans or that are currently in the investigative planning stage. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The level of our capital expenditures will vary in future periods depending on energy market conditions and other related economic factors.

Significant changes in the number of employees

We currently have four full time employees and two part time employees as well as twelve contract personnel that support and operate our field operations. We do not anticipate a significant change in the number of full time employees over the next twelve months. We intend to use the services of independent consultants and contractors to perform various professional services, particularly in the area of land services, drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Derivatives

To reduce our exposure to unfavorable changes in natural gas prices we have entered into an agreement to utilize energy swaps in order to have a fixed-price contract. This contract allows us to be able to predict with greater certainty the effective natural gas prices to be received for hedged production and benefit operating cash flows and earnings when market prices are less than the fixed prices provided under the contracts. However, we will not benefit from market prices that are higher than the fixed prices in our contracts for hedged production. If we are unable to provide the quantity that we have contracted for we will have to go to the open market to purchase the required amounts that we have contracted to provide.

The following table summarizes our fixed price contracts as of December 31, 2006:

	Year Ending December 31,
	2007	2008
Gas
Contract volume	460,500	91,500
Weighted-average price	$7.95	$7.32

Oil Contract volume	--	--
Weighted-average price	--	--

Fair value asset (liability)	4,752	($58,133)

On October 9, 2006, we entered into a “Fixed Price Contract” to sell 1,000.0 DTH per day of our natural gas productions at a fixed price of $7.32 per DTH. The contract period begins April 1, 2007 and expires on March 31, 2008.

Critical Accounting Policies and Estimates

Our accounting estimates include bad debts on our receivables, amount of depletion of our oil and gas properties subject to amortization, the asset retirement obligation and the value of the options and warrants that we issue. Our trade receivables have been fully collectible since inception and we only have sales to a small base of customers. We believe that all of our receivables are collectible. The depletion of our oil and gas properties is based in part on the evaluation of our reserves and an estimate of our reserves. We obtain an evaluation of the proved reserves from a professional engineering company and on a quarterly basis we review the estimates and determine if any adjustments are needed. If the actual reserves are less than the estimated reserves we would not fully deplete our costs. The asset retirement obligation relates to the plug and abandonment costs when our wells are no longer useful. We determine the value of the liability by obtaining quotes for this service and estimate the increase we will face in the future. We then discount the future value based on an intrinsic interest rate that is appropriate for Petrol. If costs rise more than what we have expected there could be additional charges in the future however we monitor the costs of the abandoned wells and we will adjust this liability if necessary. The value we assign to the options and warrants that we issue is based on the fair market value as calculated by the Black-Scholes pricing model. To perform a calculation of the value of our options and warrants we determine the volatility of our stock. We believe our estimate of volatility is reasonable and we review the assumptions used to determine this whenever we have an equity instrument that needs a fair market value. Although the offset to the valuation is in paid in capital were we to have an incorrect material volatility assumption our expenses could be understated or overstated. The preparation of our financial statements requires us to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. We base our assumptions and estimates on historical experience and other sources that we believe to be reasonable at the time. Actual results may vary from our estimates due to changes in circumstances, weather, politics, global economics, mechanical problems, general business conditions and other factors.

Effects of Inflation and Pricing

The oil and natural gas industry is very cyclical and the demand for goods and services of oil field companies, suppliers and others associated with the industry puts extreme pressure on the economic stability and pricing structure within the industry. Material changes in prices impact revenue stream, estimates of future reserves, borrowing base calculations of bank loans and value of properties in purchase and sale transactions. Material changes in prices can impact the value of oil and natural gas companies and their ability to raise capital, borrow money and retain personnel. We anticipate the increased business costs will continue while the commodity prices for oil and natural gas, and the demand for services related to production and exploration, both remain high (from a historical context) in the near term.

DESCRIPTION OF PROPERTY

General Background

                    By the end of fiscal 2004, Petrol had built a solid asset base of mineral leases in SE Kansas andMissouri. In October 2005, Petrol acquired funding to purchase a 10,000 acre fully operational gas producing property we called Petrol-Neodesha. During 2005 we modified and enhanced the capacity of the Petrol-Neodesha gas gathering pipeline system to accommodate the full development of the property. In addition in 2005, we planned the development of our largest project area Coal Creek and began seeking financing to implement the planned development. In October 2005, we completed a financial agreement with Laurus Master Funds to begin developing Coal Creek. By late summer 2006, Petrol had developed two areas within Coal Creek with production wells, SWD wells and gas gathering pipelines and gas processing systems.

Although our focus will be on development of these existing properties, we also intend to continue seeking acquisition opportunities which compliment our current portfolio of producing and development properties. We intend to fund our development activity primarily through use of cash flow from operations and cash on hand, while pursuing substantial additional debt financing to fully develop our lease holdings and producing acquisitions.

As of December 31, 2006, we had estimated net reserves and future net income of:

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Remaining Reserves
Oil (stock-tank barrels)	154,725	74,665	0	229,390
Gas (mcf)	3,966,538	4,558,465	4,308,900	12,833,903

Income Data
Future Net Cash Flows				$46,592,000
Discounted FNCF @10%				$30,872,000

Current State of Operations

Petrol-Neodesha Project

On November 1, 2004, Petrol purchased producing mineral leases covering lands in Neosho and Wilson Counties, Kansas, that included 72 producing gas wells, SWD wells and a gas gathering system. The total purchase price was $10,000,000. Funding was accomplished using funds received from a unit offering and a convertible note from Laurus Master Fund. The producing property was named Petrol-Neodesha.

During 2005 Petrol modified and enhanced the capacity of the Petrol-Neodesha gas gathering pipeline system to accommodate the full development of the property and began drilling and completing new production wells. In 2006, Petrol drilled or re-completed 17 production wells in Petrol-Neodesha with a 100% success rate. All these new wells have been connected to our gas gathering pipeline system.

Petrol-Neodesha covers about 10,000 gross mineral acres (7,620 net acres) and currently includes approximately 104 production gas wells, 8 water disposal wells, about 70 miles of gas gathering pipelines and water lines as well as multiple gas compressor sites and a fully equipped operations and maintenance shop. 2006 cumulative gas production from Petrol-Neodesha amounted to about 0.998 Bcf (0.793 Bcf net to Petrol) for about a 2.95% increase over year end 2005.

Based on our current field production levels, we plan to aggressively develop future production activities in Petrol-Neodesha.

Coal Creek Project

The Coal Creek Project, centered in Coffey County, Kansas, includes leases covering about 92,000 gross acres. In October 2005, we finalized an agreement and other documents whereby Laurus Master Funds, Ltd. would provide a debt facility of up to $50,000,000 for the development of Coal Creek.

Development of the Coal Creek plan accelerated in 2006 and the project area currently includes 51 production wells, 5 salt water disposal wells and two fully operational gas gathering pipelines and gas processing systems. Most of the production wells have been connected to the gas gathering systems and water disposal system in order to de-water the coals and promote gas production. Water production rates from the producing coal seams were substantially higher than anticipated and thus additional salt water disposal were drilled, one in Burlington and one in Waverly.

In late 2006 Petrol initiated a comprehensive testing and production analysis program in involving a set of cluster wells and is described in the Business section of this document. The data being derived from this from this testing and production analysis program is still being analyzed.

The entire Coal Creek development plan includes drilling and completing about 540 production wells and adding one more gas gathering pipeline and gas processing system to the existing two systems. The timing and the extent of the development will obviously depend on the availability of the financing program, the economic and technical conclusions based on the analysis of our testing program and favorable market conditions.

Production

The following table shows the results of operations from our oil and gas producing activities during the years presented in the financial statements. Results of operations from these activities have been determined using historical revenues, production costs, depreciation, depletion and amortization of the capitalized costs subject to amortization. General and administrative expenses and interest expense have been excluded from this determination.

	Years Ended December 31,
	2006	2005	2004
Production revenues	$6,532,798	$ 5,244,806	$ 866,924
Production and pipeline costs	(3,819,432)	(3,315,438)	(221,339)
Depreciation and depletion	(1,793,788)	(808,138)	(134,568)
Income tax (allocated on gross profits based on statutory rates)	(285,000)	(345,000)	(145,000)
Results of operations for producing activities	$ 634,578	$ 776,230	$ 366,017

Executive and Field Offices

In April 2006 we relocated our principal executive offices to Kansas. The address is Corporate Woods, Building 51, 9393 West 110th Street, Suite 500, Overland Park, Kansas 66210. We executed a one year lease for 150 square feet. The monthly rental for the space is approximately $1,300.

We still maintain an executive office at 3161 E. Warm Springs Road, Suite 300, Las Vegas, Nevada 89120. The space consists of approximately 1,864 square feet, which houses administrative and executive offices. The monthly rental for the space is $3,450 per month (increasing by the consumer price index as defined in the lease with minimum annual increase of 3%) commencing April 15, 2004 and ending June 30, 2007 with the first three months free.

We also lease approximately 2,500 square feet of space in Waverly, Kansas, where our field and leasing offices are located. This facility is leased on a month-to-month basis with our monthly lease obligation being $300.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Paul Branagan

As part of Mr. Branagan’s employment agreement, as amended, we were obligated to pay Mr. Branagan a perpetual 1/100 Over Riding Royalty on production from any wells completed on our leased acreage. For the year ended December 31, 2006, Mr. Branagan earned a total of $40,511 as part of the Over Riding Royalty. As of May 4, 2007, Mr. Branagan retired as an officer and director of the Company and in connection with his retirement, the Company entered into a Retirement Agreement with Mr. Branagan terminating his employment agreement and the release by Mr. Branagan of his 1% Over Riding Royalty on the Company’s oil and gas production.

Loren Moll

During fiscal 2006, the law firm of Caldwell & Moll, L.C. billed Petrol $71,403 for legal fees and $24,792 in expenses related to services performed on behalf of Petrol. Mr. Moll is a partner in the firm.

Suzanne Herring

During fiscal 2006, Opus Pointe, an accounting services company, was paid $82,500 for fees related to services performed on behalf of Petrol. Ms. Herring is the President of Opus Pointe (now known as Accuity Financial Services, Inc.).

Director Independence

The Board of Directors has analyzed the independence of each director and has concluded that Robert Kite and Duane Fadness are considered independent Directors in accordance with the director independence standards of the American Stock Exchange, and has determined that neither of them has a material relationship with Petrol which would impair his independence from management or otherwise compromise his ability to act as an independent director.

Review, approval or ratification of transactions with related persons

Transactions between related persons (including directors and executive officers of Petrol and their immediate family members) and Petrol or their affiliates are subject to approval by the board of directors. Petrol has no written policy setting forth the procedures for the review and approval of related party transactions. Officers and directors will be regularly reminded of their obligation to seek board approval of any related party transaction or potential conflict of interest. The board will consider all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties, and the materiality of the transaction to Petrol.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

Since March 4, 2004, we have been eligible to participate in the over-the-counter securities market through the National Association of Securities Dealers Automated Quotation Bulletin Board System, under the trading symbol “POIG”. The following table sets forth the quarterly high and low bid prices for our Common Stock during our last two fiscal years, as reported by a Quarterly Trade and Quote Summary Report of the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

	2006		2005
	High	Low	High	Low
1st Quarter	2.19	1.55	2.65	2.25
2nd Quarter	1.89	1.20	2.49	1.55
3rd Quarter	1.39	0.44	2.25	1.45
4th Quarter	0.78	0.43	1.76	1.69

(b) Holders of Common Stock

As of June 22, 2007, we had approximately 89 stockholders of record of the 29,090,926 shares outstanding. As of June 21, 2007, the closing price of our shares of common stock was $0.33 per share.

(c) Dividends

We have never declared or paid dividends on our Common Stock. We intend to follow a policy of retaining earnings, if any, to finance the growth of the business and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of future dividends on the Common Stock will be the sole discretion of the Board of Directors and will depend on our profitability and financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors deemed relevant.

(d) Securities Authorized for Issuance under Equity Compensation Plans

2002/2003 Stock Option Plan

Effective December 16, 2002, we adopted a 2002/2003 Stock Option Plan. The maximum number of shares that may be issued pursuant to the plan is 3,000,000 shares. As of December 31, 2006, all 3,000,000 options have been granted under this plan.

2006 Stock Option Plan

Effective December 21, 2005, we adopted a 2006 Stock Option Plan. The maximum number of shares that may be issued pursuant to the plan is 3,000,000 shares. As of December 31, 2006, 610,000 options have been granted under this plan.

Officers (including officers who are members of the board of directors), directors (other than members of the stock option committee to be established to administer the stock option plans) and other employees and consultants and its subsidiaries (if established) will be eligible to receive options under the stock option plans. The committee will administer the stock option plans and will determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the stock option plans.

Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. The committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the stock option plans be less than the fair market value of such common stock to which the incentive stock option relates on the date the incentive stock option is granted.

Each option granted under the stock option plans will be exercisable for a term of not more thanten years after the date of grant. Certain other restrictions will apply in connection with the plans when some awards may be exercised. In the event of a change of control (as defined in the stock option plans), the date on which all options outstanding under the stock option plans may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

The following table sets forth information as of December 31, 2006 regarding outstanding options granted under the plans, warrants issued to consultants and options reserved for future grant under the plan.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)

Equity compensation plans approved by stockholders	--	$ --	--

Equity compensation plans not approved by stockholders	4,810,000	$1.70	2,390,000

Total	4,810,000	$1.70	2,390,000 (1)

(1) 2,390,000 options available for the issuance under our 2006 stock option plan as of December 31, 2006.

These plans are intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for its continued success and growth, to aid in retaining individuals who put forth such effort, and to assist in attracting the best available individuals to the Company in the future. As of December 31, 2006, no shares remained available for issuance under the 2002/2003 stock option plan and 2,390,000 shares remained available for issuance under the 2006 stock option plan.

(e) Performance Graph

The following chart compares the subsequent value of $100 invested in Petrol’s Common Stock for the period from March 8, 2004, the date Petrol’s Common Stock began trading on the OTC:BB, through December 31, 2006 to Petrol’s SIC code index and to the Russell 3000 index. The graph assumes the reinvestment of all dividends. The graph shows the value of the investment at the end of each year.

Issuer Purchases of Equity Securities

Petrol did not repurchase any of its equity securities during the years ended December 31, 2006 or 2005.

EXECUTIVE COMPENSATION

Overview of Compensation Program

As of December 31, 2006, the Board of Director’s (the “Board”) was responsible for establishing, implementing and continually monitoring adherence with Petrol’s compensation philosophy. The Board ensured that the total compensation paid to the Executives was fair, reasonable and competitive. As of December 31, 2006, we do not currently have a Compensation Committee.

Compensation Philosophy and Objectives

As of December 31, 2006, the Board believed that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by Petrol, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of Petrol and only having one executive officer, the Board evaluated both performance and compensation on an informal basis. Upon hiring additional executives, the Board intended on establishing a Compensation Committee to evaluate both performance and compensation to ensure that Petrol maintained its ability to attract and retain superior employees in key positions and that compensation provided to key employees remained competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Board believed executive compensation packages provided by Petrol to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

As of December 31, 2006, the Board made all compensation decisions for the Executives and approved recommendation regarding equity awards to all elected officers of Petrol. Decisions regarding the non-equity compensation of other executive officers were made by the Board.

Setting Executive Compensation

Based on the foregoing objectives, the Board structured Petrol’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by Petrol and reward the executives for achieving such goals.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, Petrol continued to have only one executive officer, whose contract was executed on November 2, 2005. Therefore, Petrol took no actions during 2006 relative to Executive Compensation.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by our executive officer Paul Branagan and our former non-executive employee Gary Bridwell for the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen-sation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compen-sation ($) (i)	Total ($) (j)
Paul Branagan,
CEO/President (2)	2006	$230,625	$105,000	-0-	-0-	-0-	-0-	$76,511(1)	$412,136

Gary Bridwell,
Field Operations Manager (3)	2006	$120,000	$5,000	-0-	-0-	-0-	-0-	-0-	$125,000

(1)	Includes $36,000 in non-accountable expenses and automobile allowance and $40,511 of royalties associated with Mr. Branagan’s employment agreement.
(2)	On May 4, 2007, Paul Branagan, our President and Chief Executive Officer, retired as an officer and director of the Company, citing health reasons.
(3)	Mr. Bridwell resigned his position on January 1, 2007.

Employment and Other Contracts; Potential Payments Upon Termination or Change-in-Control

Employment Contract with Paul Branagan

On November 2, 2005, we entered into an employment agreement with Paul Branagan, wherein Mr. Branagan agreed to serve as Petrol’s Chief Executive Officer and President. The term of employment is for five (5) years, ending on September 30, 2010. We agreed to pay Mr. Branagan annual compensation of $225,000, and effective the 30th of September for each successive year that his Agreement is in effect, his compensation is adjusted by a ten percent (10%) increase. In addition to the cash compensation, we granted Mr. Branagan an extension of previously granted stock options to purchase 1,250,000 shares of our common stock at prices ranging from $0.05 per share to $2.50 per share, exercisable at any time and expiring on September 30, 2010. We also granted Mr. Branagan additional options to purchase 500,000 shares of our common stock at $1.75 per share, exercisable at any time and expiring on September 30, 2010. Mr. Branagan will also receive a 1/100 Over Riding Royalty on production from any wells completed on our current and future leased acreage. The Over Riding Royalty shall be paid as determined by our Board of Directors and the term of the payment of the Over Riding Royalty shall be in perpetuity.

Additional Benefits. During his employment term, Mr. Branagan is entitled to receive all other benefits of employment generally available to Petrol’s other executive and managerial employees, in addition to the following:

•	Vacation. After first year of employment, paid annual vacation of 4 weeks a year, however, the vacation time may only accumulate up to 6 months beyond the year in which they were accrued.
•	Personal Leave. Executive is entitled to 5 days personal leave in each fiscal year, without payment deduction. Such personal leave may not be carried to subsequent years.
•

Plans. Executive is entitled to participate in any and all plans, arrangements, or distributions established by Petrol in connection with pension, bonus, profit sharing, stock options, or similar benefits.

•	Medical and Disability Coverage. Executive shall have the right to all medical coverage and long term disability coverage on the same terms and conditions as provided to other employees of Petrol.
•	Automobile. For the term of the Agreement and any extensions thereof, Executive shall be provided with an automobile allowance not to exceed $1,000 per month.

•	Cell Phone. For the term of his employment, Executive is to be provided with a company cell phone; however, executive shall be responsible for personal calls related to the use of the cell phone.
•

Computers. For the term of the Agreement Executive is to be provided on personal computer and one lap top computer for use by Executive, which computers are to be returned upon termination of the Agreement.

•	Business Expenses. Executive is provided the use of American Express for purposes of paying business expenses.
•	Fringe Benefits. Executive is also provided with a monthly cash non-accountable expense allowance of $2,000 per month, to cover expenses of Executive.

Potential Payments Upon Termination or Change in Control

We have entered into an employment agreement with Paul Branagan, our chief executive officer. Mr. Branagan’s employment agreement allows for him to resign for good reason upon a change in control of Petrol. Upon his resignation for good reason, Mr. Branagan would continue to receive, through the end of the Term of this Agreement, his salary at the rate then in effect. Further, Mr. Branagan’s stock options shall remain exercisable for the entire term of the options.

For purposes of Mr. Branagan’s agreement, a change in control is defined as:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Petrol’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction in a transaction approved by the stockholders, or the sale, transfer, or other disposition of more than fifty percent (50%) of the total combined voting power of Petrol’s outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; or

(ii) the sale, transfer or other disposition of all or substantially all of Petrol’s assets in complete liquidation or dissolution of Petrol other than in connection with a transaction described in (i) above.

On May 4, 2007, Paul Branagan, our President and Chief Executive Officer, retired as an officer and director of the Company, citing health reasons. The Company is not aware of any disagreement Mr. Branagan may have with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Branagan’s retirement, the Company entered into a Retirement Agreement with Mr. Branagan providing (1) six months of salary continuation and 18 months of health benefits, (2) termination of the employment agreement between Mr. Branagan and the Company, (3) the release by Mr. Branagan of his 1% overriding royalty interest in Company oil and gas production, and (4) mutual releases of claims. A copy of the Retirement Agreement was attached as Exhibit 10.1 to our Form 8-K filed on May 8, 2007.

Non-Executive Employment Agreement

On November 1, 2003, Petrol executed an Employment Agreement with Gary Bridwell, wherein Mr. Bridwell agreed to serve as Petrol’s Field Operations Manager. We agreed to pay Mr. Bridwell a starting salary of $10,000 per month and he is entitled to participate in Petrol’s group health insurance and also is entitled to utilize Petrol credit card, which is for the sole use of Company business and is subject to the policies of Petrol covering such matters. On January 11, 2005, we issued 100,000 shares to Mr. Bridwell for completing on year of employment with Petrol. On August 25, 2005, we issued 10,000 shares to Mr. Bridwell as a bonus for his work as field engineering supervisor. On January 1, 2007 Mr. Bridwell terminated his employment with Petrol.

Compensation Committee

As of December 31, 2006, we did not have a compensation committee of the board of directors. Until a formal committee was established on May 4, 2007, our entire board of directors reviewed all forms of compensation provided to our executive officers, directors, consultants and employees including stock compensation and loans.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from Petrol, with respect to any person named in Cash Consideration set out above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person’s employment with Petrol, or any change in control of Petrol, or a change in the person’s responsibilities following a change in control of Petrol.

Director Compensation

Directors of Petrol who are not employees receive compensation of $1,000 for each meeting of the board, as well as travel expenses if required. From time to time, certain directors who are not employees may receive grants of options to purchase shares of our common stock. In addition, we have compensated Suzanne Herring, a former member of our board of directors, $60,000 per annum for her services as a director.

DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
Loren Moll (1)	$6,000	-0-	-0-	-0-	-0-	$242	$6,242

Suzanne Herring (2)	$60,000	-0-	-0-	-0-	-0-	-0-	$60,000

Duane Fadness	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Robert Kite	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)

The $242 was reimbursement of expenses incurred by Mr. Moll. In addition, during fiscal 2006, the law firm of Caldwell & Moll, L.C. billed Petrol $71,403 for legal fees and $24,792 in expenses related to services performed on behalf of Petrol. Mr. Moll is a partner in the firm. As of December 31, 2006, $20,384 was owed to Caldwell & Moll, L.C. and $2,000 was owed to Mr. Moll.

(2)

During fiscal 2006, Accuity Financial Services, Inc. (formerly Opus Pointe), an accounting services company, billed Petrol $82,500 for fees related to services performed on behalf of Petrol. Ms. Herring is the President of Accuity Financial Services, Inc. As of December 31, 2006, $18,000 was owed to Accuity Financial Services, Inc. and $5,000 was owed to Ms. Herring.

Compensation Discussion and Analysis

The salary administration program for Petrol’s non-contract personnel, which as of December 31, 2006 consisted of 7 people, was administered in an informal manner by Petrol’s CEO. As a result of Petrol’s business as a small oil and gas development company, Petrol’s non-contract personnel are generally on site, in the field employees. Petrol’s salary program is administered in such a way as to promote productivity. Currently, as a result of the informal nature of the program, it is not designed to accomplish internal equity among personnel. The above principles are applied to all Petrol employees who are non-contract employees (non-executives).

As a result of our lack of a Compensation Committee at December 31, 2006, our Board of Directors acted in such capacity. Additionally, as a result of our having only one executive officer at December 31, 2006, our former CEO and President, who was under contract as discussed elsewhere herein, we had no formal process for consistent annual reviews of compensation for executives. As of May 4, 2007, we established a Compensation Committee, and such committee plans to administer our compensation overview for our executives, and oversee the salary administration program for non-contract employees as was administered by our former CEO.

At current cash compensation levels at December 31, 2006, our Board of Directors who acted in the capacity of our Compensation Committee did not expect Internal Revenue Service regulations regarding maximum deductibility of executive compensation to have any application to Petrol.

CEO Employment Contract. Effective as of November 2, 2005, Petrol entered into a five (5) year employment contract with Paul Branagan pursuant to which Mr. Branagan serves as Chief Executive Officer of Petrol. Mr. Branagan’s employment contract is discussed in more detail above under the heading “Employment and Other Contracts; Potential Payments Upon Termination or Change in Control.” Mr. Branagan’s annual base salary for the year ended December 31, 2006 was $230,625. Mr. Branagan received no stock option grants in 2006. However, in addition to Mr. Branagan’s base salary, and as part of his agreement with Petrol, Mr. Branagan received $40,511 from his royalty payments and $36,000 in non-accountable expense allowances. As a result of Mr. Branagan’s position as our CEO and President during 2006, and his acting in the capacity of our principal financial officer, we paid Mr. Branagan a $105,000 cash bonus. Additionally, as a result of previously issued options and the extension of options, we accreted $381,384 in stock option value for 2006.

On May 4, 2007, Paul Branagan, our President and Chief Executive Officer, retired as an officer and director of the Company, citing health reasons. The Company is not aware of any disagreement Mr. Branagan may have with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Branagan’s retirement, the Company entered into a Retirement Agreement with Mr. Branagan providing (1) six months of salary continuation and 18 months of health benefits, (2) termination of the employment agreement between Mr. Branagan and the Company, (3) the release by Mr. Branagan of his 1% overriding royalty interest in Company oil and gas production, and (4) mutual releases of claims. A copy of the Retirement Agreement was attached as Exhibit 10.1 to our Form 8-K filed on May 8, 2007.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent auditors on accounting or financial disclosures.

FINANCIAL STATEMENTS

Index To Consolidated Financial Statements

Petrol Oil and Gas, Inc. Audited Financial Statements

Report of Independent Registered Public Accounting Firm

Stockholders and Directors

Petrol Oil and Gas, Inc.

We have audited the accompanying consolidated balance sheet of Petrol Oil and Gas, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Petrol Oil and Gas, Inc. as of December 31, 2006 and 2005 and the consolidated results of its operations and cash flows for each of the years in the three–year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Weaver & Martin, LLC

Weaver & Martin, LLC

Kansas City, Missouri

April 16, 2007

Petrol Oil and Gas, Inc.

Consolidated Balance Sheets

	December 31,
	2006	2005

Assets
Current assets:
Cash	$5,917,958	$8,435,203
Accounts receivable	624,731	613,814
Prepaid expenses	38,085	-
Total current assets	6,580,774	9,049,017

Fixed assets:
Pipeline	5,331,028	2,324,717
Equipment and vehicles	341,310	291,848
	5,672,338	2,616,560
Less accumulated depreciation	471,600	171,657
Fixed assets, net	5,200,738	2,444,903

Other assets:
Oil and gas properties using full cost accounting:
Properties not subject to amortization	1,210,174	954,002
Properties subject to amortization	21,856,363	13,662,783
Capitalized loan costs, net	662,511	816,329
Deposits	1,932	-
Derivative asset	974,752	-
Total other assets	24,705,732	15,433,114
	$36,487,244	$26,927,034

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$462,188	$1,374,938
Accrued liabilities	430,190	151,168
Short-term derivative liability	-	1,183,685
Current portion of long term debt	14,193,588	2,101,111
Total current liabilities	15,085,966	4,810,902

Asset retirement obligation	907,797	749,618
Long-term derivative liability	58,133	512,931
Long-term debt, less current portion	13,169,895	12,375,007
	14,135,825	13,637,556
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.001 par value, 10,000,000
shares authorized, no shares issued and
outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized
29,084,597 and 26,890,083 shares issued and outstanding at
December 31, 2006 and December 31, 2005, respectively	29,084	26,889
Stock bought or for services not issued, 6,329 and 740,449 at
December 31, 2006 and December 31, 2005, respectively	6	740
Unamortized cost of stock, warrants & options issued for services	(1,461,747)	(2,380,365)
Prepaid share-based compensation	(47,600)	-
Subscription receivable	-	(75,000)
Additional paid-in capital	28,555,484	25,534,114
Other comprehensive income (loss)	916,619	(1,696,616)
Accumulated (deficit)	(20,726,393)	(12,931,186)
	7,265,453	8,478,576

	$36,487,244	$26,927,034

See notes to consolidated financial statements.

Petrol Oil and Gas, Inc.

Consolidated Statement of Operations

	For the Year Ended
	December 31,
	2006	2005	2004

Revenue
Oil and gas activities	$7,489,401	$6,040,957	$866,924
Royalties and overrides	956,603	796,151	-

Gross profit	6,532,798	5,244,806	866,924

Expenses:
Direct costs	2,908,693	3,084,494	221,339
Pipeline costs	910,739	230,944	-
General and administrative	1,649,028	1,616,334	607,617
Professional and consulting fees	1,957,177	2,577,970	1,906,036
Salaries and wages	262,436	264,049	225,745
Salaries and wages - related party	753,009	234,636	166,667
Depreciation, depletion and amortization	2,811,185	1,392,342	213,475
Acquisition costs	-	-	654,000
Total expenses	11,252,267	9,400,769	3,994,879

Net operating (loss)	(4,719,469)	(4,155,963)	(3,127,955)

Other income (expense):
Interest expense	(3,075,739)	(1,807,833)	(1,395,952)

Net (loss)	$(7,795,208)	$(5,963,796)	$(4,523,907)

Weighted average number of
common shares outstanding - basic and fully diluted	28,770,494	25,632,220	20,647,542

Net (loss) per share - basic and fully diluted	$(0.27)	$(0.23)	$(0.22)

See notes to consolidated financial statements.

Petrol Oil and Gas, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

				Stock	Unamortized		Prepaid
			Additional	Bought or	Cost of	Other	Share-based/		Total
	Common Stock		Paid-in	for Services	Stock Issued	Comprehensive	Subscription	Accumulated	Stockholders’
	Shares	Amount	Capital	Not Issued	For Services	Loss	Receivable	Deficit	Equity

Balance, December 31, 2003	17,247,466	$ 17,247	$ 4,630,713	$ 160	$ (1,000)	$ -	$ -	$(2,443,483)	$ 2,203,637

Shares issued for services	413,861	415	904,085	-	-	-	--	-	904,500
Shares issued	160,000	160	-	(160)	-	-	--	-	-
Shares issued for asset acquisition	765,000	765	764,235	-	-	-	--	-	765,000
Warrants and options issued for services	-	-	548,600	-	-	-	--	-	548,600
Shares for services not yet issued	-	-	200,873	126	-	-	-	-	200,999
Shares for acquisition not yet issued	-	-	94,950	50	-	-	--	-	95,000
Options exercised	1,350,000	1,350	836,150	-	-	-	--	-	837,500
Shares returned from collateral	(1,000,000)	(1,000)	-	-	1,000	-	--	-	-
Shares held by lender as collateral	50,000	50	-	-	(50)	-	-	-	-
Shares issued for cash	5,633,333	5,633	6,135,567	-	-	-	-	-	6,141,200
Beneficial conversion of convertible stock	-	-	1,013,000	-	-	-	-	-	1,013,000
Warrants issued in financing	-	-	2,072,534	-	-	-	-	-	2,072,534
Other comprehensive loss	-	-	-	-	-	(229,435)	-	-	(229,435)
Net loss	-	-	-	-	-	-	-	(4,523,907)	(4,523,907)
Balance, December 31, 2004	24,619,660	24,620	17,200,707	175	(50)	(229,435)	-	(6,967,390)	10,028,627

Shares issued for services	252,785	252	537,747	-	-	-	-	-	537,999
Warrants and options issued for services	-	-	803,050	-	(537,230)	-	-	-	265,820
Warrants issued in financing	-	-	1,376,803	-	-	-	-	-	1,376,803
Shares issued for debt conversion	1,297,565	1,297	1,945,048	-	-	-	-	-	1,946,345
Warrants exercised	550,073	550	561,825	125	-	-	(75,000)	-	487,500
Shares authorized and unissued for services	-	-	93,468	54	-	-	-	-	93,522
Shares used to acquire property	10,000	10	1,108,529	546	-	-	-	-	1,109,085
Shares previously authorized now issued	160,000	160	-	(160)	-	-	-	-	-
Options granted for services - related party		-	1,906,937	-	(1,843,085)	-	-	-	63,852
Other Comprehensive loss	-	-	-	-	-	(1,467,181)	-	-	(1,467,181)
Net loss	-	-	-	-	-	-	-	(5,963,796)	(5,963,796)
Balance, December 31, 2005	26,890,083	26,889	25,534,114	740	(2,380,365)	(1,696,616)	(75,000)	(12,931,186)	8,478,576

See notes to consolidated financial statements.

Petrol Oil and Gas, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(Continued)

				Stock	Unamortized		Prepaid
			Additional	Bought or	Cost of	Other	Share-based/	Total
	Common Stock		Paid-in	for Services	Stock Issued	Comprehensive	Subscription	Accumulated	Stockholders’
	Shares	Amount	Capital	Not Issued	For Services	Loss	Receivable	Deficit	Equity
Shares issued for services	95,317	95	165,505	-	-	-	(47,600)	-	118,000
Warrants and options issued for services	-	-	145,252	-	-	-	-	-	67,252
Warrants granted for financing			661,778	-	-	-	-	-	661,778
Shares issued for interest	135,533	136	203,164	-	-	-	-	-	203,300
Shares issued for debt conversion	609,020	609	912,921	-	-	-	-	-	913,530
Warrants exercised	205,000	205	241,670	-	-	-	-	-	241,875
Subscription cancelled for services	-	-	-	-	-	-	75,000	-	75,000
Shares authorized and unissued for services	-	-	14,994	6	-	-	-	-	15,000
Shares used to acquire property	409,195	409	676,088	-	-	-	-	-	676,498
Shares previously authorized now issued	740,449	740	-	(740)	-	-	-	-	-
Amortization of options for services	-	-	-	-	918,618	-	-	-	996,618
Other Comprehensive loss	-	-	-	-	-	2,613,235	-	-	2,613,235
Net loss	-	-	-	-	-	-	-	(7,795,208)	(7,795,208)
Balance, December 31, 2006	29,084,597	$ 29,084	$28,555,486	$ 6	$(1,461,747)	$ 916,619	$ (47,600)	$(20,726,394)	$ 7,265,454

See notes to consolidated financial statements.

Petrol Oil and Gas, Inc.

Consolidated Statement of Cash Flows

	For the Year Ended
	December 31,
	2006	2005	2004
Cash flows from operating activities
Net (loss)	$(7,795,208)	$(5,963,796)	$(4,523,907)
Depreciation, depletion and amortization	2,811,185	946,585	383,987
Warrant accretion	1,295,726	943,800	-
Accretion of asset retirement obligation	71,779	51,041	-
Shares issued for interest	203,300	627,093	-
Stock subscriptions for services	75,000	-
Shares issued for asset acquisition	-	-	654,000
Stock, warrants and options issued for services	1,196,870	1,505,140	1,557,598
Beneficial conversion	-	-	1,013,000
Adjustments to reconcile net (loss) to cash
used in operating activities:
Accounts receivable	(10,917)	(300,832)	(312,982)
Prepaid and other assets	(38,085)	27,305	(11,526)
Accounts payable	(912,750)	912,786	194,081
Accrued liabilities	279,023	(114,463)	203,513
Accrued liabilities - related party	-	(270,000)	270,000
Net cash used in operating activities	(2,824,077)	(1,635,341)	(572,236)

Cash flows from investing activities
Purchase of fixed assets	(3,055,781)	(884,748)	(1,685,214)
Additions to oil and gas properties	(9,224,470)	(1,521,979)	(10,241,023)
Purchase of oil and gas leases	(256,172)	(140,114)	(367,506)
Additions to deposits	(1,933)	-	-
Release of restricted cash	-	852,346	(852,346)
Investments	-	-	184,222
Net cash used in investing activities	(12,538,356)	(1,694,495)	(12,961,867)

Cash flows from financing activities
Additions to loan fees	(563,634)	-	-
Amortized loan fees	-	(79,329)	(707,500)
Proceeds from loans payable	15,000,000	10,026,880	8,000,000
Payments on notes payable	(1,833,053)	(462,952)	(4,050)
Proceeds from sales of common stock	-	-	6,978,700
Proceeds from exercising of warrants	241,875	487,500	-
Net cash provided from financing activities	12,845,188	9,972,099	14,267,150

Net increase (decrease) in cash	(2,517,245)	6,642,263	733,047
Cash - beginning	8,435,203	1,792,885	1,059,838
Cash - ending	$5,917,958	$8,435,148	$1,792,885

Supplemental disclosures:
Interest paid	$2,505,161	$182,956	$26,685
Income taxes paid	-	-	-

Non-cash transactions
Stock issued for oil & gas properties	$676,497	$1,108,538	$859,950
Stock issued for debt conversions	1,116,830	1,946,347	-
Stock, warrants and options issued for services	1,196,870	4,718,997	2,621,134
Asset retirement obligation	86,400	51,041	-

See notes to consolidated financial statements.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Nature of Business

The Company was organized on March 3, 2000, under the laws of the State of Nevada, as Euro Technology Outfitters (Euro). On August 19, 2002 Euro acquired, in an asset purchase agreement, land leases and accumulated expenditures and assumed liabilities from Petrol Energy, Inc. On August 20, 2002, the Company amended its Articles of Incorporation to rename the Company, Petrol Oil and Gas, Inc. and increased the authorized capital stock to 100,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of Preferred Stock, $0.001 par value.

We are now engaged in the exploration, development, production and marketing of oil and natural gas. The Company’s primary objective is the development of Coalbed Methane (CBM) gas production projects. We have focused our efforts to eastern Kansas and western Missouri where leases were acquired that appeared geologically suitable for CBM exploration.

Principles of Consolidation

Our consolidated financial statements include the accounts of our wholly owned subsidiaries, Neodesha Pipeline, LLC and Coal Creek Pipeline, LLC after elimination of intercompany transactions.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. We regularly review collectability and establish or adjust an allowance for uncollectible accounts as necessary using the specific identification method. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There were no reserves for uncollectible amounts in the periods presented.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion 25. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the fair values beginning with the first interim period in fiscal year 2006. The pro forma disclosures previously permitted under SFAS No. 123 are no longer an alternative to financial statement recognition.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common stock, warrants and options issued for services by non-employees are accounted for based on the fair market value at the date the services are performed. If the services are to be performed over a period of time the value is amortized over the life of the period that services are performed.

We account for our stock option plan in accordance with the provisions of SFAS No. 123R, “Accounting for Stock Based Compensation”. The cost of options are included as an expense when the options are vested.

Income Taxes

We account for income taxes under SFAS 109, Accounting for Income Taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The provision for income taxes differ from the amounts currently payable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes.

Fair value of financial instruments

At December 31, 2006 and 2005, our financial instruments consist of accounts receivable and long-term debt. Interest rates currently available to us for long-term debt with similar terms and remaining maturities are used to estimate fair value of such financial instruments. Accordingly, since interest rates on substantially all of our debt are variable, market based rates, the carrying amounts are a reasonable estimate of fair value.

Earnings per common share

SFAS No. 128, Earnings Per Share. This standard requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted loss per share computation.

Potentially issuable shares of common stock pursuant to outstanding stock options and warrants are excluded from the diluted computation, as their effect would be anti-dilutive.

Cash and cash equivalents

We consider all highly liquid investment instruments purchased with remaining maturities of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows and other statements. We maintain cash on deposit in non-interest bearing accounts, which, at times, exceed federally insured limits. We have not experienced any losses on such accounts and believe we are not exposed to any significant credit risk on cash and equivalents.

 Revenue recognition

The Company follows the “sales” (takes or cash) method of accounting for oil and gas revenues. Under this method, we recognize revenues on production as it is taken and delivered to its purchasers. The volumes sold may be more or less than the volumes we are entitled to base our ownership interest in the property. These differences result in a condition known in the industry as a production imbalance. Our crude oil and natural gas imbalances are not significant.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt issue costs

Debt issuance costs incurred are capitalized and subsequently amortized over the term of the related debt on an interest method of accretion over the estimated life of the debt.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is on a straight-line method using the estimated lives of the assets (5-30 years). Expenditures for maintenance and repairs are charged to expense.

Oil and gas properties

We follow the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development are capitalized.

All capitalized costs included in the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. Abandonment’s of oil and gas properties are charged to the full cost pool and amortized.

Under the full cost method, the net book value of oil and gas properties are subject to a “ceiling”. The ceiling is the estimated after-tax future net revenue from proved oil and gas properties, discounted at 10% per annum plus the lower of cost or fair market value of unproved properties. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes that are fixed and determinable by existing contracts. The excess, if any, of the net book value above the ceiling is written off as an expense.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized as income.

Long-lived assets

Impairment of long-lived assets is recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying value. The carrying value of the assets is then reduced to their estimated fair value which is usually measured based on an estimate of future discounted cash flows. No adjustments were necessary during the periods presented.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Asset retirement obligations

We adopted the Statement of Financial Accounting Standards No. 143, “Asset Retirement Obligations” (“SFAS 143”) which requires us to recognize an estimated liability for the plugging and abandonment of our oil and gas wells and associated pipelines and equipment. The liability and the associated increase in the related long-lived asset are recorded in the period in which our asset retirement obligation (“ARO”) is incurred. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset.

The estimated liability is based on historical experience in plugging and abandoning wells, estimated remaining lives of those wells based on reserves estimates and federal and state regulatory requirements. The liability is discounted using an assumed credit-adjusted risk-free rate.

Revisions to the liability could occur due to changes in estimates of plugging and abandonment costs, changes in the risk-free rate or remaining lives of the wells, or if federal or state regulators enact new plugging and abandonment requirements. At the time of abandonment, we recognize a gain or loss on abandonment to the extent that actual costs do not equal the estimated costs. .

Concentration of credit risk

We substantially sell all oil and gas production to two customers. In 2006 and 2005 the two largest customers accounted for 75% and 12% and 81% and 18%, of sales, respectively. In 2004 one customer accounted for 83% of all sales.

Accounting for Derivative Instruments and Hedging Activities

We seek to reduce our exposure to unfavorable changes in natural gas prices by utilizing energy swap contracts (effectively fixed price contracts). We have adopted SFAS 133, as amended by SFAS 138, Accounting for Derivative Contracts and Hedging Activities. It requires that all derivative instruments be recognized as assets or liabilities in the statement of financial position, measured at fair value. Accounting for changes in the fair value of the derivative depends on the intended use of the derivative and the resulting designation. For derivatives that are designated as cash flow hedges changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings.

Although our fixed price contracts may not qualify for special hedge accounting treatment from time to time under specific guidelines of SFAS 133, we refer to these contracts as hedges inasmuch as this was the intent when such contracts were executed, the characterization is consistent with the actual economic performance of the contracts, and we expect the contracts to continue to mitigate our commodity price risk in the future. The accounting for the contracts is consistent with the requirements of SFAS 133.

We have established the fair value of all derivative instruments using estimates determined by using established index prices and bases adjustments. The values reported in the financial statements change as these estimates are revised to reflect actual results, changes in market conditions or other factors.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent issued accounting Standards

In September 2006, the Securities and Exchange Commission staff (“SEC”) issued SAB 108. SAB 108 was issued to provide consistency to how companies quantify financial statement misstatements. SAB 108 establishes an approach that requires companies to quantify misstatements in financial statements based on effects of the misstatement on both the consolidated balance sheet and statement of operations and the related financial statement disclosures. Additionally, companies must evaluate the cumulative effect of errors existing in prior years that previously had been considered immaterial. We adopted SAB 108 in connection with the preparation of our annual financial statements for the year ended December 31, 2006 and found no adjustments necessary.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, rather, its application will be made pursuant to other accounting pronouncements that require or permit fair value measurements. SFAS No.157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The provisions of SFAS No. 157 are to be applied prospectively upon adoption, except for limited specified exceptions. We are evaluating the requirements of SFAS No. 157 and do not expect the adoption to have a material impact on our Consolidated Balance Sheet or Statement of Operations.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No.48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 and will be adopted by us on January 1, 2007. We have not been able to complete our evaluation of the impact of adopting FIN 48 and as a result, are not able to estimate the effect the adoption will have on our financial position and results of operations, including our ability to comply with current debt covenants.

Reclassifications

Certain reclassifications have been made to prior periods to conform to current presentation.

2. Going concern

Our financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Our ability to continue as a going concern is dependent upon us

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

obtaining additional sources of capital or borrowings until the time when we are able to attain future profitable operations. The accompanying financial statements do not include any adjustments that might be necessary should the company be unable to continue as a going concern.

3. Stockholders’ Equity

Common stock

As of December 31, 2006 and 2005, there were 6,329 and 740,449 shares unissued, respectively. The shares that were not issued at December 31, 2005 were issued in 2006.

Stock Transactions

Fiscal 2004

We entered into a geologist/technical advisor consulting agreement with Mr. William Stoeckinger. The agreement was for a one-month term and Mr. Stoeckinger received 20,000 shares valued at $20,000. The fair market value of the stock was determined based on the price that we were selling shares to our investors. Professional and consulting expense was charged $20,000 in 2004.

On January 14, 2004, we entered into a twelve-month consulting agreement with Consulting Solutions whereby Consulting solutions would provide introduction to international strategic alliance partners for investment in drilling activities related to CBM production. At December 31, 2004, we issued 35,000 shares in the name of Fidelity Insurance Co. on behalf of Consulting Solutions for services provided per the consulting agreement. The value of the stock as determined by the market price of our stock on the day of the agreement was $73,500 and this was recorded as professional and consulting fee expense.

On January 15, 2004, we agreed to exchange 765,000 shares of our stock to Mr. John Haas, Mr. Mark Haas and Mr. W.B. Mitchell, principals of CBM Energy, Inc. for oil and gas mineral leases covering approximately 36,000 acres and title to approximately 10 existing wells. The value of the transaction is $765,000. $31,000 of value was assigned to property not subject to amortization based on the remaining lease cost of each leased acre. $80,000 of value was assigned to property subject to amortization based on the fair market value of the test wells on the leased property. The remaining $654,000 was expensed in January 2004.

On February 9, 2004, we agreed to issue 10,000 shares of common stock to Joseph Blankenship. The value of the stock of $10,000 was recorded as a professional and consulting fees expense. The shares were issued to Mr. Blankenship in 2005.

On May 3, 2004, we issued 100,000 shares of our common stock to CPA Directed Investments (CDI) pursuant to a secured promissory note agreement dated May 5, 2004. CDI will return 50,000 shares for cancellation at such time the loan and interest are paid in full. The remaining 50,000 shares will be retained by CDI as a loan fee. Due to the nature of this being a short-term loan the loan fee was expensed. The amount was determined based on the market value of our stock on the date of the agreement and totalled $132,500. The par value ($50) of the 50,000 shares held as collateral was recorded as unamortized cost of stock issued for services until such time as the shares are returned.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On June 17, 2004, we issued 120,000 shares of our common stock to XXR Consulting Inc. pursuant to a consulting agreement we executed on June 4, 2004. The value of the stock as determined by the market price of our stock on the day of the agreement was $276,000 and was recorded as professional and consulting fee expense.

On June 15, 2004, we agreed to a consulting agreement with ECON Investor Relations, Inc. The monthly fee is $10,000 of which $6,000 is payable in stock. The agreement is for one year with either party able to terminate the agreement based on 30 days written notice. Stock earned but not issued to the consultant at December 31, 2004 was recorded at par value.

On September 20, 2004, we entered into an agreement with Haas Oil Group whereby we agreed to issue 50,000 shares of common stock in exchange for 100% working interest in certain leases that Hass owned. The shares were valued at $1.90 per share, which was the trading price of our common stock on September 20, 2004 the date the agreement was signed. As of December 31, 2004 the shares were not issued.

On November 1, 2004 we recorded as additional compensation $152,000 that represented the market value (as determined based on the price our shares were trading on that day) of 100,000 shares of our common stock that was earned by Mr. Gary Bidwell. The shares were not issued as of December 31, 2004.

On December 2, 2004, we issued 90,000 shares of common stock to Hard Funding, Inc. pursuant to the twelve-month financial consulting agreement entered into on January 14, 2004. The value of the stock as determined by the market price of our stock on the day of the agreement was $189,000 and was recorded as professional and consulting fee expense.

On December 16, 2004, we issued 90,000 shares of common stock to CEOcast pursuant to the consulting agreement entered into on June 2004. The value of the stock as determined by the market price of our stock on the day of the agreement was $152,100 and was recorded as professional and consulting fee expense.

We sold 5,633,333 shares of our common stock in 2004. Each share was sold for $1.20 and it included a warrant to purchase an additional share of common stock for a price of $1.50 per share expiring on September 8, 2007. The proceeds raised totaled $6,760,000. The proceeds were offset by direct costs relating to commissions paid, totaling $479,800, legal fees of $131,500 and other costs of $7,500. We also issued 845,000 warrants as additional commission to Energy Capital Solutions (see options and warrants below). The value assigned to the warrants would normally be recorded as additional paid-in capital, however, since this was a cost of the offering there was no additional paid-in capital. The net amount received from the sale was $6,141,200.

A supplier has agreed to be paid in stock for 10% of any invoice. Stock earned but not issued to the supplier at December 31, 2004 was recorded at par value.

Fiscal 2005

On January 11, 2005, we awarded Mr. David Polay 50,000 shares and Mr. LoCascio 10,000 shares of our common stock for services. The value of the stock was determined based on the closing value of its stock on the date the stock was issued. We recorded $141,000 as professional fee expense.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 11, 2005, we issued 60,000 shares of its common stock in lieu of cash compensation to Russell A. Frierson for land and administrative support rendered to the Company. The value of the stock was determined based on the closing value of its stock on the date the stock was issued. We recorded $141,000 as professional fee expense.

We entered into consulting agreements with CEOcast, Inc., in 2005 wherein we agreed to issue 100,000 shares of our common stock to CEOcast. The value of the stock was determined based on the closing value of the stock on the date the stock was issued. We recorded $186,800 as professional fee expense

On August 8, 2005, we issued 22,785 shares of our common stock (valued at $54,000) to ECON Investor Relations, Inc. pursuant to its consulting agreement.

On August 25, 2005, we issued 10,000 shares of our common stock to Gary Bridwell as a bonus for his work as field engineering supervisor. The value of our common stock on the day of the bonus was used to record the wage expense of $15,200.

During fiscal 2005 Laurus Master Fund Ltd. Converted $1,370,294 of principal and $576,053 of accrued interest under the convertible term note. Pursuant to the conversion rate of $1.50 they were issued 1,297,565 shares of common stock.

In connection with our financing we agreed to issue 50,000 shares of our common stock to Draper & Associates. The value of our common stock on the day the services were agreed to was used to record a loan fee of $90,000. The shares were not issued as of December 31, 2005.

A supplier agreed to take our common stock in lieu of cash payments. The liability was $3,522. The shares were not issued as of December 31, 2005.

We purchased an operating asset in exchange for 10,000 shares of our common stock. The value of our common stock on the day of the purchase was used to record a value of $16,400.

We acquired working interests in producing wells for 546,342 shares of our common stock. The value of our stock on the day of the acquisition was used to value the purchase at $1,092,684. The shares were not issued as of December 31, 2005.

Fiscal 2006

During fiscal 2006, Laurus Master Fund Ltd. Converted $913,530 of principal and $203,300 of accrued interest under the convertible term note. Pursuant to the conversion rate of $1.50 they were issued 744,553 shares of common stock.

On February 16, 2006, we issued 40,334 shares of our common stock in exchange for working interest in producing wells valued at $60,500.

On March 31, 2006, we expensed $75,000 subscription receivable in exchange for services rendered in connection with investor relations services.

On May 9, 2006, we issued 368,861 shares of our common stock for the purchase of working interests in producing wells valued at $615,997.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2006, we issued 95,317 shares of our common stock for various services received. The Company recorded an expense in the amount of $118,000, the fair value of the underlying shares. The remaining value of the services at December 31, 2006 was $47,600 and this was recorded as prepaid share-based compensation and will be amortized over the term of the underlying agreement.

At December 31, 2006, we authorized the issuance of 6,329 shares of our common stock pursuant to our 2004 investor relations agreement. The agreement was cancelled as of October 31, 2006. The Company recorded an expense in the amount of $15,000, the fair value of services rendered. As of December 31, 2006, the shares were un-issued.

Options and warrants

All values of options and warrants were determined based on the Black-Scholes pricing model.

The weighted average of the assumptions used to value options and warrants in 2004 were: Interest rate-2.32%, Days to expiration-936, Stock price $1.41, Strike price-$1.39, Volatility-23%, Yield-0%.

The weighted average of the assumptions used to value options and warrants in 2005 were: Interest rate-5.62%, Days to expiration-1,797, Stock price $1.94, Strike price-$1.99, Volatility-49%, Yield-0%.

The weighted average of the assumptions used to value options and warrants in 2006 were: Interest rate-6.43%, Days to expiration-1,689, Stock price $1.70, Strike price-$1.74, Volatility-82%, Yield-0%.

The Board of Directors on December 16, 2002 adopted the 2002 stock option plan for 3,000,000 shares. On December 20, 2005 the Board approved the 2006 stock option plan for 3,000,000 shares. At December 31, 2005 the options issued to Mr. Branagan are part of the 2006 plan.

Options

Fiscal 2004

On February 9, 2004, we granted Joseph Blankenship an option to purchase 50,000 shares at $2.50 per share for the first 25,000 shares and $4.00 for the remaining 25,000 shares. The option was granted pursuant to the Research Agreement. The term of the option was for two years. The value of the options was $200 and was recorded as a professional and consulting fees expense.

On March 1, 2004, we issued 100,000 stock options with an exercise price of $1.25 per share and 200,000 stock options with an exercise price of $1.50 per share to Mr. William Burk. Mr. Burk has performed consulting services for the Company. The options expired in three years. The value of the options was $38,500 and this was recorded as a professional and consulting fees expense.

In 2004, 700,000 options were exercised at an average price of $0.50 per share.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal 2005

On March 16, 2005, we executed an agreement with CSC Group, wherein Steve Cochennet, (an Advisory Board Member) President of CSC Group, agreed to provide the Company with services to further the Company’s long-term strategy. The term of the agreement began on January 1, 2005. The Company agreed to pay Mr. Cochennet $5,000 per month plus grant 150,000 options to CSC Group at $2.04 per share for a period of five years. Mr. Cochennet will also receive 3% of any debt facility or mezzanine financing he puts in place prior to December 31, 2005. The value of the options was $138,795 and was recorded as professional fee expense.

On March 18, 2005, we executed an agreement with Robert Howell, (an Advisory Board Member) wherein Mr. Howell agreed to provide the Company with services on specified assignments as needed by the Company. The term of the agreement is for three months and began on February 1, 2005. We agreed to compensate Mr. Howell $10,000 for each month plus pay for all reasonable business and travel expenses, and grant Mr. Howell 125,000 options to purchase common stock at $2.33 per share. The options are fully vested and will have five years in which to exercise them. If Mr. Howell is involved in finding sources of debt for the Company, he will work with Mr. Cochennet and be paid an additional fee by Mr. Cochennet. The value of the warrants was $86,825 and was recorded as professional fee expense.

On May 9, 2005, we entered into an agreement with an employee to provide services to the Company. As part of the agreement the employee will receive 60,000 options vesting 20,000 per year at $2.33 per share expiring in five years. The value of the options was $40,200. The employee left the Company before any of the options were vested and the value was charged to wage expense.

On October 29, 2005, we entered into an employment agreement with Mr. Branagan, the CEO of the Company. We granted Mr. Branagan 500,000 options at an exercise price of $1.75 per share. The options have a 5-year term. The value of the options was $509,707 and was recorded as unamortized cost of stock issued for services. The cost will be amortized over the five-year contract period. We also extended Mr. Branagan’s previously issued options (250,000 options with the following strike prices-$0.50, $1.00, $1.50, $2.00, and $2.50 for a total of 1,250,000 options) for an additional five-year period. The additional value of extending these options was $1,397,230 and recorded as Unamortized cost of stock, warrants, and options issued for services that will be amortized over the five-year period of the contract. We amortized as wage expense $63,852 in 2005.

On December 20, 2005, we entered into an agreement with Steve Cochennet whereby we granted Mr. Cochennet 150,000 options at a strike price of $1.75 and 150,000 at strike price of $2.00 for a six-month term. We also extended Mr. Cochennet’s existing $1.50 and $2.50 warrants for an additional 4 years. The value of the options and warrants was $537,230 and was recorded as unamortized cost of stock, warrants and options issued for services and will be amortized over the six-month term of the agreement which begins in fiscal 2006.

Fiscal 2006

On January 1, 2006, we entered into a one year agreement with R. J. Falkner whereby we granted Mr. Falkner 110,000 options at a strike price of $1.76 exercisable for a period of thirty-six months. The value of the option was $104,004.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On June 30, 2006, we extended the term of options previously issued to a consultant and have recorded an expense in the amount of $30,910.

On September 15, 2006, we granted CSC Group 25,000 options at a strike price of $1.75 exercisable for a period of twenty-four months. The value of the option was $10,338 and was recorded as consulting expense.

Warrants

Fiscal 2004

On January 15, 2004, we entered into an agreement with Mr. John Haas, Mr. Mark Hass and Mr. W.B. Mitchell whereas we would be allowed six months access to approximately 10,000 acres of leased mineral rights for the purpose of exploring, and evaluating gas production. Mr. John Haas agreed to join the Board of Directors of the Company. Mr. Mark Hass agreed to be a project manager and consultant for the Company. Mr. W.B. Mitchell agreed to provide consulting support for lease/land acquisitions. Each of the three individuals received 600,000 stock warrants (1,800,000 total) to purchase shares at a price of $1.20 per share; 400,000 stock warrants (1,200,000 total) to purchase shares at a price of $1.50 per share; and 300,000 stock warrants (900,000 total) to purchase shares at a price of $2.00 per share. The warrants expire on July 15, 2006. The value of the warrants was $420,700 and was recorded in January 2004 as a professional and consulting fee expense.

On February 18, 2004, we granted to CSC Group, LLC a stock warrant giving CSC the right to purchase 200,000 shares of our common stock. The number of shares, exercise price and term of the warrants shall be: (i) 100,000 shares at $1.50 per share for a term of two years; and (ii) 100,000 shares at $2.50 per share for a term of two years. The value of the warrants was $7,400 and was recorded as a professional fees expense. The warrants were subsequently extended for an additional 4 years.

In connection with the sale of 5,633,333 shares of common stock in 2004 each share purchased included a warrant to purchase an additional share of common stock for a price of $1.50 per share expiring on September 8, 2007.

On October 7, 2004, we issued 845,000 warrants to Energy Capital Solutions in connection with stock sales. The warrants are for the purchase of common stock at a price of $1.35 per share and expire October 29, 2009. The value of the warrants was $447,850. The warrants were part of the cost of the offering and therefore no entry was made to additional paid-in capital.

On October 28, 2004, we issued 5,333,333 warrants to Laurus Master Fund, Ltd., in connection with the convertible note agreement entered into on the same day. Pursuant to the agreement, Laurus Master Fund was issued 3,520,000 warrants to purchase common stock for a price of $2.00 per share expiring on October 28, 2009 and an additional 1,813,333 warrants to purchase common stock at a price of $3.00 per share expiring on October 28, 2004. The value of the warrants was $2,072,534, which was offset against the long-term liability and will be accreted to interest expense over the life of the loan. We issued 100,000 warrants to Draper & Associates in connection with the financing arrangement. These warrants are for the purchase of common stock at a price of $2.00 per share and will expire on October 29, 2007. The value of the warrants was $38,860 and was recorded as capitalized loan costs and will be amortized over a three-year period.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2004, 650,000 warrants were exercised at an average price of $0.75.

Fiscal 2005

On January 28, 2005, in exchange for delaying its monthly principal payment until June 2005 on the note due to Laurus Master Fund, we issued Laurus 666,667 warrants at an exercise price of $2.50 and 333,333 warrants at an exercise price of $3.00. The value of the warrants was $549,000 and was recorded as professional fee expense.

On October 31, 2005, we granted Laurus Master Fund 1,000,000 warrants at a strike price of $2.00 per share for a five-year period in connection with the new note. The value of the warrants was $827,003. The value will be accreted to interest expense over the estimated term of the loan.

In 2005, 425,000 warrants were exercised at an average price of $1.32. Included in subscription receivable is $75,000 due on the exercise of warrants. There were 845,000 warrants exercised on a cashless basis for 250,073 shares. At December 31, 2005 125,000 shares were not issued for exercised warrants.

Fiscal 2006

On February 22, 2006, we issued 100,000 shares of our common stock for the exercise of warrants in exchange for cash totaling $150,000.

On April 1, 2006 we granted Laurus Master Fund 200,000 warrants at a strike price of $1.80 per share for a five-year period in connection with the new note. The value of the warrants was $265,015. The value will be accreted to interest expense over the estimated term of the loan.

On April 28, 2006, we issued 105,000 shares of our common stock for the exercise of warrants in exchange for cash totaling $91,875.

On May 31, 2006, we granted Laurus Master Fund 400,000 warrants at a strike price of $1.65 per share for a five-year period in connection with the new note. The value of the warrants was $396,763. The value will be accreted to interest expense over the estimated term of the loan.

A summary of stock options and warrants is as follows:

	Options	Weighted Average Price	Warrants	Weighted Average Price
Outstanding 1/1/04	2,050,000	$1.12	2,400,000	$ 0.75
Granted	350,000	1.68	16,011,666	1.68
Cancelled	--	--	--	--
Exercised	(700,000)	0.50	(650,000)	0.75
Outstanding12/31/04	1,700,000	$1.49	17,761,666	$1.49

Outstanding 1/1/05	1,700,000	$1.49	17,761,666	$1.49
Granted	1,135,000	1.92	2,000,000	2.33
Cancelled	(60,000)	2.23	--	--
Exercised	--	--	(1,270,000)	1.34
Outstanding12/31/05	2,775,000	$1.67	18,491,666	$1.83

Outstanding 1/1/06	2,775,000	$1.67	18,491,666	$1.83
Granted	135,000	1.76	600,000	1.70
Cancelled	(100,000)	0.75	(3,950,000)	1.47
Exercised	--	--	(205,000)	1.18
Outstanding12/31/06	2,810,000	$1.70	14,936,666	$1.93

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	Commitments

On April 2, 2004, we entered into a 39-month lease for office space in Las Vegas, Nevada. The monthly lease payment is $3,448.40. On April 13, 2006, we entered into an additional 24-month lease for office space located in Kansas. The monthly lease payment is $1,700. Total rent expense for 2006 and 2005 was approximately $56,780 and $57,000 respectively. Future minimum rent payments are 2007-$34,200 and 2008-$20,400.

5. Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2006	2005
Convertible note	$ 3,432,360	$ 6,172,942
Secured term note	25,000,000	10,000,000
Note payable to GMAC	16,930	16,791
Note payable to bank	20,739	26,879
Total	28,470,029	16,216,612
Less unamortized cost of warrants	(1,106,546)	(1,740,494)
	27,363,483	14,476,118
Less current portion	(14,193,588)	(2,101,111)
Long-term debt	$ 13,169,895	$ 12,375,007

Convertible note

On October 2004 we issued an $8,000,000 secured convertible term note (“Note”) to Laurus Master Fund, Ltd. (“Laurus”). The Note is convertible into shares of our common stock at an fixed conversion price of $1.50 per share. Pursuant to this agreement, we also issued to Laurus a warrant (“Warrant”) to purchase up to 5,333,333 shares of our common stock, of which 3,520,000 shares will have an exercise price of $2.00 and 1,813,333 shares will have an exercise price of $3.00.

There was a beneficial conversion feature to the convertible note. On the day the note was issued the difference between the conversion price of the note and the market value based on the current trading price of our common stock was $1,103,000. The beneficial conversion was recorded as interest expense for the year ended December 31, 2004.

The Laurus Note has a term of three years and accrues interest at the prime rate plus 3% per year. During 2006 interest ranged from 11.0% to 11.75%. At December 31, 2006 the rate was 11.5%. Interest ranged from 8.25% to 10.5 % for the year ended at December 31, 2005 with the rate being 10.5% at December 31, 2005 and 8% to 8.25% for the year ended December 31, 2004 and 8.25% at December 31, 2004. The Note is secured by substantially all our assets. .

Interest on the unrestricted principal amount is payable monthly, in arrears, on the first business day of each calendar month until the maturity date. Under the terms of the Note, the monthly interest payment and the monthly principal payment are payable either in cash at 102% of the respective monthly amortization amounts or, if certain criteria are met, in shares of our common stock. The minimum monthly principal repayment of $228,000 together with any accrued or unpaid interest, commenced on December 1, 2004, and will continue through the maturity date.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The principal criteria for the monthly payments to be made in shares of our common stock include:

▪	the effectiveness of a current registration statement covering the shares of our common stock into which the principal and interest under the Note are convertible;

▪	an average closing price of our common stock for the previous five trading days greater than or equal to 115% of the fixed conversion price; and

▪	the amount of such conversion not exceeding 25% of the aggregate dollar-trading volume of our common stock for the previous 22 trading days.

We may prepay the non-restricted and the restricted facility of the Note at a time by paying 130% of the amortizing principal amount then outstanding, together with accrued but unpaid interest thereon. Upon an event of default under the Note, Laurus may demand repayment of the outstanding principal balance at a rate of 130% of the Note plus any accrued interest.

On a month-by-month basis, if we register the shares of common stock issuable upon conversion of the Note and upon exercise of the Warrant on a registration statement declared effective by the Securities and Exchange Commission, and the market price of our common stock for five consecutive trading days exceeds the conversion price by at least 25%, then the interest rate on the Note for the succeeding calendar month shall be reduced by 1% for every 25% increase in the market price of our common stock above the conversion price of the Note, but in no event shall the interest rate be less than 7.5%.

Laurus also has the option to convert all or a portion of the Note into shares of our common stock at any time, subject to limitations described below, at a conversion price of $1.50 per share. Laurus is limited on its ability to convert the Note or exercise the warrants if the conversion or exercise would cause the shares then held by Laurus to exceed 4.99% of our outstanding shares of common stock unless there has been an event of default or Laurus provides us with 75 days prior notice.

Secured term notes

In October 2005, we borrowed $10,000,000 from Laurus on a secured term note. The interest on the note is prime plus 3.25%. Principal payments will begin in May, 2006 in an amount based on 80% of net revenues as defined in the note agreement that principally consists of net revenue on new producing wells. The loan will mature on October 31, 2008. Interest rates ranged from 11% to 11.75% during fiscal 2006. At December 31, the rate was 11.5%

On March 31, 2006, we borrowed $5,000,000 from Laurus under the credit facility provided in October 2005. Under the terms of the agreement the Company issued a Secured Term Note (the “Note”) in the aggregate principal amount of $5 million. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. Concurrently with the agreements listed above, the Company amended and restated its previous $10 million Secured Term Note dated October 31, 2005 with Laurus Funds. Interest rates ranged from 11% to 12% during fiscal 2006. At December 31, the rate was 12%

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On May 31, 2006, we borrowed $10,000,000 from Laurus under the credit facility provided in October 2005. Under the terms of the agreement the Company issued a Secured Term Note (the “Note”) in the aggregate principal amount of $5 million. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. Concurrently with the agreements listed above, the Company amended and restated its previous $10 million Secured Term Note dated October 31, 2005 with Laurus Funds. Interest rates ranged from 11% to 11.75% during fiscal 2006. At December 31, the rate was 11.5%

The master security agreement establishes substantially all of our assets as collateral for the convertible note as well as for this note.

We acquired a truck on September 10, 2003 and financed the purchase with a five-year loan from GMAC bearing an interest rate of 8.74%.

We financed a vehicle with Cornerstone bank in 2005 with a four-year loan at an interest rate of 7.00%.

The aggregate principal payments of long-term debt are approximately 2007-$14,193,588, 2008-$10,106,337, and 2009-$3,063,558.

Loan fees

During the years ended December 31, 2006, 2005 and 2004, we have incurred loan fees in connection with our financing activities as follows:

Financing Fees

Balance, December 31, 2003:	$-0-
2004 Laurus Note	804,000
Current amortization	(67,000)
Balance, December 31, 2004:	$737,000

Balance, January 1, 2005	$737,000
2005 Laurus Note	525,086
Current amortization	(445,757)
Balance, December 31, 2005	$816,329

Balance, January 1, 2006	$816,329
2006 Laurus Notes	563,634
Current amortization	(717,452)
Balance, December 31, 2006	$662,511

Additionally, we have granted warrants for the secured notes to purchase up to 1,600,000 of our common stock at exercises prices ranging from $1.65 to $2.00 per share.

In 2006, 2005 and 2004 we accreted $1,295,726, $989,789 and $170,054, respectively to interest expense based on the value of the warrants when they were issued using the interest method.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capitalized Interest

We capitalize interest cost incurred on funds used in the development of our oil and gas properties. Capitalized interest is recorded as part of our capitalized oil and gas properties and is depleted over the estimated useful life of the assets. Interest cost capitalized for the years ended December 31, 2006 and 2005 was $808,714 and $0, respectively.

6. Income Taxes

Deferred income taxes are determined based on the tax effect of items subject to differences in book and taxable income. We had no income tax provision for the years ended December 31, 2006, 2005 and 2004. There are approximately $22,500,000 of net operating loss carry-forwards, which expire in 2018-2021. The net deferred tax is as follows:

	December 31,
Non-current deferred tax asset (liabilities):	2006	2005	2004
Net operating loss carry-forward	$7,650,000	$3,940,000	$2,146,000
Oil & gas properties Valuation allowance	(5,226,000) (2,424,000)	(1,217,000) (2,723,000)	(839,000) (1,307,000)
Total deferred tax, net	$ --	$ --	$ --

Year ended

A reconciliation of the provision for income taxes to the statutory federal rate for continuing operations is as follows:

	Year ended December 31, 2006
	2006	2005	2004
Statutory tax rate	34.0%	34.0%	34.0%
Non-deductible expense	7.8	9.5	40.0
Oil & gas properties	(21.4)	(5.8)	(40.0)
Change in valuation allowance	(20.4)	(37.7)	(34.0)
Effective tax rate	0.0%	0.0%	0.0%

7. Related Party Transactions

During the year ended December 31, 2004, we paid the outstanding balance due to an officer in the amount of $47,500.

Total interest paid to CDI , a shareholder of the Company, for the year ended December 31, 2004 was $15,778.

Total fees paid to Mr. David Polay and his company for the year ended December 31, 2005 and 2004 were $117,450 and $13,342, respectively.

We acquired oil and gas leases and existing wells on properties from BTB Energy for $270,000. This was included as an accrued liability at December 31, 2004. We also paid $150,000 to two of our shareholders for an operating property.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On June 30, 2006, we expensed a subscription receivable in the amount of $75,000 for one of our shareholders in exchange for public relation services rendered.

During the year ended December 31, 2006, we expensed compensation totalling $753,009 for our President and CEO. Pursuant to his employment agreement, $235,625 was paid as base salary and an additional $36,000 was included as compensation for non-accountable reimbursed expenses. On June 20, 2006, the board of directors authorized the issuance of a $100,000 cash bonus for services performed in connection with the new credit facility with Laurus Master Fund. The remaining balance of $381,384 represents the current year amortization of the executive options previously granted and extended.

During the year ended December 31, 2006, we paid fees to Caldwell & Moll, L.C. totalling $71,403 for legal services provided to us and $24,792 in expenses. Loren Moll, our Chairman, is a partner with the firm. As of December 31, 2006, the balance owed to Caldwell & Moll was $20,384. Additionally, Director fees and expenses payable to Mr. Moll totalling $6,242 were incurred at December 31, 2006, $2,000 were unpaid.

During the year ended December 31, 2006, we paid fees to Accuity Financial Services, Inc. (formerly Opus Pointe) totalling $82,500 for accounting services provided to us. Ms. Herring is a Director of the Company and is also an officer of Accuity Financial Services, Inc. As of December 31, 2006, the balance owed to Accuity Financial Services, Inc. was $18,000. Additionally, Director fees and expenses payable to Ms. Herring totalling $60,000 were incurred as of December 31, 2006, $5,000 were unpaid.

8. Acquisitions

On January 15, 2004, we agreed to issue 765,000 shares of stock to Mr. John Haas, Mr. Mark Haas and Mr. W.B. Mitchell, principals of CBM Energy, Inc. in exchange for oil and gas mineral leases covering approximately 36,000 acres and title to approximately 10 existing wells. The value of the transaction is $765,000. $31,000 of value was assigned to properties not subject to amortization based on the unamortized lease cost of each leased acre. $80,000 of value was assigned to properties subject to amortization costs based on the fair market value of the test wells on the leased property. The remaining $654,000 was expensed.

Effective November 4, 2004, we completed the acquisition of certain assets owned by Savage Resources, LLC and Savage Pipeline, LLC for the purchase price of $10 million. The acquisition included leasehold rights to approximately 10,000 acres and 71 producing gas wells in Southeast Kansas.

In accordance with the terms of the purchase agreement, the purchase price was allocated as follows:

Proved producing properties	$ 8,410,000
Equipment and vehicles	90,000
Pipeline	1,500,000
Total	$ 10,000,000

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Derivatives

Description of contracts.

We utilize energy swaps to reduce exposure to un-favorable changes in natural gas prices through fixed-price contracts. These contracts allow us to predict with greater certainty the effective natural gas prices received for hedged production. These contracts also benefit operating cash flows and earnings when market prices are less than the fixed prices provided under the contracts. However, we will not benefit from market prices that are higher than fixed prices in contracts for hedged production. If we are unable to provide the quantity that we have contracted for we will have to go to the open market to purchase the required amounts that we have contracted to provide. For the year ended December 31, 2006 and 2005 fixed price contracts hedged approximately 84% and 80%, respectively, of our oil & gas production.

The following table summarizes our fixed price contracts as of December 31, 2006:

	Year Ending December 31,
	2007	2008
Gas
Contract volume	460,500	91,500
Weighted-average price	$7.95	$7.32

Oil Contract volume	--	--
Weighted-average price	--	--

Fair value liability	$ 974,752	($ 58,133)

Accounting.

All fixed price contracts have been executed in connection with our natural gas hedging program. The differential between the fixed price and the floating price for each contract settlement period multiplied by the associated contract volume is the contract profit or loss. All of our contracts are considered to be cash flow hedges and there were no realized gains or losses in the years ending December 31, 2006 and 2005. The change in the fair value is shown as an adjustment to other comprehensive income with a corresponding balance sheet asset or liability recorded.

Credit risk.

The counter parties to our fixed-price contracts are the customers buying our product. Should the counter party default on a contract there can be no assurance that we will be able to enter into a new contract with a third party on terms comparable to the original contract. We have not experienced non-performance. Cancellation or termination of a fixed-price contract would subject a greater portion of our gas and oil production to market prices, which in a low price environment, could have an adverse effect on our operating results.

Market risk.

Market risk has been significantly hedged through fixed-price contracts.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Asset Retirement Obligations

Our asset retirement obligations relate to the abandonment of oil and gas wells. The amounts recognized were based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following shows the changes in asset retirement obligations for the financial statements presented.

	Years Ended December 31,
	2006	2005	2004
Asset retirement obligation, beginning of year	$ 749,618	$ 445,617	$ 6,200
Liabilities incurred during the year	86,400	252,960	432,760
Liabilities settled during the year	--	--	--
Accretion of expense	71,779	51,041	6,657
Asset retirement obligations, end of year	$ 907,797	$ 749,618	$ 445,617

11.	Cost of Oil and Gas Properties

(a)	General.

The following information on our oil and gas development and producing activities is in accordance with SFAS No. 69, “Disclosures about Oil and Gas Producing Activities”.

(b)	Results of operations from oil and gas producing activities

The following table shows the results of operations from our oil and gas producing activities during the years presented in the financial statements. Results of operations from these activities have been determined using historical revenues, production costs, depreciation, depletion and amortization of the capitalized costs subject to amortization. General and administrative expenses and interest expense have been excluded from this determination.

	Years Ended December 31,
	2006	2005	2004
Production revenues	$6,532,798	$ 5,244,806	$ 866,924
Production and pipeline costs	(3,819,432)	(3,315,438)	(221,339)
Depreciation and depletion	(1,793,788)	(808,138)	(134,568)
Income tax (allocated on gross profits based on statutory rates)	(285,000)	(345,000)	(145,000)
Results of operations for producing activities	$ 634,578	$ 776,230	$ 366,017

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(c) Capitalized costs for oil and gas producing activities

Our aggregate capitalized costs related to natural gas and oil producing activities are as follows:

	Years ended December 31,
	2006	2005	2004
Proved	$24,573,664	$14,586,296	$10,921,805
Unproved	1,210,174	954,002	1,621,256
	25,783,838	15,540,298	12,543,061
Accumulated depreciation and depletion	(2,717,301)	(923,513)	(115,375)
Net capitalized costs	$23,066,537	$14,616,785	$12,427,686

Unproved properties not subject to amortization consisted mainly of leases, and wells that haven’t been completed. We will continue to evaluate our unproved properties; however, the timing of ultimate evaluation and disposition of the properties has not been determined.

(d) Costs incurred

Capitalized costs incurred in natural gas and oil property acquisition, exploration and development activities are summarized as follows:

	Year Ended December 31,
	2006	2005	2004
Acquisition of properties proved & unproved	$ 256,172	$ 140,114	$ 8,912,126
Development costs	9,987,368	1,521,979	1,911,023
Total	$10,243,540	$1,662,093	$10,823,149

12. Supplemental Oil and Gas Reserve Information (Unaudited)

(a) General

Our estimated net proved oil and gas reserves and the present value of estimated cash flows from those reserves are summarized below. The reserves were estimated by McCune Engineering, an independent petroleum engineer, using market prices at the end of each of the years presented in the financial statements. Those prices were held constant over the estimated life of the reserves. There are numerous uncertainties inherent in estimating quantities and values of proved oil and gas reserves and in projecting future rates of production and the timing of development expenditures, including factors involving reservoir engineering, pricing and both operating and regulatory constraints. All reserves estimates are to some degree speculative, and various classifications of reserves only constitute attempts to define the degree of speculation involved. Accordingly, oil and gas reserve information represents estimates only and should not be construed as being exact.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(b)	Estimated Oil and Gas Reserve Quantities

Our ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves, all of which are located in the United States, are summarized below.

	Gas –mcf	Oil –bbls
Proved reserves:
Balance December 31, 2003	---	---
Purchase of reserves-in-place	12,837,406	111,296
Production	(142,968)	(306)
Balance December 31, 2004	12,694,438	110,990

	Gas –mcf	Oil –bbls
Proved reserves:
Balance December 31, 2004	12,694,438	110,990
Revisions of previous estimates	(295,642)	33,121
Extensions and discoveries	3,546,303	---
Production	(812,366)	(21,056)
Balance December 31, 2005	15,132,733	123,055

	Gas – mcf	Oil –bbls
Proved reserves:
Balance December 31, 2005	15,132,733	123,055
Revisions of previous estimates	(1,913,483)	8,354
Extensions and discoveries	445,662	115,935
Production	(831,009)	(17,954)
Balance, December 31, 2006	12,833,903	229,390

There were no revisions of previous estimates of reserves.

	Gas-mcf	Oil-bbls
Proved developed reserves at the end of the year:

Balance, December 31, 2004	5,799,463	110,990

Balance, December 31, 2005	7,585,183	123,055

Balance, December 31, 2006	8,525,003	229,390

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(c) Standardized measure of discounted future cash flows

The standardized measure of discounted future net cash flows from our proved reserves for each of the years presented in the financial statements is summarized below. The standardized measure of future cash flows as of December 31, 2006, 2005 and 2004 is calculated using a price per Mcf of natural gas of $7.50, $8.64 and $6.20, respectively and a price per barrel of oil at $54.00, $54.15 and $49.55 respectively. The gas price was the Southern Star spot gas price (inside FERC index) at the end of the year. The oil price was what we were receiving at each year end. The resulting estimated future cash inflows are reduced by estimated future costs to develop and produce the estimated proved reserves. These costs are based on year-end cost levels. Future income taxes are based on year-end statutory rates.

The future net cash flows are reduced to present value by applying a 10% discount rate. The standardized measure of discounted future cash flows is not intended to represent the replacement cost or fair market value of the Company’s oil and gas properties.

Year ended December 31, 2004
Future production revenue	$ 84,195,000
Future production costs	(24,012,000)
Future development costs	(6,093,000)
Future cash flows before income taxes	54,090,000
Future income taxes	(17,613,000)
Future net cash flows	36,477,000
10% annual discount for estimating of future cash flows	(13,198,000)
Standardized measure of discounted net cash flows	$ 23,279,000

Year ended December 31, 2005
Future production revenue	137,410,000
Future production costs	(50,919,000)
Future development costs	(11,027,000)
Future cash flows before income taxes	75,464,000
Future income taxes	(25,996,000)
Future net cash flows	49,468,000
10% annual discount for estimating of future cash flows	(14,888,000)
Standardized measure of discounted net cash flows	$ 34,580,000

Year ended December 31, 2006
Future production revenue	$ 109,137,000
Future production costs	(50,029,000)
Future development costs	(4,586,000)
Future cash flows before income tax	54,522,000
Future income taxes	(7,930,000)
Future net cash flows	46,592,000
10% annual discount for estimating of future cash flows	(15,720,000))
Standardized measure of discounted net cash flows	$ 30,872,000

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(d)	Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table summarizes the changes in the standardized measure of discounted future net cash flows from estimated production of the Company’s proved oil and gas reserves after income taxes for each of the years presented in the financial statements. There are no revisions of quantity estimates. There were no extensions, discoveries and improved recoveries for the year ended December 31, 2004.

Balance January 1, 2004	$ ---
Sales, net of production costs	(645,585)
Acquisition of oil and gas in place	23,924,585
Balance December 31, 2004	$ 23,279,000

Balance January 1, 2005	$ 23,279,000
Sales, net of production costs	(919,000)
Net changes in pricing and production costs	1,267,000
Extensions and discoveries	19,016,000
Revisions	(652,000)
Development costs incurred that were previously estimated	3,225,000
Net change in estimated future development costs	(8,159,400)
Accretion of discount	44,000
Change in income taxes	(2,521,000)
Balance December 31, 2005	$ 34,580,000

Balance January 1,2006	$ 34,580,000
Sales, net of production costs	(8,237,000)
Net changes in pricing and production costs	(14,394,000)
Extensions and discoveries	4,601,000
Revisions	(10,344,000) )
Development costs incurred that were previously estimated	4,816,000
Net change in estimated future development costs	1,625,000
Accretion of discount	52,000
Change in income taxes	18,173,000
Balance December 31, 2006	$ 30,872,000

13. Quarterly Financial Data (unaudited)

Summarized unaudited quarterly financial data for 2006, 2005 and 2004 are as follows:

	Quarters Ended
	December 31,	September 30,	June 30,	March 31,
	2006	2006	2006	2006

Total revenues	$1,544,137	$1,947,729	$1,824,907	$1,216,025
Operating (loss)	(2,155,136))	(422,825))	(996,632)	(1,144,876)
Net (loss)	(2,368,989))	(1,495,603))	(2,095,420)	(1,835,196)
Net (loss) per common share:
Basic and fully diluted	$(0.08)	$(0.05)	$(0.07)	$(0.07)

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Quarters Ended
	December 31,	September 30,	June 30,	March 31,
	2005	2005	2005	2005

Total revenues	$754,934,	$1,493,770	$1,805,491	$1,190,611
Operating (loss)	(1,871,566))	(811,768))	(183,087)	(1,289,542)
Net (loss)	(2,444,050))	(1,217,594))	(630,448)	(1,671,704)
Net (loss) per common share:
Basic and fully diluted	$(.04))	$(0.05)	$(0.03)	$(.06))

	Quarters Ended
	December 31,	September 30,	June 30,	March 31,
	2004	2004	2004	2004

Total revenues(1)	$822,739	$44,185	$--	$--
Operating (loss)	(660,072)	(410,016)	(681,569)	(1,376,298)
Net (loss)(4)	(2,073,679)	(413,314)	(679,589)	(1,357,325)
Net (loss) per common share:
Basic and fully diluted	$(0.07)	$(0.02)	$(0.04)	$(0.09)

Petrol Oil and Gas, Inc. unaudited Financial Statements

Consolidated Balance Sheets, March 31, 2007 and December 31, 2006	G-1

Consolidated Statement of Operations for the Three Months Ended March 31, 2007 and 2006	G-2

Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2007 and 2006	G-3

Notes to Consolidated Financial Statements	G-4

Petrol Oil and Gas, Inc.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
Assets	(Unaudited)	Audited

Current assets:
Cash	$3,980,963	$5,917,958
Accounts receivable	723,394	624,731
Prepaid expenses	21,049	38,085
Total current assets	4,725,406	6,580,774

Fixed assets:
Pipeline	5,331,028	5,331,028
Equipment and vehicles	341,310	341,310
	5,672,338	5,672,338
Less accumulated depreciation	574,555	471,600
Fixed assets, net	5,097,783	5,200,738

Other assets:
Other assets	22,068	1,932
Oil and gas properties using full cost accounting:
Properties not subject to amortization	1,205,714	1,210,174
Properties subject to amortization	21,663,298	21,856,363
Capitalized loan costs, net	549,906	662,511
Derivative asset	-	974,752
Total other assets	23,440,986	24,705,732

	$33,264,175	$36,487,244

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$193,993	$462,188
Accrued liabilities	496,293	430,190
Short-term derivative liability	1,437	-
Current portion of long term debt	13,551,743	14,193,588
Total current liabilities	14,243,466	15,085,966

Long-term liabilities:
Asset retirement obligation	927,967	907,797
Long-term derivative liability	-	58,133
Long-term debt, less current portion	13,416,805	13,169,895
Total long-term liabilities	14,344,772	14,135,825

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $0.001 par value, 10,000,000
shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 29,090,926 and 29,084,597 issued and outstanding
at March 31, 2007 and December 31, 2006 respectively	29,091	29,084
Stock bought for services not issued, 0 and 6,329 at
March 31, 2007 and December 31, 2006	-	6
Unamortized cost of stock, warrants & options issued for services	(1,366,401)	(1,461,747)
Prepaid share-based compensation	(27,200)	(47,600)
Additional paid-in capital	28,555,484	28,555,484
Other comprehensive income (loss)	(1,437)	916,619
Accumulated (deficit)	(22,513,600)	(20,726,393)
	4,675,937	7,265,453

	$$33,264,175	$36,487,244

See notes to condensed consolidated financial statements.

Petrol Oil and Gas, Inc.

Condensed Consolidated Statement of Operations

(unaudited)

	March 31,
	2007	2006

Revenue	$1,611,408	$1,216,025

Expenses:
Direct costs	754,038	585,855
Pipeline costs	265,328	154,010
General and administrative	250,868	364,715
Professional and consulting fees	148,014	591,794
Salaries and wages	82,496	51,474
Salaries and wages - Officers	157,221	148,404
Depreciation, depletion and amortization	652,397	464,649
Total expenses	2,310,362	2,360,901

Net operating (loss)	(698,954)	(1,144,876)

Other income (expense):
Interest expense	(1,088,253)	(690,320)
Total other income (expense)	(1,088,253)	(690,320)

Net (loss)	$(1,787,207)	$(1,835,196)

Weighted average number of
common shares outstanding - basic and fully diluted	29,090,926	28,033,096

Net (loss) per share - basic and fully diluted	$(0.06)	$(0.07)

See notes to condensed consolidated financial statements.

Petrol Oil and Gas, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Cash flows from operating activities
Net (loss)	$(1,787,207)	$(1,835,196)
Depreciation, depletion and amortization	539,792	480,691
Warrant accretion	293,332	260,294
Shares issued for interest	-	153,527
Accretion of asset retirement obligation	20,170	-
Warrants, options and shares issued for services	115,746	472,918
Adjustments to reconcile net (loss) to cash
used in operating activities:
Accounts receivable	(98,663)	(151,747)
Prepaid and other assets	17,036	-
Accounts payable	(268,195)	(724,987)
Accrued liabilities	66,104	76,011
Net cash used in operating activities	(1,101,885)	(1,268,489)

Cash flows from investing activities
Additions to other assets	(20,136)	-
Purchase of other property and equipment	-	(37,089)
Additions to oil and gas properties not subject to amortization	-	(67,173)
Additions to oil and gas properties subject to amortization	(239,313)	(4,257,159)
Purchase of pipeline assets	-	(1,624,662)
Net cash used in investing activities	(259,449)	(5,986,083)

Cash flows from financing activities
Amortized loan fees	112,605	-
Payments on notes payable	(688,266)	(8,864)
Proceeds from the exercise of warrants	-	150,000
Net cash provided from (used in) financing activities	(575,661)	141,136

Net decrease in cash	(1,936,995)	(7,113,436)
Cash - beginning	5,917,958	8,435,203
Cash - ending	$3,980,963	$1,321,767

Supplemental disclosures:
Interest paid	$825,909	$415,777
Income taxes paid	-	-

Non-cash transactions
Shares issued for oil and gas properties	$-	$60,500
Shares issued for debt conversion	$-	$685,146

See notes to condensed consolidated financial statements.

Petrol Oil and Gas, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 - Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation. All such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year. Certain amounts in the prior year statements have been reclassified to conform to the current year presentations. These statements should be read in conjunction with the financial statements and footnotes thereto included in the Form 10-K for the year ended December 31, 2006.

Note 2 - Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that we will continue as a going concern. Our ability to continue as a going concern is dependent upon attaining profitable operations based on the development of products that can be sold. We intend to use borrowings and security sales to mitigate the affects of our cash position, however, no assurance can be given that debt or equity financing, if and when required, will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should we be unable to continue in existence.

Note 3 - Stock Transactions and Consulting Agreements

During the three months ended March 31, 2007, we issued 6,329 shares of our common stock as previously authorized for public relations services.

A summary of stock options and warrants is as follows:

	Options		Warrants
Outstanding 01/01/07	2,810,000	$1.70	14,936,666	$1.93
Granted	-	-	-	-
Cancelled	(300,000)	1.42	(1,495,000)	.87
Exercised	-	-	-	-
Outstanding 3/31/07	2,510,000	$1.74	13,441,666	$2.05

See note 6 for subsequent event regarding cancellation of options in May 2007.

Note 3 - Asset Retirement Obligation

Our asset retirement obligations relate to the abandonment of oil and gas wells. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following shows the changes in asset retirement obligations for the financial statements presented.

Petrol Oil and Gas, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2007
Asset retirement obligation, beginning of year	$ 907,797
Liabilities incurred during the year	--
Liabilities settled during the year	--
Accretion of expense	20,170
Asset retirement obligations, end of year	$ 927,967

Note 4 - Long-Term Debt

Long-term debt consists of the following:

March 31, 2007
Total notes payable	$ 27,781,762

Less unamortized cost of warrants	(813,214)

26,968,548

Less current portion	(13,551,743)
Total long-term debt	$ 13,416,805

During the quarter ended March 31, 2007, the accretion of the warrants that was included in interest expense totaled $293,332.

Note 5 - Fixed Price Sales Contracts

We have entered into various contracts with our customers to sell gas and oil at a fixed price. At March 31, 2007, we had contracts covering approximately 35,000 mmbtu per month for the period of April 2007 to March 2008 at an average price of $7.32 per mmbtu.

Note 6 - Subsequent Events

On May 4, 2007, our president and chief executive officer retired. Pursuant to his retirement agreement, 1,750,000 options to purchase common stock were cancelled and we recorded a liability of $135,000 in May to reflect severance payments owed.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

Dealer Prospectus

Delivery Obligation

Until _________, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

____________, 2007

PETROL OIL AND GAS, INC.
TABLE OF CONTENTS

Prospectus Summary...

Summary Financial Information...

Glossary...

Risk Factors...

About This Prospectus...

Available Information...

Special Note Regarding Forward-Looking Information...

Use of Proceeds...

Selling Security Holders...

Plan of Distribution...

Legal Proceedings...

Directors, Executive Officers, Promoters and Control Persons...

Security Ownership of Beneficial Owners and Management ...

Description of Securities...

Interest of Named Experts and Counsel...

Disclosure of Commission Position on Indemnification for Securities Act Liabilities...

Description of Business...

Management’s Discussion and Analysis of Financial Condition and Results of Operations...

Description of Property...

Certain Relationships and Related Transactions...

Market for Common Equity and Related Stockholder Matters...

Executive Compensation...

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...

Audited Financial Statements

Independent Auditor’s Report...

Consolidated Balance Sheets at December 31, 2006 & 2005...

Consolidated Statement of Operations for the Years Ended December 31, 2006, 2005 & 2004...

Consolidated Statement of Stockholders’ Equity for the Years Ended December 31, 2006, 2005 & 2004...

Consolidated Statement of Cash Flows the Years Ended December 31, 2006, 2005 and 2004...

Notes to Consolidated Financial Statements...

Unaudited Financial Statements

Condensed Consolidated Balance Sheets at March 31, 2007 and December 31, 2006...

Condensed Consolidated Statement of Operations for the Three Months Ended  March 31, 2007 and 2006...

Condensed Consolidated Statement of  Cash Flows the Three Months Ended March 31, 2007 and 2006...

Notes to Consolidated Financial Statements...

Page 1 3 4 7 20 20 21 21 21 24 25 25 32 34 44 44 45 54 70 73 74 76 80 F-1 F-2 F-3 F-4 F-6 F-7 G-1 G-2 G-3 G-4

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of Petrol Oil and Gas, Inc. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of Petrol Oil and Gas, Inc. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in Petrol Oil and Gas, Inc. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Company in connection with the sale and distribution of the shares registered hereby.

SEC Registration Fee	$5,268.96
Accounting Fees and Expenses	$7,500
Legal Fees and Expenses (1)	$147,500
Printing Expenses	$1,000
Miscellaneous Expenses	$4,000

Total	$165,268.96
(1)	Legal Fees: Additional Legal Fees of $7,500 have been paid to cover the cost of this Post-Effective Amendment.

RECENT SALES OF UNREGISTERED SECURITIES

Within the past three years we have issued and sold the following unregistered securities:

Issuances to Officers & Directors

On September 27, 2004, we arranged with Mr. Branagan to rescind the exercise of 250,000 of Mr. Branagan’s options, which he attempted to exercise on March 18, 2004, no shares were ever issued to Mr. Branagan. The options will remain available to Mr. Branagan on the same terms as originally granted in his employment agreement dated December 19, 2002.

Pursuant to Paul Branagan’s employment agreement executed on November 2, 2005, we granted Mr. Branagan an extension of previously granted stock options to purchase 1,250,000 shares of our common stock at prices ranging from $0.05 per share to $2.50 per share, exercisable at any time and expiring on September 30, 2010. We also granted Mr. Branagan additional options to purchase 500,000 shares of our common stock at $1.75 per share, exercisable at any time and expiring on September 30, 2010. We believe the grant of the options was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The options were issued directly by us and did not involve a public offering or general solicitation. The recipient of the options is the CEO/President of the Company, which affords him an opportunity for effective access to files and records of the Company that contain relevant information needed to make his investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to granting the options, had such knowledge and experience in our financial and business matters that he was capable of evaluating the merits and risks of his investment.

Issuances to Consultants & Employees

On April 13, 2004, Goran Blagojevic exercised 250,000 warrants at a price of $0.75 per share. The 250,000 shares were issue on July 14, 2004 without restriction as setforth in the S-8 registration statement filed with the SEC on April 1, 2004.

On June 17, 2004, we issued 120,000 shares of our common stock to XXR Consulting Inc. pursuant to a consulting agreement we executed on June 4, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 120,000 shares were registered in our registration statement declared effective on June 30, 2005.

On October 27, 2004, we issued 8,861 share of our common stock to ECON Investor Relations, Inc. pursuant to its consulting agreement dated June 15, 2004. We believe that the issuance of the shares and grant of the options were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).The 8,861 shares were registered in our registration statement declared effective by the SEC on June 30, 2005.

Pursuant to a one-year geologist/technical advisor consulting agreement we entered into with William Stoeckinger on December 19, 2002, we issued a total of 180,000 shares of common stock to him in March 6, 2004 for services; 160,000 were due, but not issued at December 31, 2003 and 20,000 were for January 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares occupied a privileged position with our company, due to its preexisting relationship with our president, that afforded them an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient’s had the opportunity to speak with our president and directors on several occasions prior to their investment decision.

On December 2, 2004, we issued 35,000 shares of our restricted common stock to Fidelity Insurance Company, Ltd. in accordance with Consulting Solutions’ request pursuant to its consulting agreement dated January 14, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On December 2, 2004, we issued 90,000 shares of our restricted common stock to Hard Funding Inc. pursuant to its consulting agreement dated January 14, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On December 16, 2004, we issued 40,000 shares of common stock to CEOcast, Inc., pursuant to its consulting agreement dated August 7, 2004. We believe that the issuance of the shares were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 40,000 shares were registered in our registration statement declared effected by the SEC on June 30, 2005.

On January 11, 2005, we issued 10,000 shares of our restricted common stock in lieu of cash compensation to Anthony LoCascio for land and other services rendered to the Company. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On January 11, 2005, we issued 60,000 shares of our restricted common stock in lieu of cash compensation to Russell A. Frierson for land and administrative support rendered to the Company. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On January 11, 2005, we issued 50,000 shares of our restricted common stock in lieu of a cash bonus to David Polay for past CFO services rendered to the Company. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On January 11, 2005, we issued 100,000 shares of our restricted common stock to Gary Bridwell for completing one year of employment with the Company pursuant to his employment agreement dated November 1, 2003. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On August 8, 2005, we issued 22,785 shares of our common stock to ECON Investor Relations, Inc. pursuant to its consulting agreement dated June 15, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 22,785 shares were issued in our registration statement declared effective on August 25, 2005.

On August 25, 2005, we issued 10,000 shares of our common stock to Gary Bridwell as a bonus for his work as field engineering supervisor. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On August 31, 2005, we issued 10,000 shares of our common stock to Joseph Blankenship pursuant to his research agreement dated February 9, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On December 30, 2005, we issued 60,000 shares of our restricted common stock to CEOcast, Inc., pursuant to its consulting agreement dated August 7, 2005. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 60,000 shares were registered in our registration statement declared effective on November 8, 2006.

On February 8, 2006, we issued 7,595 shares of our restricted common stock to ECON Investor Relations, Inc., pursuant to its consulting agreement dated June 15, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 7,595 shares were registered in our registration statement declared effective on November 8, 2006.

On June 27, 2006, we issued 15,190 shares of our restricted common stock to ECON Investor Relations, Inc., pursuant to its consulting agreement dated June 15, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 15,190 shares were registered in our registration statement declared effective on November 8, 2006.

On September 26, 2006, we issued 60,000 shares of common stock to CEOcast, Inc., pursuant to its consulting agreement dated August 7, 2006. We believe that the issuance of the shares were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 60,000 shares were registered in our registration statement declared effective on November 8, 2006.

On October 26, 2006, we issued 10,127 shares of our restricted common stock to ECON Investor Relations, Inc., pursuant to its consulting agreement dated June 15, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 10,127 shares were registered in our registration statement declared effective on November 8, 2006.

On December 19, 2006, we issued 50,000 shares of our restricted common stock to Lyons Capital, LLC, pursuant to its investor relations agreement dated August 14, 2006. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The recipient of the shares was afforded an opportunity for effective access to files and records of Petrol that contained the relevant information needed to make its investment decision, including Petrol’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that it was capable of evaluating the merits mad risks of its investment. The recipient had the opportunity to speak with our president and directors on several occasions prior to its investment decision.

On January 30, 2007, we issued 6,329 shares of our restricted common stock to ECON Investor Relations, Inc., as final payment for the services performed pursuant to its consulting agreement dated June 15, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The recipient of the shares was afforded an opportunity for effective access to files and records of Petrol that contained the relevant information needed to make its investment decision, including Petrol’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that it was capable of evaluating the merits mad risks of its investment. The recipient had the opportunity to speak with our president and directors on several occasions prior to its investment decision.

Other Issuances and Sales

On January 15, 2004, we issued 765,000 shares of stock to CBM Energy, Inc in exchange for oil and gas mineral leases covering approximately 36,000 gross acres (30,750 net acres) and title to approximately 10 existing wells. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares occupied a privileged position with our company, due to its preexisting relationship with our president, that afforded them an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient’s management had the opportunity to speak with our president and directors on several occasions prior to their investment decision.

On May 3, 2004, we issued 100,000 shares of our common stock to CPA Directed Investments pursuant to a Secured Promissory Note Agreement dated May 5, 2004. CPA was to return 50,000 shares for cancellation at such time as the loan and interest are paid in full. On October 8, 2004, we repaid the loan and the 50,000 shares were given to CPA for extending the payment period three months. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 50,000 shares were registered in our registration statement declared effective on June 30, 2005.

As of October 7, 2004, we sold and issued 5,633,333 units, each unit consisting of 1 share of common stock and 1 warrant, to 16 accredited investors for a total purchase price of $6,760,000, all of which was paid in cash. Each warrant entitles the investor the right to purchase 1 share of our common stock at $1.50 per share at any time through 5:00 P.M. on September 8, 2007. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and Exchange Act reports. We reasonably believe that the recipients, immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. Energy Capital Solutions (“ECS”), with support from Pritchard Capital Partners, LLC (“PCP”), acted as placement agents for the offering, ECS was paid a 7% commission on all funds raised, of which 4% was paid to PCP for investors identified solely by PCP. In addition, ECS received 845,000 warrants to purchase our common stock at $1.35 per share. The warrants expire in 5 years from the closing date of October 27, 2004. The 845,000 warrants were registered in our registration statement declared effective by the SEC on June 30, 2005.

On October 27, 2004, Goran Blagojevic exercised 400,000 warrants at a price of $0.75 per share. The 400,000 shares were issued on October 27, 2004 and were registered in our registration statement declared effective on June 30, 2005.

On October 28, 2004, we entered into an $8,000,000 credit facility with Laurus Master Fund, Ltd., whereby we executed an $8,000,000 convertible term note and issued Laurus a warrant to purchase 3,520,000 shares of our common stock at $2.00 per share and 1,813,333 shares of our common stock at $3.00 per share (on June 20, 2006, Laurus transferred the 5,333,333 warrants to Pallas Production Corp.). The convertible term note is convertible into shares of our common stock based on certain conditions. We believe that the sale of the convertible term note and issuance and sale of the warrants was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. We reasonably believe that the recipients, immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient had the opportunity to speak with our management on several occasions prior to its investment decision. We incurred costs amounting to $345,000, in cash, 50,000 shares of our common stock (issued to CEOcast, Inc. on 12/16/04) and warrants to purchase up to 100,000 shares of our common stock for a period of five years at $2.00 per share.

We believe the issuance of the 50,000 shares and the issuance of the warrant to purchase 100,000 shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipients, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our president and directors on several occasions prior to their investment decision. The 50,000 shares were registered in our registration statement declared effective on June 30, 2005, and the 100,000 warrants were registered in our registration statement declared effective on November 8, 2006.

Pursuant to the Amendment No. 1 to the Laurus Secured Convertible Term Note and the Registration Rights Agreement,,we issued an additional common stock purchase warrant to Laurus to purchase up to 1,000,000 shares of our common stock at $2.50 per share for the first 666,667 shares and $3.00 per share for the next 333,333 shares (on June 20, 2006, Laurus transferred the 1,000,000 warrants to Pallas Production Corp.). The Warrant is exercisable at any time or from time to time before 5:00 p.m., Eastern Standard time, through the close of business on January 28, 2010. We believe that the issuance and sale of the Warrant was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The warrant was issued directly by us and did not involve a public offering or general solicitation. Laurus is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Laurus was afforded an opportunity for effective access to our files and records that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. We reasonably believe that Laurus, immediately prior to issuing the warrant, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. Laurus had the opportunity to speak with our management on several occasions prior to its investment decision.

The following table shows the conversions of principal and accrued interest made in the third quarter and subsequent by Laurus Master Fund Ltd. pursuant to the Convertible Term Note dated October 24, 2004.

CONVERSION DATE	PRINCIPAL AMOUNT	INTEREST AMOUNT	# OF SHARES FOR PRINCIPAL	# OF SHARES FOR INTEREST	DATE ISSUED
3/23/2005	$0.00	$190,677.37	0	127,118	4/7/2005
4/13/2005	$0.00	$52,819.75	0	35,213	4/19/2005
4/29/2005	$112,500.00	$0.00	75,000	0	5/5/2005
5/12/2005	$115,882.28	$54,346.47	77,255	36,231	5/17/2005
7/6/2005	$228,382.28	$56,916.84	152,255	37,945	7/8/2005
9/7/2005	$228,382.28	$58,047.00	152,255	38,698	9/8/2005
9/16/2005	$240,000.00	$0.00	160,000	0	9/19/2005

10/4/2005	$0.00	$54,210.33	0	36,140	10/5/2005
10/13/2005	$37,500.00	$0.00	25,000	0	10/13/2005
11/1/2005	$15,000.00	$0.00	10,000	0	11/9/2005
11/8/2005	$164,264.56	$55,371.36	109,510	36,914	11/9/2005
12/6/2005	$228,382.28	$53,663.84	152,255	35,776	12/7/2005
1/9/2006	$228,382.28	$54,287.55	152,255	36,192	1/9/2006
2/7/2006	$150,000.00	$0.00	100,000	0	2/8/2006
2/8/2006	$37,500.00	$0.00	25,000	0	2/9/2006
2/8/2006	$40,882.28	$52,989.21	27,255	35,326	2/14/2006
2/16/2006	$228,382.28	$0.00	152,255	0	2/17/2006
3/9/2006	$0.00	$46,250	0	30,834	3/09/2006
4/4/2006	$228,382.28	$49,771.35	152,255	33,181	4/04/2006
TOTAL	$2,283,822.52	$779,351.74	1,522,550	519,568

The shares issued for the conversion of principal were previously registered under our SB-2 declared effective on June 30, 2005. Of the 519,568 shares issued for the conversion of interest, 236,507 shares were registered in our registration statement declared effective on August 25, 2006 and the remaining 283,061 shares were registered in our registration statement declared effective on November 8, 2006.

The shares issued for the conversion of accrued interest were shares of our restricted common stock. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares were issued directly by us and did not involve a public offering or general solicitation. Laurus Funds is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Laurus was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. We reasonably believe that Laurus immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. Laurus had the opportunity to speak with our management on several occasions prior to its investment decision.

On July 20, 2005, Goran Blagojevic exercised 100,000 warrants at a price of $0.75 per share. The 100,000 shares were issued on July 29, 2005 and were previously registered in our registration statement declared effective on June 30, 2005.

On September 22, 2005, GSSF Master Fund, LP exercised 100,000 warrants at a price of $1.50 per share. The 100,000 shares were issued on September 27, 2005 and were previously registered in our registration statement declared effective on June 30, 2005.

On September 22, 2005, Gryphon Master Fund, L.P. exercised 100,000 warrants at a price of $1.50 per share. The 100,000 shares were issued on September 27, 2005 and were previously registered in our registration statement declared effective on June 30, 2005.

On October 11, 2005, we issued 10,000 shares of our restricted common stock to Edward Birk as payment for a water disposal well. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On October 11, 2005, we issued 50,000 shares of our restricted common stock to Haas Oil Group, pursuant to a Purchase and Sales Agreement dated September 20, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

Pursuant to the Laurus Funds transaction entered into on October 31, 2005, we executed a $10 million secured term note and granted Laurus Funds a warrant to purchase 1,000,000 shares of our common stock at $2.00 per share. The Warrant is exercisable at any time or from time to time before 5:00 p.m., New York time, through the close of business on October 31, 2010. We believe that the issuance and sale of the Warrant was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The warrant was issued directly by us and did not involve a public offering or general solicitation. Laurus Funds is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Laurus was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. We reasonably believe that Laurus immediately prior to issuing the warrant, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. Laurus had the opportunity to speak with our management on several occasions prior to its investment decision. The 1,000,000 warrants are being registered in this registration statement.

In connection with the Laurus Funds financing, we will pay Laurus Funds a management fee of $350,000, plus $32,586.36 for due diligence and legal fees, and $2,500 in escrow fees. Further, we paid a cash finders’ fee of $50,000 and issued 50,000 shares of our common stock.

We believe the issuance of the 50,000 shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including our financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with the Company’s president and directors on several occasions prior to its investment decision.

On December 20, 2005, ECS Capital Management, LP exercised 250,073 warrants through a cashless exercise by tendering to us its warrant to purchase 845,000 shares, thereby using the 594,927 remaining warrant shares to satisfy the exercise price. The 250,073 shares were issued on December 21, 2005 and were previously registered in our registration statement declared effective on June 30, 2005.

On December 21, 2005, Cordillera Fund LP exercised 125,000 warrants at a price of $1.50 per share. The 125,000 shares were issued on January 4, 2006 and were previously registered in our registration statement declared effective June 30, 2005.

During February 2006, we issued a total of 586,676 shares of our restricted common stock to the members of Petrol Oil, II LLC and Petrol Paola LLC in exchange for their respective membership interests pursuant to agreements entered into in December 2005. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 586,676 shares were registered in our registration statement declared effective on November 8, 2006.

On February 13, 2006, GSSF Master Fund, LP exercised 50,000 warrants at a price of $1.50 per share. The 50,000 shares were issued on February 22, 2006 and were previously registered in our registration statement declared effective on June 30, 2005.

On February 13, 2006, Gryphon Master Fund, L.P. exercised 50,000 warrants at a price of $1.50 per share. The 50,000 shares were issued on February 22, 2006 and were previously registered in our registration statement declared effective on June 30, 2005.

On February 17, 2006, we issued 50,000 shares of our restricted common stock to Mike Draper as a finders fee for the Laurus Financing in October of 2005. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On April 13, 2006, we issued 11,512 shares of our restricted common stock to Edward Birk in exchange for 10% discount on the cost of certain invoices. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On April 27, 2006, Paolo Simoni exercised 105,000 warrants at a price of $0.875 per share. The 105,000 shares were issued on April 28, 2006 and were previously registered in our registration statement declared effective on August 25, 2005.

On May 9, 2006, we issued a total of 368,861 shares of our restricted common stock to the members of Petrol-Bluemound LLC in exchange for their respective membership interests pursuant to agreements entered into in February and March of 2006. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 368,861 shares were registered in our registration statement declared effective on November 8, 2006.

Issuances of Stock Options and Warrants

On January 15, 2004, we entered into an agreement with Mr. John Haas, Mr. Mark Hass and Mr. W.B. Mitchell wherein they agreed to grant us access to approximately 10,000 gross acres of leased mineral rights for the purpose of exploring, and evaluating gas production for 6 months (the agreement was amended in May 18, 2004 to extend the term of the agreement to August 1, 2005). Each of the three individuals received 600,000 stock warrants (1,800,000 total) to purchase shares at a price of $1.20 per share; 400,000 stock warrants (1,200,000 total) to purchase shares at a price of $1.50 per share; and 300,000 stock warrants (900,000 total) to purchase shares at a price of $2.00 per share. The warrants expire on July 15, 2006. We believe that the issuances of the warrants were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On February 9, 2004, we agreed to issue 10,000 shares of common stock to and granted Joseph Blankenship an option to purchase 50,000 shares at $2.50 per share for the first 25,000 shares and $4.00 for the remaining 25,000 shares. The option was granted pursuant to the Research Agreement we entered into on February 9, 2004. On February 2, 2006, we extended the expiration date of his options from February 9, 2006 to February 9, 2008.

On February 18, 2004, we granted to CSC Group LLC a stock warrant giving CSC the right to purchase 200,000 shares of our common stock. The term and exercise price of the warrant shares is: (i) 100,000 shares at $1.50 per share for a period of two years; and (ii) 100,000 shares at $2.50 per share for a period of two years. On December 20, 2005, the expiration date of the 200,000 warrants were extended to February 17, 2010. The warrant was registered in our registration statement declared effective on June 30, 2005.

On March 1, 2004, we issued 100,000 stock options with an exercise price of $1.25 per share and 200,000 stock options with an exercise price of $1.50 per share to Mr. William Burk. Mr. Burk has performed consulting services for the Company. The options expire in three years.

On February 1, 2005, we entered into an agreement with Robert Howell wherein we agreed to grant him 125,000 options to purchase our common stock at $2.33 per share. The options expire in 5 years. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On March 16, 2005, we entered into a consulting agreement with CSC Group, wherein we granted 150,000 options to CSC exercisable at $2.04 per share of our common stock through June 30, 2010. The 150,000 options were registered in our registration statement declared effective on November 8, 2006.

On December 20, 2005, we entered into a settlement and consulting agreement with CSC Group LLC, wherein we granted 300,000 options to CSC exercisable at $1.75 per share of our common stock through December 31, 2010. The 300,000 options are being registered in this registration statement.

On February 3, 2006, we granted an option to purchase 110,000 shares of our common stock at $1.76 per share for three years to RJ Falkner pursuant to his consulting agreement dated January 1, 2006. The 110,000 options were registered in the registration statement declared effective on November 8, 2006.

All of the above-described issuances were exempt from registration (i) pursuant to Section 4(2) of the Securities Act as transactions not involving a public offering, (ii) Regulation S or (iii) Regulation D promulgated under the Securities Act. With respect to each transaction listed above, no general solicitation was made by either the Registrant or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Pursuant to the Laurus Funds transaction entered into on March 31, 2006, we executed a $5 million secured term note and granted Laurus Funds a warrant to purchase 200,000 shares of its common stock at $1.80 per share (on June 20, 2006, Laurus transferred the 200,000 warrants to Pallas Production Corp.). The Warrant is exercisable at any time or from time to time before 5:00 p.m., New York time, through the close of business March 30, 2011. The Company believes that the issuance and sale of the Warrant was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The warrant was issued directly by the Company and did not involve a public offering or general solicitation. Laurus Funds is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Laurus Funds was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. The Company reasonably believes that Laurus Funds, immediately prior to issuing the warrants, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. Laurus Funds had the opportunity to speak with the Company’s management on several occasions prior to its investment decision. The 200,000 warrants are being registered in this registration statement.

Pursuant to the Laurus Funds transaction entered into on May 31, 2006, we executed a $10 million secured term note and granted Laurus Funds a warrant to purchase 400,000 shares of its common stock at $1.65 per share. The Warrant is exercisable at any time or from time to time before 5:00 p.m., New York time, through the close of business May 31, 2011. The Company believes that the issuance and sale of the Warrant was exempt from the registration and prospectus delivery requirements of the

Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The warrant was issued directly by the Company and did not involve a public offering or general solicitation. Laurus Funds is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Laurus Funds was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. The Company reasonably believes that Laurus Funds, immediately prior to issuing the warrants, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. Laurus Funds had the opportunity to speak with the Company’s management on several occasions prior to its investment decision. The 400,000 warrants are being registered in this registration statement.

On September 15, 2006, we granted 25,000 options to Steve Cochennet, President of CSC Group, as partial payment for his consulting services during the months of July and August. The 25,000 options are exercisable for five years at a price of $1.75 per share. The issuance of the 25,000 options was exempt from registration (i) pursuant to Section 4(2) of the Securities Act as transactions not involving a public offering, (ii) Regulation S or (iii) Regulation D promulgated under the Securities Act. With respect to each transaction listed above, no general solicitation was made by either the Registrant or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

UNDERTAKINGS

A.	The undersigned registrant hereby undertakes to:

(1)       File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)       Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)      Include any additional or changed material information on the plan of distribution.

(2)       For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)       File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.

(1)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(2)      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Las Vegas, State of Nevada on July 5, 2007.

PETROL OIL AND GAS, INC.

By: /s/ Loren Moll
Loren Moll, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Loren Moll	President, CEO and Chairman of the Board	July 5, 2007
Loren W. Moll

/s/ Robert Kite	Director	July 5, 2007
Robert H. Kite

EXHIBIT INDEX

			Incorporated by reference
Exhibit number	Exhibit description	Filed herewith	Form	Period ending	Exhibit No.	Filing date

2	Asset Purchase Agreement between Petrol Energy, Inc. and Euro Technology Outfitters, August 19, 2002		SB-2		2	1/22/03

3i(a)	Certificate of Amendment of Articles of Incorporation of Euro Technology Outfitters, filed on August 20, 2002		SB-2		3(i)(a)	1/22/03

3i(b)	Articles of Incorporation for Euro Technology Outfitters, filed on March 3, 2000		SB-2		3(i)(b)	1/22/03

3ii	Bylaws for Euro Technology Outfitters		SB-2		3(ii)	1/22/03

5	Opinion of Legal Counsel (Stoecklein Law Group) – Dated July 19, 2007	X

10.1	Amendment to Translation and Business Consulting agreement with Goran Blagojevic dated December 20, 2002		SB-2		10.1	1/22/03

10.2	Service and Water Disposal Agreement dated November 15, 2002		SB-2		10.2	1/22/03

10.3	Employment agreement with Paul Branagan dated December 19, 2002		SB-2		10.3	1/22/03

10.4	Geologist/Technical Advisor Consulting Agreement with William Stoeckinger dated December 19, 2002		SB-2		10.4	1/22/03

10.5	Land Services Consulting Agreement with Russell Frierson dated December 27, 2002		SB-2		10.5	1/22/03

10.6	Land Services Consulting Agreement with Lawrence Kehoe dated December 27, 2002		SB-2		10.6	1/22/03

10.7	Land Services Consulting Agreement with Cody Felton dated December 27, 2002		SB-2		10.7	1/22/03

10.8	Waverly Kansas Office Lease dated January 21, 2003		SB-2		10.8	1/22/03

10.9	2002 Master Stock Option Plan		SB-2		10.9	1/22/03

10.10	Term Sheet of Compensation for Enutroff, dated 7/01/03		10-QSB	9/30/03	10.1	11/14/03

10.11	Consultant Agreement of CSC Group LLC		10-KSB	12/31/03	10.10	4/15/04

10.12	Employment Agreement of David Polay		10-KSB	12/31/03	10.11	4/15/04

10.13	Addendum to Employment Agreement of Paul Branagan		10-KSB	12/31/03	10.12	4/15/04

10.14	Employment Agreement of Gary Bridwell		10-KSB	12/31/03	10.13	4/15/04

10.15	Letter Agreement with William D. Burke	10-KSB	12/31/03	10.14	4/15/04

10.16	Purchase and Sale Agreement with CBM Energy Inc.	10-KSB	12/31/03	10.15	4/15/04

10.17	Research Agreement with Joseph E. Blankenship	10-KSB	12/31/03	10.16	4/15/04

10.18	Research Agreement Scope of Work and Compensation	10-KSB	12/31/03	10.17	4/15/04

10.19	Business Partnership Term Sheet with John Haas, Mark Haas, and W.B. Mitchell	10-KSB	12/31/03	10.18	4/15/04

10.20	Addendum #2 Employment Agreement of Paul Branagan	10-QSB	3/31/04	10.6	5/17/04

10.21	Securities Purchase Agreement for Laurus	SB-2		10.21	2/7/05

10.22	Registration Rights Agreement for Laurus	SB-2		10.22	2/7/05

10.23	Subscription and Registration Rights Agreement for Unit Offering	SB-2		10.23	2/7/05

10.24	Warrant Agreement for Unit Offering	SB-2		10.24	2/7/05

10.25	Amendment No. 1 to the Secured Convertible Term Note & Registration Rights Agreement with Laurus, dtd 1/28/05	SB-2		10.25	2/7/05

10.26	Common Stock Purchase Warrant of Laurus, dated 01/28/05	SB-2		10.26	2/7/05

10.27	Letter Amendment Agreement with Laurus, dated 04/28/05	SB-2		10.27	5/12/05

10.28	Consulting Agreement with CEOcast, dated 08/7/04	SB-2		10.28	5/12/05

10.29	Amendment No. 1 to October 2004 Securities Purchase Agreement	SB-2		10.29	12/1/05

10.30	Securities Purchase Agreement dated October 31, 2005	SB-2		10.30	12/1/05

10.31	Secured Term Note dated October 31, 2005	SB-2		10.31	12/1/05

10.32	Common Stock Purchase Warrant dated October 31, 2005	SB-2		10.32	12/1/05

10.33	Registration Rights Agreement dated October 31, 2005	SB-2		10.33	12/1/05

10.34	Amended and Restated Mortgage	SB-2		10.34	12/1/05

10.35	Retirement Agreement of Paul Branagan	8-K		10.1	5/8/07

21.1	List of Subsidiaries of Petrol Oil and Gas, Inc.		10-KSB	12/31/05	21	3/31/06

21.2	List of Subsidiaries of Petrol Oil and Gas, Inc. – December 31, 2006		10-K	12/31/06	21.2	4/17/07

23.1	Consent of Weaver and Martin, LLC – Dated July 6, 2007	X

23.2	Consent of Legal Counsel (Stoecklein Law Group) – Dated July 19, 2007	X

99.1	Audit Committee Charter		10-KSB	12/31/05	99	3/31/06

99.2	Governance and Nominating Committee Charter		10-K	12/31/06	99.2	4/17/07

99.3	Amended and Restated Charter of Audit Committee		8-K		99.1	5/8/07

99.4	Charter of the Compensation Committee		8-K		99.2	5/8/07

99.5	Amended and Restated Charter of the Nominating and Corporate Governance Committee		8-K		99.3	5/8/07

99.6	Corporate Governance Guidelines		8-K		99.4	5/8/07

99.7	Complaint Policy and Procedures		8-K		99.5	5/8/07